As filed with the Securities and Exchange Commission on April 29, 2022.

Registration No. 333-262330

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

YOSHIHARU GLOBAL CO.

(Exact name of registrant as specified in its charter)

Delaware	5812	87-3941448
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

6940 Beach Blvd., Suite D-705

Buena Park, CA 90621

(714) 694-2403

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

James Chae

Chief Executive Officer

6940 Beach Blvd. Suite D-705,

Buena Park, CA 90621

(714) 694-2403

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Matthew Ogurick Darina Koleva K&L Gates LLP 599 Lexington Avenue New York, New York 10022 (212) 536-3901	Nimish Patel Blake Baron Mitchell Silberberg & Knupp LLP 2049 Century Park East, 18th Floor Los Angeles, California 90067 (310) 312-3102

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this Registration Statement

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”) check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Preliminary Prospectus	Subject to Completion, dated April 29, 2022

4,000,000 UNITS

Each Unit Consisting of One Share of Class A Common Stock and One Warrant to Purchase One Share of Class A Common Stock

This is our initial public offering. We are offering 4,000,000 units, each unit consisting of one share of Class A common stock, par value $0.0001 per share, and one warrant to purchase one share of Class A common stock, assuming an initial public offering price of $4.50 per unit (which is the midpoint of the estimated range of the initial public offering price shown on the cover page of this prospectus). We currently estimate that the initial public offering price will be between $4.00 and $5.00 per unit. Each whole share exercisable pursuant to the warrants will have an exercise price per share of $5.625, equal to 125% of the initial public offering price, assuming an initial public offering price of $4.50 per unit. The warrants will be immediately exercisable and will expire on the fifth anniversary of the original issuance date. The units will not be certificated. The shares of Class A common stock and related warrants are immediately separable and will be issued separately, but must be purchased together as a unit in this offering.

Currently, there is no public market for our common stock or warrants. We have applied to list our Class A common stock under the symbol “YOSH” and our warrants under the symbol “YOSHW,” both on the Nasdaq Capital Market. The closing of this offering is contingent upon the successful listing of our Class A common stock and warrants on the Nasdaq Capital Market.

Following this offering, we will have two classes of outstanding common stock, Class A common stock and Class B common stock. Holders of our Class A common stock are entitled to one vote per share while holders of our Class B common stock are entitled to 10 votes per share, and all such holders will vote together as a single class except as otherwise required by applicable law. Each share of Class B common stock is convertible into one share of Class A common stock at the option of the holder, upon transfer or in certain specified circumstances. The beneficial owner of 100% of our Class B common stock is James Chae, our Chief Executive Officer, Chairman of the Board and founder. Upon completion of this offering, we will be controlled by Mr. Chae, who will hold approximately 74.4% of the combined voting power of our outstanding Class A common stock and Class B common stock, and will have the ability to determine all matters requiring approval by stockholders.

We are an emerging growth company as that term is used in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and as such, we have elected to take advantage of certain reduced public company reporting requirements for this prospectus and future filings. In addition, following this offering, we will be a “controlled company” within the meaning of the corporate governance rules of the Nasdaq Stock Market. Under these rules, a listed company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including the requirement that (i) a majority of our board of directors consist of independent directors, (ii) director nominees be selected or recommended to the board by independent directors or an independent nominating committee, and (iii) we have a compensation committee that is composed entirely of independent directors. We have nevertheless elected to comply with the requirement that a majority of our board consists of independent directors and that our compensation committee be composed entirely of independent directors.

Investing in our Class A common stock and warrants involves a high degree of risk. See Risk Factors beginning on page 12 of this prospectus.

	Per Unit	Total

Initial public offering price	$	$

Underwriting discounts and commissions(1)	$	$

Proceeds, before expenses, to Yoshiharu Global Co.	$	$

(1)	Does not include the following additional compensation payable to the underwriters: We have agreed to pay the representative of the underwriters, EF Hutton, division of Benchmark Investments, LLC, which we refer to as EF Hutton or the representative, a non-accountable expense allowance equal to one percent (1.0%) of the total proceeds raised and to reimburse the underwriters for certain expenses incurred relating to this offering. In addition, we have agreed to issue to the representative warrants to purchase the number of shares of Class A common stock in the aggregate equal to five percent (5%) of the shares of Class A common stock to be issued and sold in this offering (including any shares of Class A common stock sold upon exercise of the over-allotment option). The warrants are exercisable for a price per share equal to 125% of the public offering price. The warrants are exercisable at any time and from time to time, in whole or in part, during the four-and-a-half-year period commencing six (6) months from the date of commencement of sales of the offering. The registration statement of which this prospectus forms a part also registers the shares of Class A common stock issuable upon the exercise of the representative’s warrants. “Underwriting” contains additional information regarding underwriter compensation.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

We have granted the underwriters the option for a period of 45 days to purchase up to 600,000 additional shares of Class A common stock and/or up to 600,000 additional warrants (equal to 15% of the shares of Class A common stock and warrants underlying the units sold in the offering) in any combination thereof, at the initial public offering price less the underwriting discounts and commissions, solely to cover over-allotments, if any.

The underwriters expect to deliver the units against payment on or about              , 2022.

EF HUTTON

division of Benchmark Investments, LLC

The date of this prospectus is          , 2022

YOSHIHARU RAMEN
150
YOSHIHARU
JAPANESE RAMEN

YOSHIHARU
JAPANESE RAMEN
豚骨ラーメン

たこ焼き
拉面

Yoshiharu
よしはる
Authentic Dining Experience at Yoshiharu Ramen
Publicly Acclaimed Hand Crafted Ramen
Delicious Satisfying Nourishing
Joyous Spring Always

OPEN
150
YOSHIHARU
JAPANESE RAMEN
AS FEATURED AS
#1 RAMEN NOODLE RESTAURANT IN OC
ラーメン

YOSHIHARU
JAPANESE RAMEN

LIFESTYLE

Thursday, Nov. 30, · ocregister.com

Here's an opinionated guide to some of the best places in O.C. for when you're craving Japanese noodle soup.

TOP*ramen*

PAGE 3

A splash of black garlic oil is one way Yoshiharu Ramen distinguishes itself in the fiercely independent world of O.C. ramen joints.

You should rely only on the information contained in this prospectus and any free writing prospectus we may authorize to be delivered or made available to you. We have not, and the underwriters have not, authorized anyone to provide you with additional or different information from that contained in this prospectus and any free writing prospectus we have authorized. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are offering to sell, and seeking offers to buy, shares of Class A common stock and warrants only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the units. Our business, financial condition, results of operations and prospects may have changed since that date.

This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. “Risk Factors” and “Special Note Regarding Forward-Looking Statements” contain additional information regarding these risks.

For investors outside the United States: We have not, and the underwriters have not, done anything that would permit this offering, or possession or distribution of this prospectus, in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the units and the distribution of this prospectus outside of the United States. See “Underwriting.”

DEALER PROSPECTUS DELIVERY OBLIGATION

Through and including        , 2022 (the 25th day after the date of the prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments or subscriptions.

MARKET AND INDUSTRY DATA

Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we operate is based on information from independent industry and research organizations, other third-party sources (including industry publications, surveys and forecasts), and management estimates. Management estimates are derived from publicly available information released by independent industry analysts and third-party sources, as well data from internal research, and are based on assumptions made by us upon reviewing such data and our knowledge of such industry and markets which we believe to be reasonable. Although we believe the data from these third-party sources are reliable as of their respective dates, neither we nor the underwriters have independently verified the accuracy or completeness of this information. In addition, projections, assumptions and estimates of the future performance of the industry in which we operate and our future performance are necessarily subject to uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and “Special Note Regarding Forward-Looking Statements.” These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

TRADEMARKS, SERVICE MARKS AND TRADE NAMES

We own or have rights to various trademarks, service marks and trade names that we use in connection with the operation of our business. This prospectus may also contain trademarks, service marks and trade names of third parties, which are the property of their respective owners. Our use or display of third parties’ trademarks, service marks, trade names or food products in this prospectus is not intended to imply a relationship with, or endorsement or sponsorship by, these other parties. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus may appear without the ®, TM or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks, service marks and trade names.

BASIS OF PRESENTATION

Certain monetary amounts, percentages and other figures included in this prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables may not be the arithmetic aggregation of the figures that precede them, and figures expressed as percentages in the text may not total 100% or, as applicable, when aggregated may not be the arithmetic aggregation of the percentages that precede them.

In this prospectus, “Yoshiharu Global Co.,” “Yoshiharu Global” “Yoshiharu,” “we,” “us,” “our,” “our company” and the “Company” refer to Yoshiharu Global Co., a Delaware corporation, together with its wholly owned subsidiaries Yoshiharu Holdings (as defined below) and Yoshiharu Franchise Co. (as defined below) unless expressly indicated or the context otherwise requires. “Yoshiharu Holdings,” refers to Yoshiharu Holdings Co., a California corporation, our wholly owned subsidiary holding company, which directly owns all of our current stores and all our intellectual property assets immediately prior to this offering. “Yoshiharu Franchise” refers to Yoshiharu Franchise Co., a California corporation, our wholly owned subsidiary, which will hold the master franchisor license.

i

We sometimes refer to our Class A common stock as “common stock,” unless the context otherwise requires. We sometimes refer to our Class A common stock and Class B common stock as “equity interests” when described on an aggregate basis. On all matters to be voted on by stockholders, holders of our Class A common stock are entitled to one vote per share while holders of our Class B common stock are entitled to 10 votes per share. Each share of Class B common stock is convertible into one share of Class A common stock at the option of the holder, upon transfer or in certain specified circumstances. With the exception of voting rights and conversion rights, holders of Class A and Class B common stock will have identical rights. The terms “dollar” or “$” refer to U.S. dollars, the lawful currency of the United States.

The Company’s fiscal year end is December 31. Our financial statements are prepared in U.S. dollars and in accordance with accounting principles generally accepted in the United States (“GAAP”).

NON-GAAP FINANCIAL MEASURES

Certain financial measures presented in this prospectus, such as EBITDA, Adjusted EBITDA, Restaurant-level Contribution and Restaurant-level Contribution margin are not recognized under GAAP. We define these terms as follows:

●	“EBITDA” is defined as net income before interest, income taxes and depreciation and amortization.

●	“Adjusted EBITDA” is defined as EBITDA plus stock-based compensation expense, non-cash rent expense and asset disposals, closure costs and restaurant impairments.

●	“Restaurant-level Contribution” is defined as operating income plus depreciation and amortization and general and administrative expenses. “Restaurant-level Contribution margin” is defined as Restaurant-level Contribution divided by sales.

EBITDA, Adjusted EBITDA, Restaurant-level Contribution and Restaurant-level Contribution margin are intended as supplemental measures of our performance that are neither required by, nor presented in accordance with, GAAP. We are presenting EBITDA, Adjusted EBITDA, Restaurant-level Contribution and Restaurant-level Contribution margin because we believe that they provide useful information to management and investors regarding certain financial and business trends relating to our financial condition and operating results. Additionally, we present Restaurant-level Contribution because it excludes the impact of general and administrative expenses which are not incurred at the restaurant-level. We also use Restaurant-level Contribution to measure operating performance and returns from opening new restaurants.

We believe that the use of EBITDA, Adjusted EBITDA, Restaurant-level Contribution and Restaurant-level Contribution margin provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing the Company’s financial measures with those of comparable companies, which may present similar non-GAAP financial measures to investors. However, you should be aware that Restaurant-level Contribution and Restaurant-level Contribution margin are financial measures which are not indicative of overall results for the Company, and Restaurant-level Contribution and Restaurant-level Contribution margin do not accrue directly to the benefit of stockholders because of corporate-level expenses excluded from such measures. In addition, you should be aware when evaluating EBITDA, Adjusted EBITDA, Restaurant-level Contribution and Restaurant-level Contribution margin that in the future we may incur expenses similar to those excluded when calculating these measures. Our presentation of these measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Our computation of EBITDA, Adjusted EBITDA, Restaurant-level Contribution and Restaurant-level Contribution margin may not be comparable to other similarly titled measures computed by other companies, because all companies may not calculate EBITDA, Adjusted EBITDA, Restaurant-level Contribution and Restaurant-level Contribution margin in the same fashion.

Because of these limitations, EBITDA, Adjusted EBITDA, Restaurant-level Contribution and Restaurant-level Contribution margin should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA, Adjusted EBITDA, Restaurant-level Contribution and Restaurant-level Contribution margin on a supplemental basis. For a reconciliation of net income to EBITDA and Adjusted EBITDA and a reconciliation of net restaurant operating income (loss) to Restaurant-level Contribution, see “Summary Historical Financial and Operating Data.”

ii

ADDITIONAL FINANCIAL MEASURES AND OTHER DATA

“Average Unit Volumes” or “AUVs” consist of the average annual sales of all restaurants that have been open for 3 months or longer at the end of the fiscal year presented. AUVs are calculated by dividing (x) annual sales for the fiscal year presented for all such restaurants by (y) the total number of restaurants in that base. We make fractional adjustments to sales for restaurants that were not open for the entire fiscal year presented (e.g., a restaurant is closed for renovation) to annualize sales for such period of time. This measurement allows management to assess changes in consumer spending patterns at our restaurants and the overall performance of our restaurant base.

“Comparable restaurant sales growth” refers to the change in year-over-year sales for the comparable restaurant base. We include restaurants in the comparable restaurant base that have been in operation for at least 3 months prior to the start of the accounting period presented. Growth in comparable restaurant sales represents the percent change in sales from the same period in the prior year for the comparable restaurant base. For the fiscal years ended December 31, 2020 and December 31, 2021, there were 5 and 6 restaurants, respectively, in our comparable restaurant base. This measure highlights performance of these mature restaurants, as the impact of new restaurant openings is excluded. The small number of restaurants in our comparable restaurant base may cause this measure to fluctuate and be unpredictable.

“Number of restaurant openings” reflects the number of restaurants opened during a particular reporting period. Before we open new restaurants, we incur pre-opening costs. New restaurants may not be profitable, and their sales performance may not follow historical patterns. The number and timing of restaurant openings has had, and is expected to continue to have, an impact on our results of operations.

“Average check size” is defined as (x) sales, divided by (y) restaurant check count for a given period of time. This is an indicator which management uses to analyze the dollars spent per guest in our restaurants and aids management in identifying trends in guest preferences and the effectiveness of menu changes and price increases.

iii

PROSPECTUS SUMMARY

This summary highlights certain information contained elsewhere in this prospectus and is qualified in its entirety by the more detailed information and financial statements and related notes included elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our securities. You should read this entire prospectus carefully, especially the matters set forth under the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of this prospectus and our financial statements and related notes appearing elsewhere in this prospectus, before making an investment decision. All figures are in U.S. dollars, unless otherwise stated.

Overview of Yoshiharu

Yoshiharu is a fast-growing Japanese restaurant operator and was borne out the idea of introducing the modernized Japanese dining experience to customers all over the world. Specializing in authentic Japanese ramen, Yoshiharu gained recognition as a leading ramen restaurant in Southern California within six months of our 2016 debut and has continued to expand our top-notch restaurant service across Southern California, currently owning and operating 7 restaurant stores with an additional 2 new restaurant stores under construction/development and an additional 8 restaurant stores expected to open in 2022.

We take pride in our warm, hearty, smooth, and rich bone broth, which is slowly boiled for over 12 hours. Customers can taste and experience supreme quality and deep flavors. Combining the broth with the fresh, savory, and highest-quality ingredients, Yoshiharu serves the perfect, ideal ramen, as well as offers customers a wide variety of sushi rolls, bento menu and other favorite Japanese cuisine. Our acclaimed signature Tonkotsu Black Ramen has become a customer favorite with its slow cooked pork bone broth and freshly made, tender chashu (braised pork belly).

Our mission is to bring ramen and Japanese cuisine to the mainstream, by providing a meal that customers find comforting. Since the inception of the business, we have been making our own ramen broth and other key ingredients such as pork chashu and flavored eggs from scratch, whereby upholding the quality and taste of our foods, including the signature texture and deep, rich flavor of our handcrafted broth. Moreover, we believe that slowly cooking the bone broth makes it high in collagen and rich in nutrients. Yoshiharu also strives to present food that is not only healthy, but also affordable. We feed, entertain and delight our customers, with our active kitchens and bustling dining rooms providing happy hours, student and senior discounts, and special holiday events. As a result of our vision, customers can comfortably enjoy our food in a friendly and welcoming atmosphere.

Our success has resulted in strong financial results as illustrated by the following:

●	Revenue grew from $3.2 million for the year ended December 31, 2020, to $6.5 million for the year ended December 31, 2021. This is partially attributable to recovery from the negative impact of COVID-19 on 2020 results. Revenue for the year ended December 31, 2019 was approximately $4.1 million, so after the brief downturn for fiscal 2020, the Company has recovered and returned to a path of planned growth.

●	We continue to accelerate the pace of new “corporate-owned” (i.e., directly owned by us) restaurant openings and expect to operate over 17 corporate-owned locations by year end 2022 (this includes 2 new restaurant stores currently under development and an additional 8 restaurant stores, of which 4 have been site selected).

●

We operate in a large and rapidly growing market. We believe the consumer appetite for Asian cuisine is widespread across many demographics and have an opportunity to expand in both existing and new U.S. markets, as well as internationally.

●	Yoshiharu is in the process of registering its franchise program (which it expects to be complete by the end of 2022), and once that is complete, we plan on providing franchisee opportunities to open both domestically and internationally. In the U.S., we believe there is a potential to open 20 stores per year by franchisees. Globally, we are also exploring the idea of granting country-wide exclusivity to franchisees, which we believe will help expand our global footprint considerably. As of the date of this prospectus, we do not have a franchise program.

●	Average check size is moderate and increasing. During the year ended December 31, 2019, the average check size in our stores was $30.79, which decreased 2.2% to $30.11 during the year ended December 31, 2020. For year ended December 31, 2021, average check size in our restaurants was $33.70. The Company has suffered recurring losses from operations and has a significant accumulated deficit. During the years ended December 31, 2020 and December 31, 2021, the Company had net loss of $450,128 and $1,630,485, respectively. In addition, the Company continues to experience negative cash flow from operations and has a significant accumulated deficit, which was $2,813,042 at December 31, 2021. These factors raise a substantial doubt about the Company’s ability to continue as a going concern, and our independent registered public accounting firm has included a going concern uncertainty explanatory paragraph in their report dated April 29, 2022.

●	Our flexible physical footprint, which has allowed us to open restaurants in sizes ranging from 1,500 to 2,500 square feet, allows us to open in-line and end-cap restaurant formats at strip malls and shopping centers and penetrate markets in both suburban and urban areas.

1

Our Strengths

Experienced Management Team Dedicated to Growth.

Our team is led by experienced and passionate senior management who are committed to our mission. We are led by our Chief Executive Officer, James Chae. Mr. Chae founded Yoshiharu in 2016 and leads a team of talented professionals with deep financial, operational, culinary, and real estate experience.

Compelling Value Proposition with Broad Appeal.

Guests can enjoy our signature ramen dishes or select from our variety of fresh sushi rolls, bento, and other Japanese cuisine. The high-quality dishes at affordable prices are the result of our efficient operations. In addition, we believe our commitment to high-quality and fresh ingredients in our food is at the forefront of current dining trends as customers continue to seek healthy food options.

Attractive Restaurant-Level Economics.

At Yoshiharu, we believe our rapid table turnover, combined with our ability to service customers at both lunch and dinner, allows for robust and efficient sales in each of our restaurants. Our average unit volume (“AUV”, as defined herein) was $0.9 million in 2020 and $1.2 million in 2021.

Quality of Food and Excellence in Customer Service.

We place a premium on serving high quality authentic Japanese cuisine. We believe in customer convenience and satisfaction and have created strong, loyal and repeat customers who help expand the Yoshiharu network to their friends, family and co-workers.

Flexibility to Pivot to Online and Delivery.

With the COVID-19 pandemic, we were able to efficiently transition from primarily in-store sales to a diversified mix of channels including takeout and delivery. As our customers habits adapt post-pandemic, we intend to invest further in our delivery and takeout programs, which currently rely on third-party providers. Yoshiharu’s ramen and Japanese cuisine is ideally suited for to-go packaging and transport. Due to our flexibility in pivoting to online and delivery, we achieved out-of-store sales of $2.2 million for the year ended December 31, 2021, compared to $1.2 million for the year ended December 31, 2020, a growth rate of over 81.6%.

Our Growth Strategies

Historically, we have averaged an opening of 1 store per year utilizing solely bank debt, revenues and related party loans. However, utilizing 25% of the net proceeds of this offering, we expect to open 10 new corporate-owned restaurants, including the 2 restaurants currently under construction/development, by the end of 2022. Based on our internal analysis, we believe that we have the potential to grow our current domestic corporate-owned restaurants and international footprint to at least 250 restaurants domestically and at least 750 restaurants internationally by utilizing revenues generated by an increased number of corporate-owned restaurants, revenues generated through our franchise program (currently we do not have such a program), proceeds from the sale of equity securities in the public markets as a publicly traded company, and debt financings. The rate of future restaurant growth in any particular period is inherently uncertain and is subject to numerous factors that are outside of our control. As a result, we do not currently have an anticipated timeframe for such expansion.

Pursue New Restaurant Development.

We have pursued a disciplined new corporate owned growth strategy. Having expanded our concept and operating model across varying restaurant sizes, we plan to leverage our expertise opening new restaurants to fill in existing markets and expand into new geographies. While we currently aim to achieve in excess of 100% annual unit growth rate over the next several years, we cannot predict the time period of which we can achieve any level of restaurant growth or whether we will achieve this level of growth at all. Our ability to achieve new restaurant growth is impacted by a number of risks and uncertainties beyond our control, including those described under the caption “Risk Factors.” In particular, see “Risk Factors—Our long-term success is highly dependent on our ability to successfully identify and secure appropriate sites and timely develop and expand our operations in existing and new markets” for specific risks that could impede our ability to achieve new restaurant growth in the future. We believe there is a significant opportunity to employ this strategy to open additional restaurants in our existing markets and in new markets with similar demographics and retail environments.

2

Deliver Consistent Comparable Restaurant Sales Growth.

We have achieved positive comparable restaurant sales growth in recent periods. We believe we will be able to generate future comparable restaurant sales growth by growing traffic through increased brand awareness, consistent delivery of a satisfying dining experience, new menu offerings, and restaurant renovations. We will continue to manage our menu and pricing as part of our overall strategy to drive traffic and increase average check. We are also exploring initiatives to grow sales of alcoholic beverages at our restaurants, including the potential of a larger format restaurant with a sake bar concept.

Franchise Program Development.

We expect to initiate sales of franchises beginning in 2022. We expect to submit an application for franchise registration in California, and we intend to submit franchise applications in additional states in the first half of 2022. While our initial franchise development will focus on the United States, we also believe the Yoshiharu concept will attract future franchise partners around the world.

Increase Profitability.

We have invested in our infrastructure and personnel, which we believe positions us to continue to scale our business operations. As we continue to grow, we expect to drive higher profitability by taking advantage of our increasing buying power with suppliers and leveraging our existing support infrastructure. Additionally, we believe we will be able to optimize labor costs at existing restaurants as our restaurant base matures and AUVs increase. We believe that as our restaurant base grows, our general and administrative costs will increase at a slower rate than our sales.

Heighten Brand Awareness.

We intend to continue to pursue targeted local marketing efforts and plan to increase our investment in advertising. We also are exploring the development of instant ramen noodles which we would distribute through retail channels. We intend to explore partnerships with grocery retailers to provide for small-format Yoshiharu kiosks in stores to promote a limited selection of Yoshiharu cuisine.

COVID-19 Impact on Our Business

The COVID-19 pandemic has significantly impacted health and economic conditions throughout the United States and globally, as public concern about becoming ill with the virus has led to the issuance of recommendations and/or mandates from federal, state, and local authorities to practice social distancing or self-quarantine. We have experienced significant disruptions to our business due to the COVID-19 pandemic and related suggested and mandated social distancing and shelter-in-place orders. The Company felt direct impact through reduced revenues through periods of time in 2020 and 2021 when restaurant locations were forced into closure or into limited capacities. Revenues were $3.2 million for the year ended December 31, 2020, compared to $4.1 million for the year ended December 31, 2019. The three restaurant locations that were open through all of 2020 each experienced significant sales declines. Combined average monthly sales for these locations decreased 36.8% for the year ended December 31, 2020. The Company attempted to mitigate the impact of reduced inside dining through expansion of food delivery operations during the pandemic affected periods. The Company intends to continue selling through these delivery channels, even with a return to full capacity inside dining. Revenues were $6.5 million for the year ended December 31, 2021, so the Company has already experienced significant recovery from the impact of the pandemic on customer traffic during 2020. The combined average monthly sales for the 4 restaurant locations that were open through all of 2020 increased 63.4% for the year ended December 31, 2021, from the comparable period in the prior year.

The Company obtained substantial amounts of funding available through government entities as assistance to maintain operations and, in particular, to maintain staffing levels through periods of reduced operations as a result of the pandemic. The Company received approximately $659,000 in Paycheck Protection Program (“PPP”) loans, $450,000 in Economic Injury Disaster (“EIDL”) loans and $750,000 in Restaurant Revitalization Fund (“RRF”) loans. These funds are all in the form of loans to be repaid over time, including interest, and have been reported within the Company’s balance sheets as such. However, the PPP and RRF loans allow for loan forgiveness if the Company meets certain criteria and submits applications for forgiveness along with supporting documentation. To date, the Company has been awarded forgiveness for approximately $273,000 of PPP loans, plus all accrued interest. This forgiveness was reported as Other Income for the year ended December 31, 2021. The Company does anticipate applying for additional forgiveness as allowed.

Corporate Overview

Corporate Reorganization

In September 2021, Yoshiharu Holdings was formed by James Chae as an S corporation for the purpose of acquiring all of the equity in each of the 7 restaurant store entities which were previously founded and wholly owned directly by James Chae and all of the intellectual property in the business held by James Chae in exchange for an issuance of a total of 9,450,900 shares to James Chae, which constituted all of the issued and outstanding equity in Yoshiharu Holdings Co. Such transfers were completed in the fourth quarter of 2021.

Yoshiharu Global Co. was incorporated on December 9, 2021 in Delaware by James Chae for purposes of effecting this offering. On December 9, 2021, James Chae contributed 100% of the equity in Yoshiharu Holdings Co. to Yoshiharu Global Co. in exchange for the issuance by Yoshiharu Global Co. of 9,450,900 shares of Class A common stock to James Chae. On December 10, 2021, the Company redeemed 670,000 shares of Class A common stock from James Chae at par ($0.0001 per share). In December 2021, the Company conducted a private placement solely to accredited investors and sold 670,000 shares of Class A common stock at $2.00 per share, which the Company’s board of directors determined to reflect the then current fair market value of the Company’s Class A common stock. The Company shall exchange 1,000,000 shares held by James Chae into 1,000,000 shares of Class B common stock immediately prior to the execution of the underwriting agreement. Effective February 7, 2022, the Company’s board and stockholders unanimously approved the form of amended and restated certificate of incorporation, which clarifies the automatic conversion of Class B common stock held by James Chae into Class A common stock, among other things, a copy of which is attached to the registration statement as Exhibit 3.3 of which this prospectus is made a part.

Following the closing of this offering, James Chae will own all of our Class B common stock (1,000,000 shares) and 7,110,900 shares of our Class A common stock, representing approximately 74.4% of the combined voting power of our outstanding capital stock, or 72.3% if the underwriters exercise their option to purchase additional units and will have the ability to determine all matters requiring approval by stockholders. See “Risk Factors- Risks Related to our Organizational Structure” and “Principal Stockholders.” As a result, we will be a “controlled company” within the meaning of the corporate governance rules of the Nasdaq Stock Market.

On all matters to be voted on by stockholders, holders of our Class A common stock are entitled to one vote per share while holders of our Class B common stock are entitled to 10 votes per share. Each share of Class B common stock is convertible into one share of Class A common stock at the option of the holder, upon transfer or in certain specified circumstances. With the exception of voting rights and conversion rights, holders of Class A and Class B common stock will have identical rights. We do not intend to list Class B common stock on any stock exchange.

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Corporate and other information.

Our offices are located at 6940 Beach Blvd. Suite D-705, Buena Park, CA 90621. Our website is www.yoshiharuramen.com and our telephone number is (714) 694-2403. We expect to make our periodic reports and other information filed with or furnished to the Securities and Exchange Commission, or the SEC, available free of charge through our website as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on, or otherwise accessible through, our website or any other website is not incorporated by reference herein and does not constitute a part of this prospectus. You should not consider information contained on our website to be part of this prospectus or in deciding whether to purchase shares of our Class A common stock or warrants.

Risk Factors Summary

Investing in our securities involves significant risks. You should carefully consider the risks described in “Risk Factors” before making a decision to invest in our securities. If any of these risks actually occur, our business, financial condition and results of operations would likely be materially adversely affected. In such case, the trading price of our securities would likely decline, and you may lose all or part of your investment. In reviewing this prospectus, we stress that past experience is no indication of future performance, and “Special Note Regarding Forward-Looking Statements” contains a discussion of what types of statements are forward-looking statements, as well as the significance of such statements in the context of this prospectus. Below is a summary of some of the significant risks we face:

●	we may not be able to successfully implement our growth strategy if we are unable to identify appropriate sites for restaurant locations, expand in existing and new markets, obtain favorable lease terms, attract guests to our restaurants or hire and retain personnel;

●	we may not be able to maintain or improve our comparable restaurant sales growth;

●	the restaurant industry is a highly competitive industry with many competitors;

●	our limited number of restaurants, the significant expense associated with opening new restaurants, and the unit volumes of our new restaurants makes us susceptible to significant fluctuations in our results of operations;

●	we have incurred operating losses and may not be profitable in the future;

●	our plans to maintain and increase liquidity may not be successful;

●	we depend on our senior management team and other key employees, and the loss of one or more key personnel or an inability to attract, hire, integrate and retain highly skilled personnel could have an adverse effect on our business, financial condition or results of operations;

●	our operating results and growth strategies will be closely tied to the success of our future franchise partners and we will have limited control with respect to their operations;

●	we may face negative publicity or damage to our reputation, which could arise from concerns regarding food safety and foodborne illness or other matters;

●	minimum wage increases and mandated employee benefits could cause a significant increase in our labor costs;

●	events or circumstances could cause the termination or limitation of our rights to certain intellectual property critical to our business that is licensed from Yoshiharu Holdings Co., or we could face infringements on our intellectual property rights and be unable to protect our brand name, trademarks and other intellectual property rights;

●	challenging economic conditions may affect our business by adversely impacting numerous items that include, but are not limited to: consumer confidence and discretionary spending, the future cost and availability of credit and the operations of our third-party vendors and other service providers;

●	we, or our point of sale and restaurant management platform partners, may fail to secure guests’ confidential, personally identifiable, debit card or credit card information or other private data relating to our employees or us;

●	we will face increased costs as a result of being a public company; and

●	the impact of the COVID-19 pandemic, or a similar public health threat, on global capital and financial markets, general economic conditions in the United States, and our business and operations.

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Emerging Growth Company Status

We are an “emerging growth company” as defined in the JOBS Act. For as long as we are an emerging growth company, unlike other public companies that do not meet those qualifications, we are not required to:

●	provide an auditor’s attestation report on management’s assessment of the effectiveness of our system of internal control over financial reporting pursuant to Section 404(b) of Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act;

●	provide more than two years of audited financial statements and related management’s discussion and analysis of financial condition and results of operations in a registration statement on Form S-1;

●	comply with any new requirements adopted by the Public Company Accounting Oversight Board, or the PCAOB, requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer;

●	provide certain disclosure regarding executive compensation required of larger public companies or hold shareholder advisory votes on executive compensation required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act; or

●	obtain shareholder approval of any golden parachute payments not previously approved.

We will cease to be an “emerging growth company” upon the earliest of:

●	the last day of the fiscal year in which we have $1.07 billion or more in annual gross revenues;

●	the date on which we become a “large accelerated filer” (which means the year-end at which the total market value of our common equity securities held by non-affiliates is $700 million or more as of the last business day of our most recently completed second fiscal quarter);

●	the date on which we have issued more than $1 billion of non-convertible debt securities over a three-year period; and

●	the last day of the fiscal year following the fifth anniversary of our initial public offering.

In addition, Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”), for complying with new or revised accounting standards, but we have irrevocably opted out of the extended transition period and, as a result, we will adopt new or revised accounting standards on the relevant dates in which adoption of such standards is required for other public companies.

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THE OFFERING

Units offered

4,000,000 units (or 4,600,000 units, if the underwriters exercise in full their option to purchase additional units), each unit consisting of one Class A common share and one warrant to purchase one Class A common share.

Class A common stock outstanding before the offering	9,000,000 shares.

Class A common stock outstanding after the offering	13,000,000 shares (or 13,600,000 shares if the underwriters exercise their option to purchase additional shares of Class A common stock in full).

Class B common stock outstanding after the offering	1,000,000 shares.

Over-allotment option	We have granted to the underwriters a 45-day option to purchase from us up to an additional 15% of the shares of Class A common stock and/or warrants sold in the offering in any combination thereof, solely to cover over-allotments, if any, at the initial public offering price, less the underwriting discounts.

Representative’s warrants	We have agreed to issue to the representative of the several underwriters warrants to purchase the number of shares of Class A common stock in the aggregate equal to 5% of the shares of Class A common stock to be issued and sold in this offering (including any shares of Class A common stock sold upon exercise of the over-allotment option). The warrants are exercisable for a price per share equal to 125% of the public offering price. The warrants are exercisable at any time and from time to time, in whole or in part, during the four-and-a-half-year period commencing six (6) months from the date of commencement of sales of the offering.

Use of proceeds	We expect to receive approximately $16,380,000 of the net proceeds from this offering (assuming an initial public offering price of $4.50 per unit, which is the midpoint of the price range set forth on the cover of this prospectus) from the sale of the units offered by us (or approximately $18,837,000 if the underwriters exercise in full their option to purchase additional units) after deducting underwriter discounts and commissions and estimated offering expenses payable by us. Each $1.00 change in the assumed initial public offering price would change our net proceeds by approximately $3,640,000 after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds we receive from this offering to fund our expansion and development of new corporate-owned locations, expand our distribution capabilities, develop our franchise program and for other general corporate purposes. See “Use of Proceeds”.

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Voting rights

Each share of Class A common stock will entitle its holder to one vote on all matters to be voted on by stockholders generally.

James Chae will hold all of the outstanding shares of our Class B common stock and will also hold 7,110,900 shares of our Class A common stock. Each share of Class B common stock will entitle its holder to 10 votes on all matters to be voted on by stockholders generally. Upon completion of this offering, we will be controlled by James Chae, which will hold approximately 74.4% of the combined voting power of our outstanding Class A common stock and Class B common stock, or approximately 72.3% if the underwriters exercise their option to an additional 15% of the shares of Class A common stock and/or warrants sold in the offering in any combination thereof.

Holders of our Class A common stock and Class B common stock will generally vote together as a single class, unless otherwise required by applicable law or our amended and restated certificate of incorporation. See “Description of Securities” for more information.

Conversion rights	Our Class B common stock is convertible as follows:

●	at such time as any shares of Class B common stock cease to be beneficially owned by James Chae, such shares of Class B common stock will be automatically converted into shares of Class A common stock on a one-for-one basis;

●	all of the Class B common stock will automatically convert into Class A common stock on a one-for-one basis on such date when the number of shares of Class A and Class B common stock beneficially owned by James Chae represents less than 25% of the total voting power of all the outstanding shares of capital stock of the Company; and

●	at the election of the holder of Class B common stock, any share of Class B common stock may be converted into one share of Class A common stock.

Controlled company	Following this offering we will be a “controlled company” within the meaning of the corporate governance rules of the Nasdaq Stock Market. See “Risk Factors—Risks Related to Our Organizational Structure” and “Management—Controlled Company.”

Lock-up	We, all of our directors and officers and all of our existing shareholders have agreed with the underwriters, subject to certain exceptions, not to sell, transfer or dispose of, directly or indirectly, any of our Class A common stock, Class B common stock or securities convertible into or exercisable or exchangeable for our Class A or Class B common stock for a period of 12 months after the date of the final prospectus. See “Underwriting” for more information.

Dividend policy	We do not anticipate paying any cash dividends to holders of our Class A common stock or Class B common stock in the foreseeable future. See “Dividend Policy” for additional information.

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Risk factors	See “Risk Factors” for a discussion of factors that you should consider carefully before deciding whether to purchase shares of our securities.

Proposed Nasdaq Capital Market symbols	In connection with this offering, we have filed an application to list our shares of Class A common stock under the symbol “YOSH” and our warrants under the symbol “YOSHW,” both on the Nasdaq Capital Market. We do not intend that the units trade and we will not apply for listing of the units on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the units will be limited. The closing of this offering is contingent upon the successful listing of our common stock and warrants on the Nasdaq Capital Market.

The number of Class A common stock and Class B common stock to be outstanding after this offering is based on 9,000,000 shares of Class A common stock and 1,000,000 shares of Class B common stock outstanding as of          , 2022.

Except as otherwise indicated, the number of Class A common stock and Class B common stock to be outstanding after this offering referred to above and all other information in this prospectus:

●	assumes the effectiveness of our amended and restated certificate of incorporation included as an exhibit to the registration statement of which this prospectus forms a part, which we will adopt prior to the completion of this offering;

●	assumes no exercise by the underwriters of their over-allotment option to purchase up to 600,000 additional shares of Class A common stock and/or warrants from us at an initial public offering price of $4.50 per unit, which represents the midpoint of the price range set forth on the cover of this prospectus;

●	excludes 1,500,000 shares of Class A common stock reserved for issuance under the Yoshiharu Global Co. 2022 Equity Omnibus Incentive Plan; and

●	excludes shares of common stock issuable upon the exercise of warrants and the representative’s warrants.

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SUMMARY HISTORICAL FINANCIAL AND OPERATING DATA

The following table summarizes our historical financial and operating data for the periods and as of the dates indicated. The statements of income data for the fiscal years ended December 31, 2020 and December 31, 2021 and the balance sheet data as of December 31, 2020 and December 31, 2021 have been derived from our audited financial statements included elsewhere in this prospectus. The financial data presented includes all normal and recurring adjustments that we consider necessary for a fair presentation of the financial position and results of operations for such periods.

The historical results presented below are not necessarily indicative of the results to be expected for any future period. This information should be read in conjunction with “Risk Factors,” “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited financial statements and unaudited interim financial statements and the related notes included elsewhere in this prospectus.

	Years Ended December 31,
	2021	2020

Revenue:
Food and beverage	$6,536,859	$3,170,925
Total revenue	6,536,859	3,170,925

Restaurant operating expenses:
Food, beverages and supplies	1,998,831	880,040
Labor	2,969,426	1,542,796
Rent and utilities	689,709	437,972
Delivery and service fees	525,638	222,723
Depreciation	138,665	114,478
Total restaurant operating expenses	6,322,269	3,198,009

Net operating restaurant operating income	214,590	(27,084)

Operating expenses:
General and administrative	2,042,623	378,599
Advertising and marketing	31,952	30,054
Total operating expenses	2,074,575	408,653

Loss from operations	(1,859,985)	(435,737)

Other income (expense):
PPP loan forgiveness	269,887	-
Other income	26,486	49,556
Interest	(52,224)	(51,590)
Total other income (expense)	244,149	(2,034)

Income before income taxes	(1,615,836)	(437,771)

Income tax provision	14,649	12,357

Net loss	$(1,630,485)	$(450,128)

Loss per share:
Basic and diluted	$(0.34)	$(0.14)

Weighted average number of common shares outstanding:
Basic and diluted	4,771,706	3,205,000

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	As of December 31,
	2021	2020

Cash	$1,087,102	$-
Total assets	$5,835,115	$3,014,424
Total liabilities	$8,153,755	$4,385,804
Total stockholders’ deficit	$(2,318,640)	$(1,371,380)

	Years Ended December 31,
	2021	2020

Key Financial and Operational Metrics
Restaurants at the end of period	6	5
Average unit volumes (1)	$1,239,551	$904,745
Comparable restaurant sales growth (2)	37.0%	-29.3%
EBITDA (3)	(1,424,947)	(271,703)
Adjusted EBITDA (3)	(1,694,834)	(271,703)
as a percentage of sales	-25.9%	-8.6%
Operating income	(1,859,985)	(435,737)
Operating profit margin	-28.5%	-13.7%
Restaurant-level Contribution (3)	353,255	87,394
Restaurant-level Contribution Margin (3)	5.4%	2.8%

(1)	Average Unit Volumes (AUVs) consist of the average annual sales of all restaurants that have been open for 3 months or longer at the end of the fiscal year presented. The AUVs measure has been adjusted for restaurants that were not open for the entire fiscal year presented (such as a restaurant closed for renovation) to annualize sales for such period of time. See “Additional Financial Measures and Other Data” for the definition of AUVs.
(2)	Comparable restaurant sales growth represents the change in year-over-year sales for restaurants open for at least 3 months prior to the start of the accounting period presented, including those temporarily closed for renovations during the year. The comparable restaurant sales growth measure is calculated excluding the West Hollywood and Lynwood, California restaurants, which closed in fiscal year 2019 due to under performance.
(3)	EBITDA, Adjusted EBITDA, Restaurant-level Contribution and Restaurant-level Contribution margin are intended as supplemental measures of our performance that are neither required by, nor presented in accordance with, GAAP. We are presenting EBITDA, Adjusted EBITDA, Restaurant-level Contribution and Restaurant-level Contribution margin because we believe that they provide useful information to management and investors regarding certain financial and business trends relating to our financial condition and operating results. Additionally, we present Restaurant-level Contribution because it excludes the impact of general and administrative expenses which are not incurred at the restaurant-level. We also use Restaurant-level Contribution to measure operating performance and returns from opening new restaurants.

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The following table presents a reconciliation of net income to EBITDA and Adjusted EBITDA:

	Years Ended December 31,
	2021	2020

Net loss, as reported	$(1,630,485)	$(450,128)
Interest, net	52,224	51,590
Taxes	14,649	12,357
Depreciation and amortization	138,665	114,478
EBITDA	(1,424,947)	(271,703)
PPP loan forgiveness (a)	(269,887)	-
Adjusted EBITDA	$(1,694,834)	$(271,703)

(a)	Represents income recorded upon the forgiveness of payroll protection loans from the SBA.

The following table presents a reconciliation of net restaurant operating income (loss) to Restaurant-level Contribution:

	Years Ended December 31,
	2021	2020

Net restaurant operating income (loss), as reported	$214,590	$(27,084)
Depreciation and amortization	138,665	114,478
Restaurant-level Contribution	$353,255	$87,394
Operating profit margin	-28.5%	-13.7%
Restaurant-level Contribution Margin	5.4%	2.8%

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RISK FACTORS

An investment in our Class A common stock and warrants, which we refer to in this prospectus as our “securities,” involves a high degree of risk. You should carefully consider the risks and uncertainties described below before deciding whether to purchase shares of our Class A common stock. In assessing these risks, you should also refer to the other information contained in this prospectus, including our financial statements and related notes. If any of the risks described below actually occur, our business, financial condition or results of operations could be materially adversely affected. In any such case, the trading price of our Class A common stock or warrants could decline and you could lose all or part of your investment. The risks below are not the only risks we face. Additional risks and uncertainties not currently known to us or those we currently view to be immaterial also may materially and adversely affect our business, properties, operating results or financial condition.

Risks Related to Our Business and Industry

Our long-term success is highly dependent on our ability to successfully identify and secure appropriate sites and timely develop and expand our operations in existing and new markets.

One of the key means of achieving our growth strategies will be through opening and operating new restaurants on a profitable basis for the foreseeable future. We opened one new restaurant in fiscal year 2020, and one new restaurant in fiscal year 2021, and one new restaurant in the first quarter of fiscal year 2022. We currently have 2 new locations under construction/development, and we expect to open an additional 8 new restaurants (4 of which have been identified) in fiscal year 2022. We identify target markets where we can enter or expand, taking into account numerous factors such as the locations of our current restaurants, demographics, traffic patterns and information gathered from various sources. We may not be able to open our planned new restaurants within budget or on a timely basis, if at all, given the uncertainty of these factors, which could adversely affect our business, financial condition and results of operations. As we operate more restaurants, our rate of expansion relative to the size of our restaurant base will eventually decline.

The number and timing of new restaurants opened during any given period may be negatively impacted by a number of factors including, without limitation:

●	identification and availability of locations with the appropriate size, traffic patterns, local retail and business attractions and infrastructure that will drive high levels of guest traffic and sales per unit;

●	competition in existing and new markets, including competition for restaurant sites;

●	the ability to negotiate suitable lease terms;

●	the lack of development and overall decrease in commercial real estate due to a macroeconomic downturn;

●	recruitment and training of qualified personnel in the local market;

●	our ability to obtain all required governmental permits, including zonal approvals, on a timely basis;

●	our ability to control construction and development costs of new restaurants;

●	landlord delays;

●	the proximity of potential sites to an existing restaurant, and the impact of cannibalization on future growth;

●	anticipated commercial, residential and infrastructure development near our new restaurants; and

●	the cost and availability of capital to fund construction costs and pre-opening costs.

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Accordingly, we cannot assure you that we will be able to successfully expand as we may not correctly analyze the suitability of a location or anticipate all of the challenges imposed by expanding our operations. Our growth strategy, and the substantial investment associated with the development of each new restaurant, may cause our operating results to fluctuate and be unpredictable or adversely affect our business, financial condition or results of operations. If we are unable to expand in existing markets or penetrate new markets, our ability to increase our sales and profitability may be materially harmed or we may face losses.

Our restaurant base is geographically concentrated in California, and we could be negatively affected by conditions specific to California.

Adverse changes in demographic, unemployment, economic, regulatory or weather conditions in California have had, and may continue to have, material adverse effects on our business, financial condition or results of operations. As a result of our concentration in California, we have been, and in the future may be, disproportionately affected by adverse conditions in this specific market compared to other chain restaurants with a national footprint.

Our expansion into new markets may present increased risks due in part to our unfamiliarity with the areas and may make our future results unpredictable.

We have opened one new restaurant in fiscal year 2021 and one new restaurant in the first quarter of 2022, and we currently have 2 new locations under construction/development. We plan to continue to increase the number of our restaurants in the next several years as part of our expansion strategy and expect to open an additional 8 new restaurants (4 of which have been identified) in 2022 by utilizing approximately 25% of the net proceeds of this offering. We may in the future open restaurants in markets where we have little or no operating experience. This growth strategy and the substantial investment associated with the development of each new restaurant may cause our operating results to fluctuate and be unpredictable or adversely affect our business, financial condition or results of operations. Restaurants we open in new markets may take longer to reach expected sales and profit levels on a consistent basis and may have higher construction, occupancy or operating costs than restaurants we open in existing markets, thereby affecting our overall profitability. New markets may have competitive conditions, consumer tastes and discretionary spending patterns that are more difficult to predict or satisfy than our existing markets and there may be little or no market awareness of our brand in these new markets. We may need to make greater investments than we originally planned in advertising and promotional activity in new markets to build brand awareness. We also may find it more difficult in new markets to hire, motivate and keep qualified employees who share our vision, passion and business culture. If we do not successfully execute our plans to enter new markets, our business, financial condition or results of operations could be materially adversely affected.

New restaurants, once opened, may not be profitable, and the increases in average restaurant sales and comparable restaurant sales that we have experienced in the past may not be indicative of future results.

New restaurants may not be profitable and their sales performance may not follow historical patterns. In addition, our average restaurant sales and comparable restaurant sales may not increase at the rates achieved over the past several years. Our ability to operate new restaurants profitably and increase average restaurant sales and comparable restaurant sales will depend on many factors, some of which are beyond our control, including:

●	consumer awareness and understanding of our brand;

●	general economic conditions, which can affect restaurant traffic, local labor costs and prices we pay for the food products and other supplies we use;

●	changes in consumer preferences and discretionary spending;

●	competition, either from our competitors in the restaurant industry or our own restaurants;

●	temporary and permanent site characteristics of new restaurants; and

●	changes in government regulation.

If our new restaurants do not perform as planned, our business and future prospects could be harmed. In addition, if we are unable to achieve our expected average restaurant sales, our business, financial condition or results of operations could be adversely affected.

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Our sales and profit growth could be adversely affected if comparable restaurant sales are less than we expect.

The level of comparable restaurant sales growth, which represents the change in year-over-year sales for restaurants open for at least 3 months, could affect our sales growth. Our ability to increase comparable restaurant sales depends in part on our ability to successfully implement our initiatives to build sales. It is possible such initiatives will not be successful, that we will not achieve our target comparable restaurant sales growth or that the change in comparable restaurant sales could be negative, which may cause a decrease in our profitability and would materially adversely affect our business, financial condition or results of operations. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Our failure to manage our growth effectively could harm our business and operating results.

Our growth plan includes opening new restaurants. Our existing restaurant management systems, financial and management controls and information systems may be inadequate to support our planned expansion. Managing our growth effectively will require us to continue to enhance these systems, procedures and controls and to hire, train and retain managers and team members. We may not respond quickly enough to the changing demands that our expansion will impose on our management, restaurant teams and existing infrastructure which could harm our business, financial condition or results of operations.

Our limited number of restaurants, the significant expense associated with opening new restaurants, and the unit volumes of our new restaurants makes us susceptible to significant fluctuations in our results of operations.

As of December 31, 2021, we operate 6 restaurants. We opened one new restaurant in fiscal year 2019 and one new restaurant in fiscal year 2020. We have opened one new restaurant in fiscal year 2021 and one new restaurant in 2022. We currently have 2 new locations under construction/development, and we expect to open an additional 8 new restaurant stores (4 of which have been identified) in fiscal year 2022 by utilizing approximately 25% of the net proceeds of this offering. The capital resources required to develop each new restaurant are significant. On average, we estimate that our restaurants require a cash build-out cost of approximately $350,000-$550,000 per restaurant, net of landlord tenant improvement allowances and pre-opening costs and assuming that we do not purchase the underlying real estate. Actual costs may vary significantly depending upon a variety of factors, including the site and size of the restaurant and conditions in the local real estate and labor markets. The combination of our relatively small number of existing restaurants, the significant investment associated with each new restaurant, variance in the operating results in any one restaurant, or a delay or cancellation in the planned opening of a restaurant could materially affect our business, financial condition or results of operations.

A decline in visitors to any of the retail centers, shopping malls, lifestyle centers, or entertainment centers where our restaurants are located could negatively affect our restaurant sales.

Our restaurants are primarily located in high-activity areas such as retail centers, shopping malls, lifestyle centers, and entertainment centers. We depend on high visitor rates at these centers to attract guests to our restaurants. Factors that may result in declining visitor rates include economic or political conditions, anchor tenants closing in retail centers or shopping malls in which we operate, changes in consumer preferences or shopping patterns, changes in discretionary consumer spending, increasing petroleum prices, or other factors, which may adversely affect our business, financial condition or results of operations.

We have incurred operating losses and may not be profitable in the future. Our plans to maintain and increase liquidity may not be successful. The report of the independent registered public accounting firm includes a going concern uncertainty explanatory paragraph.

We incurred a net loss of $1.6 million for the year ended December 31, 2021 and had an accumulated deficit of $2.3 million and cash of $1.1 million on December 31, 2021. These factors raise substantial doubt as to our ability to continue as a going concern, and our independent registered public accounting firm has included a going concern uncertainty explanatory paragraph in their report dated April 29, 2022. The Company currently generates its cash flow through its operating profit, sales of common shares and borrowings from banks. The Company also had cash flow from operations of $194,143 for the year ended December 31, 2021 and $133,944 for the year ended December 31, 2020. As of the date of this prospectus, the Company has not experienced any difficulty in raising funds through bank loans, and has not experienced any liquidity problems in settling payables in the normal course of business and repaying bank loans when they fall due. Successful renewal of our bank loans, however, is subject to numerous risks and uncertainties. In addition, the increasingly competitive industry conditions under which we operate have negatively impacted our results of operations and cash flows and may continue to do so in the future. These factors raise substantial doubt about our ability to continue as a going concern.

We depend on our senior management team and other key employees, and the loss of one or more key personnel or an inability to attract, hire, integrate and retain highly skilled personnel could have an adverse effect on our business, financial condition or results of operations.

Our success depends largely upon the continued services of our key executives, including James Chae. We also rely on our leadership team in setting our strategic direction, operating our business, identifying, recruiting and training key personnel, identifying expansion opportunities, arranging necessary financing, and for general and administrative functions. From time to time, there may be changes in our executive management team resulting from the hiring or departure of executives, which could disrupt our business. The loss or replacement of one or more of our executive officers or other key employees could have a serious adverse effect on our business, financial condition or results of operations.

To continue to execute our growth strategy, we also must identify, hire and retain highly skilled personnel. We might not be successful in continuing to attract and retain qualified personnel. Failure to identify, hire and retain necessary key personnel could have a material adverse effect on our business, financial condition or results of operations.

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Opening new restaurants in existing markets may negatively affect sales at our existing restaurants.

The consumer target area of our restaurants varies by location, depending on a number of factors, including population density, other local retail and business attractions, area demographics and geography. As a result, the opening of a new restaurant in or near markets in which we already have restaurants could adversely affect the sales of these existing restaurants and thereby adversely affect our business, financial condition or results of operations. Existing restaurants could also make it more difficult to build our consumer base for a new restaurant in the same market. Our core business strategy does not entail opening new restaurants that we believe will materially affect sales at our existing restaurants, but we may selectively open new restaurants in and around areas of existing restaurants that are operating at or near capacity to effectively serve our guests. Sales cannibalization between our restaurants may become significant in the future as we continue to expand our operations and could affect our sales growth, which could, in turn, materially adversely affect our business, financial condition or results of operations.

Our operating results and growth strategies will be closely tied to the success of our future franchise partners and we will have limited control with respect to their operations. Additionally, our franchise partners’ interests may conflict or diverge with our interests in the future, which could have a negative impact on our business.

As we grow, we will depend on the financial success and cooperation of our future franchise partners for our success. Our franchise partners will be independent business operators and will not be our employees, and as such we have limited control over how our franchise partners will run their businesses, and their inability to operate successfully could adversely affect our operating results.

We will receive royalties, franchise fees, contributions to our marketing development fund, and other fees from our franchise partners. Additionally, we will sell proprietary products to our franchise partners at a markup over our cost to produce. We expect to establish operational standards and guidelines for our franchise partners; however, we will have limited control over how our franchise partners’ businesses are run, including day to day operations. Even with these operation standards and guidelines, the quality of franchised stores may be diminished by any number of factors beyond our control. Consequently, our franchise partners may not successfully operate stores in a manner consistent with our standards and requirements, such as quality, service and cleanliness, or may not hire and train qualified store managers and other store personnel or may not implement marketing programs and major initiatives such as store remodels or equipment or technology upgrades, which may require financial investment. Even if such unsuccessful operations do not rise to the level of breaching the related franchise documents, they may be attributed by customers to our brand and could have a negative impact on our business.

Our franchise partners may not be able to secure adequate financing to open or continue operating their stores. If they incur too much debt or if economic or sales trends deteriorate such that they are unable to repay existing debt, our franchise partners could experience financial distress or even bankruptcy. If a significant number of our franchise partners were to become financially distressed, it could harm our operating results through reduced royalty revenue, marketing fees, and proprietary product sales and the impact on our profitability could be greater than the percentage decrease in these revenue streams.

While we are responsible for ensuring the success of our entire system of stores and for taking a longer term view with respect to system improvements, our franchise partners will have individual business strategies and objectives, which might conflict with our interests. Our future franchise partners may from time to time disagree with us and our strategies and objectives regarding the business or our interpretation of our respective rights and obligations under the franchise agreement and the terms and conditions of the franchise partner relationship. This may lead to disputes with our franchise partners and we expect such disputes to occur from time to time in the future. Such disputes may result in legal action against us. To the extent we have such disputes, the attention, time and financial resources of our management and our future franchise partners will be diverted from our stores, which could harm our business even if we have a successful outcome in the dispute.

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Actions or omissions by our future franchise partners in violation of various laws may be attributed to us or result in negative publicity that affects our overall brand image, which may decrease consumer demand for our products. Franchise partners may engage in online activity via social media or activity in their personal lives that negatively impacts public perception of our franchise partners’ or our operations or our brand as a whole. This activity may negatively affect franchise partners’ sales and in turn impact our revenue.

In addition, various state and federal laws govern our relationship with our future franchise partners and our potential sale of a franchise. A future franchise partner and/or a government agency may bring legal action against us based on the franchisee/franchisor relationships that could result in the award of damages to a franchise partner and/or the imposition of fines or other penalties against us.

Operating results at our restaurants could be significantly affected by competition in the restaurant industry in general and, in particular, within the dining segments of the restaurant industry in which we compete.

We face significant competition from a variety of restaurants offering both Asian and non-Asian cuisine, as well as takeout offerings from grocery stores and other outlets where Asian food is sold. These segments are highly competitive with respect to, among other things, product quality, dining experience, ambience, location, convenience, value perception, and price. Our competition continues to intensify as competitors increase the breadth and depth of their product offerings and open new locations. These competitors may have, among other things, chefs who are widely known to the public that may generate more notoriety for those competitors as compared to our brand. We also compete with many restaurant and retail establishments for site locations and restaurant-level employees.

Several of our competitors offering Asian and related choices may look to compete with us on price, quality and service. Any of these competitive factors may materially adversely affect our business, financial condition or results of operations.

Negative publicity relating to one of our restaurants could reduce sales at some or all of our other restaurants.

Our success is dependent in part upon our ability to maintain and enhance the value of our brand and consumers’ connection to our brand. We may, from time to time, be faced with negative publicity relating to food quality, restaurant facilities, guest complaints or litigation alleging illness or injury, health inspection scores, integrity of our or our suppliers’ food processing, employee relationships or other matters, regardless of whether the allegations are valid or whether we are held to be responsible. The negative impact of adverse publicity relating to one restaurant may extend far beyond the restaurant involved to affect some or all of our other restaurants, thereby causing an adverse effect on our business, financial condition or results of operations. A similar risk exists with respect to unrelated food service businesses, if consumers associate those businesses with our own operations.

The considerable expansion in the use of social media over recent years can further amplify any negative publicity that could be generated by such incidents. Many social media platforms immediately publish the content their subscribers and participants post, often without filters or checks on accuracy of the content posted. Information posted on such platforms may be adverse to our interests and/or may be inaccurate. The dissemination of inaccurate or irresponsible information online could harm our business, reputation, prospects, financial condition, or results of operations, regardless of the information’s accuracy. The damage may be immediate without affording us an opportunity for redress or correction.

Additionally, employee claims against us based on, among other things, wage and hour violations, discrimination, harassment or wrongful termination may also create negative publicity that could adversely affect us and divert our financial and management resources that would otherwise be used to benefit the future performance of our operations. A significant increase in the number of these claims or an increase in the number of successful claims could materially adversely affect our business, financial condition or results of operations. Consumer demand for our restaurants and our brand’s value could diminish significantly if any such incidents or other matters create negative publicity or otherwise erode consumer confidence in us or our restaurants, which would likely result in lower sales and could materially adversely affect our business, financial condition or results of operations.

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Food safety and foodborne illness concerns could have an adverse effect on our business, financial condition or results of operations.

We cannot guarantee that our internal controls and training will be fully effective in preventing all food safety issues at our restaurants, including any occurrences of foodborne illnesses such as salmonella, E. coli and hepatitis A. In addition, there is no guarantee that our restaurant locations will maintain the high levels of internal controls and training we require at our restaurants. Furthermore, we rely on third-party vendors, making it difficult to monitor food safety compliance and increasing the risk that foodborne illness would affect multiple locations rather than a single restaurant. Some foodborne illness incidents could be caused by third-party vendors and transporters outside of our control. New illnesses resistant to our current precautions may develop in the future, or diseases with long incubation periods could arise, that could give rise to claims or allegations on a retroactive basis. One or more instances of foodborne illness in any of our restaurants or markets or related to food products we sell could negatively affect our restaurant sales nationwide if highly publicized on national media outlets or through social media. This risk exists even if it were later determined that the illness was wrongly attributed to us or one of our restaurants. A number of other restaurant chains have experienced incidents related to foodborne illnesses that have had a material adverse effect on their operations. The occurrence of a similar incident at one or more of our restaurants, or negative publicity or public speculation about an incident, could materially adversely affect our business, financial condition or results of operations.

Governmental regulation may adversely affect our ability to open new restaurants or otherwise adversely affect our business, financial condition or results of operations.

We are subject to various federal, state and local regulations. Our restaurants are subject to state and local licensing and regulation by health, alcoholic beverage, sanitation, food and occupational safety and other agencies. We may experience material difficulties or failures in obtaining the necessary licenses, approvals or permits for our restaurants, which could delay planned restaurant openings or affect the operations at our existing restaurants. In addition, stringent and varied requirements of local regulators with respect to zoning, land use and environmental factors could delay or prevent development of new restaurants in particular locations.

We are subject to the U.S. Americans with Disabilities Act and similar state laws that give civil rights protections to individuals with disabilities in the context of employment, public accommodations and other areas, including our restaurants. We may in the future have to modify restaurants, for example, by adding access ramps or redesigning certain architectural fixtures, to provide service to or make reasonable accommodations for disabled persons. The expenses associated with these modifications could be material.

Our operations are also subject to the U.S. Occupational Safety and Health Act, which governs worker health and safety, the U.S. Fair Labor Standards Act, which governs such matters as minimum wages and overtime, and a variety of similar federal, state and local laws that govern these and other employment law matters. In addition, federal, state and local proposals related to paid sick leave or similar matters could, if implemented, materially adversely affect our business, financial condition or results of operations.

We rely significantly on certain vendors and suppliers, which could adversely affect our business, financial condition or results of operations.

Our ability to maintain consistent price and quality throughout our restaurants depends in part upon our ability to acquire specified food products and supplies in sufficient quantities from third-party vendors and suppliers at a reasonable cost. We do not control the businesses of our vendors and suppliers and our efforts to specify and monitor the standards under which they perform may not be successful. Furthermore, certain food items are perishable, and we have limited control over whether these items will be delivered to us in appropriate condition for use in our restaurants. If any of our vendors or other suppliers are unable to fulfill their obligations to our standards, or if we are unable to find replacement providers in the event of a supply or service disruption, we could encounter supply shortages and incur higher costs to secure adequate supplies, which could materially adversely affect our business, financial condition or results of operations.

In addition, we use various third-party vendors to provide, support and maintain most of our management information systems. We also outsource certain accounting, payroll and human resource functions to business process service providers. The failure of such vendors to fulfill their obligations could disrupt our operations. Additionally, any changes we may make to the services we obtain from our vendors, or new vendors we employ, may disrupt our operations. These disruptions could materially adversely affect our business, financial condition or results of operations.

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Changes in food and supply costs could adversely affect our business, financial condition or results of operations.

Our profitability depends in part on our ability to anticipate and react to changes in food and supply costs, especially in light of recent supply chain disruptions. For example, we believe that the cost of certain essential supplies (i.e. gloves and canola oil) has increased as a result of lower supply attributable to supply chain interruptions. Shortages or interruptions in the availability of certain supplies caused by unanticipated demand, problems in production or distribution, food contamination, inclement weather or other conditions could adversely affect the availability, quality and cost of our ingredients, which could harm our operations. Any further increase in the prices of the food products most critical to our menu, such as canola oil, rice, meats, fish and other seafood, as well as fresh vegetables, could materially and adversely affect our business, financial condition or results from operations. Although we try to manage the impact that these fluctuations have on our operating results, we remain susceptible to continued increases in food and other essential supply costs as a result of factors beyond our control, such as the current supply chain interruptions, general economic conditions, seasonal fluctuations, weather conditions, demand, food safety concerns, generalized infectious diseases, product recalls and government regulations.

If any of our distributors or suppliers performs inadequately, or our distribution or supply relationships are disrupted for any reason, our business, financial condition, results of operations or cash flows could be adversely affected. If we cannot replace or engage distributors or suppliers who meet our specifications in a short period of time, that could increase our expenses and cause shortages of food and other items at our restaurants, which could cause a restaurant to remove items from its menu. If that were to happen, affected restaurants could experience significant reductions in sales during the shortage or thereafter, if guests change their dining habits as a result. In addition, because we provide moderately priced food, we may choose not to, or may be unable to, pass along commodity price increases to consumers. These potential changes in food and supply costs could materially adversely affect our business, financial condition or results of operations.

Failure to receive frequent deliveries of fresh food ingredients and other supplies could harm our business, financial condition or results of operations.

Our ability to maintain our menu depends in part on our ability to acquire ingredients that meet our specifications from reliable suppliers. To date, notwithstanding the current supply chain disruptions which we believe have attributed to increased costs, deliveries have been consistent and not a source of material disruption to our business. However, shortages or interruptions in the supply of ingredients caused by unanticipated demand, problems in production or distribution, food contamination, inclement weather or other conditions could adversely affect the availability and quality of our ingredients in the future, which could harm our business, financial condition or results of operations. If any of our distributors or suppliers performs inadequately, or our distribution or supply relationships are materially disrupted for any reason, our business, financial condition or results of operations could be adversely affected. If we cannot replace or engage distributors or suppliers who meet our specifications in a short period of time, that could increase our expenses and cause shortages of food and other items at our restaurants, which could cause a restaurant to remove items from its menu. If that were to happen, affected restaurants could experience significant reductions in sales during the shortage or thereafter, if guests change their dining habits as a result. This reduction in sales could materially adversely affect our business, financial condition or results of operations.

In addition, our approach to competing in the restaurant industry depends in large part on our continued ability to provide authentic and traditional Japanese cuisine that is free from artificial ingredients. As we increase our use of these ingredients, the ability of our suppliers to expand output or otherwise increase their supplies to meet our needs may be constrained. We could face difficulties to obtain a sufficient and consistent supply of these ingredients on a cost-effective basis.

Labor disputes may disrupt our operations and affect our profitability, thereby causing a material adverse effect on our business, financial condition or results of operations.

As an employer, we are presently, and may in the future be, subject to various employment-related claims, such as individual or class actions or government enforcement actions relating to alleged employment discrimination, employee classification and related withholding, wage-hour, labor standards or healthcare and benefit issues. Any future actions if brought against us and successful in whole or in part, may affect our ability to compete or could materially adversely affect our business, financial condition or results of operations.

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The minimum wage, particularly in California, continues to increase and is subject to factors outside of our control.

We have a substantial number of hourly employees who are paid wage rates based on the applicable federal or state minimum wage. Since January 1, 2022, the State of California has a minimum wage of $15.00 per hour. Moreover, municipalities may set minimum wages above the applicable state standards, including in the municipalities in which we operate.

The federal minimum wage has been $7.25 per hour since July 24, 2009. Any of federally-mandated, state-mandated or municipality-mandated minimum wages may be raised in the future which could have a materially adverse effect on our business, financial condition or results of operations. If menu prices are increased by us to cover increased labor costs, the higher prices could adversely affect sales and thereby reduce our margins and adversely affect our business, financial condition or results of operations.

Changes in employment laws may adversely affect our business, financial condition, results of operations or cash flow.

Various federal and state labor laws govern the relationship with our employees and affect operating costs. These laws include employee classification as exempt/non-exempt for overtime and other purposes, minimum wage requirements, tips and gratuity payments, unemployment tax rates, workers’ compensation rates, immigration status and other wage and benefit requirements. Significant additional government-imposed increases in the following areas could materially affect our business, financial condition, operating results or cash flow:

●	minimum wages;

●	tips and gratuities;

●	mandatory health benefits;

●	vacation accruals;

●	paid leaves of absence, including paid sick leave; and

●	tax reporting.

If we face labor shortages, increased labor costs or unionization activities, our growth, business, financial condition and operating results could be adversely affected.

Labor is a primary component in the cost of operating our restaurants. We are currently experiencing labor shortages which is a risk that we share with our competitors. Availability of qualified employees is scarce. Additionally, labor costs have increased due to recent minimum wage increases in California and the fact that we employ fewer employees who are working extended hours and therefore we are experiencing an increase of overtime payable to such employees, If we continue to face labor shortages or increased labor costs because of these factors or as a result of increased competition for employees, higher employee turnover rates, additional increases in federal, state or local minimum wage rates or other employee benefits costs (including costs associated with health insurance coverage), our operating expenses could increase and our growth could be adversely affected. In addition, our success depends in part upon our ability to attract, motivate and retain a sufficient number of well-qualified restaurant operators and management personnel, as well as a sufficient number of other qualified employees, to keep pace with our expansion schedule. Qualified individuals needed to fill these positions are in short supply in some geographic areas. In addition, restaurants have traditionally experienced relatively high employee turnover rates. We are experiencing problems in recruiting and retaining employees, and our ability to recruit and retain such individuals may delay the planned openings of new restaurants or result in higher employee turnover in existing restaurants, which could have a material adverse effect on our business, financial condition or results of operations.

If we are unable to recruit and retain sufficiently qualified individuals, our business and our growth could be adversely affected, thereby adversely affecting or business, financial condition or results of operations. Competition for these employees could require us to pay higher wages, which could result in higher labor costs. In addition, additional increases in the minimum wage would increase our labor costs. Additionally, costs associated with workers’ compensation are rising, and these costs may continue to rise in the future. We may be unable to increase our menu prices in order to pass these increased labor costs on to consumers, in which case our margins would be negatively affected, which could materially adversely affect our business, financial condition or results of operations.

Although none of our employees are currently covered under collective bargaining agreements, our employees may elect to be represented by labor unions in the future. If a significant number of our employees were to become unionized and collective bargaining agreement terms were significantly different from our current compensation arrangements, it could adversely affect our business, financial condition or results of operations.

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Our business could be adversely affected by a failure to obtain visas or work permits or to properly verify the employment eligibility of our employees.

Although we require all workers to provide us with government-specified documentation evidencing their employment eligibility, some of our employees may, without our knowledge, be unauthorized workers. Unauthorized workers are subject to deportation and may subject us to fines or penalties, and if any of our workers are found to be unauthorized, we could experience adverse publicity that may negatively impact our brand and may make it more difficult to hire and keep qualified employees. Termination of a significant number of employees who are unauthorized employees may disrupt our operations, cause temporary increases in our labor costs as we train new employees and result in adverse publicity. We could also become subject to fines, penalties and other costs related to claims that we did not fully comply with all recordkeeping obligations of federal and state immigration compliance laws. These factors could materially adversely affect our business, financial condition or results of operations.

Compliance with environmental laws may negatively affect our business.

We are subject to federal, state and local laws and regulations concerning waste disposal, pollution, protection of the environment, and the presence, discharge, storage, handling, release and disposal of, and exposure to, hazardous or toxic substances. These environmental laws provide for significant fines and penalties for noncompliance and liabilities for remediation, sometimes without regard to whether the owner or operator of the property knew of, or was responsible for, the release or presence of hazardous toxic substances. Third parties may also make claims against owners or operators of properties for personal injuries and property damage associated with releases of, or actual or alleged exposure to, such hazardous or toxic substances at, on or from our restaurants. Environmental conditions relating to releases of hazardous substances at prior, existing or future restaurant sites could materially adversely affect our business, financial condition or results of operations. Further, environmental laws, and the administration, interpretation and enforcement thereof, are subject to change and may become more stringent in the future, each of which could materially adversely affect our business, financial condition or results of operations.

Changes in economic conditions could materially affect our ability to maintain or increase sales at our restaurants or open new restaurants.

The restaurant industry depends on consumer discretionary spending. The United States in general or the specific markets in which we operate may suffer from depressed economic activity, recessionary economic cycles, higher fuel or energy costs, low consumer confidence, high levels of unemployment, reduced home values, increases in home foreclosures, investment losses, personal bankruptcies, reduced access to credit or other economic factors that may affect consumers’ discretionary spending. Sales in our restaurants could decline if consumers choose to dine out less frequently or reduce the amount they spend on meals while dining out. Negative economic conditions might cause consumers to make long-term changes to their discretionary spending behavior, including dining out less frequently on a permanent basis. If restaurant sales decrease, our profitability could decline as we spread fixed costs across a lower level of sales. Reductions in staff levels, asset impairment charges and potential restaurant closures could result from prolonged negative restaurant sales, which could materially adversely affect our business, financial condition or results of operations.

New information or attitudes regarding diet and health could result in changes in regulations and consumer consumption habits that could adversely affect our business, financial condition or results of operations.

Changes in attitudes regarding diet and health or new information regarding the adverse health effects of consuming certain foods could result in changes in government regulation and consumer eating habits that may impact our business, financial condition or results of operations. These changes have resulted in, and may continue to result in, laws and regulations requiring us to disclose the nutritional content of our food offerings, and they have resulted in, and may continue to result in, laws and regulations affecting permissible ingredients and menu offerings. For example, a number of jurisdictions have enacted menu labeling laws requiring multi-unit restaurant operators to disclose to consumers certain nutritional information, or have enacted legislation restricting the use of certain types of ingredients in restaurants. These requirements may be different or inconsistent with requirements we are subject to under the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act, collectively, the “ACA,” which establishes a uniform, federal requirement for certain restaurants to post nutritional information on their menus. Specifically, the ACA requires chain restaurants with 20 or more locations operating under the same name and offering substantially the same menus to publish the total number of calories of standard menu items on menus and menu boards, along with a statement that puts this calorie information in the context of a total daily calorie intake. The ACA also requires covered restaurants to provide to consumers, upon request, a written summary of detailed nutritional information for each standard menu item, and to provide a statement on menus and menu boards about the availability of this information upon request. Unfavorable publicity about, or guests’ reactions to, our menu ingredients, the size of our portions or the nutritional content of our menu items could negatively influence the demand for our offerings, thereby adversely affecting our business, financial condition or results of operations.

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Compliance with current and future laws and regulations regarding the ingredients and nutritional content of our menu items may be costly and time-consuming. Additionally, if consumer health regulations or consumer eating habits change significantly, we may be required to modify or discontinue certain menu items, and we may experience higher costs associated with the implementation of those changes, as well as adversely affect the attractiveness of our restaurants to new or returning guests. We cannot predict the impact of any new nutrition labeling requirements. The risks and costs associated with nutritional disclosures on our menus could also impact our operations, particularly given differences among applicable legal requirements and practices within the restaurant industry with respect to testing and disclosure, ordinary variations in food preparation among our own restaurants, and the need to rely on the accuracy and completeness of nutritional information obtained from third-party suppliers.

We may not be able to effectively respond to changes in consumer health perceptions or successfully implement the nutrient content disclosure requirements and to adapt our menu offerings to trends in eating habits. The imposition of menu labeling laws and an inability to keep up with consumer eating habits could materially adversely affect our business, financial condition or results of operations, as well as our position within the restaurant industry in general.

Failure to comply with antibribery or anticorruption laws could adversely affect our reputation, business, financial condition or results of operations.

The U.S. Foreign Corrupt Practices Act and other similar applicable laws prohibiting bribery of government officials and other corrupt practices are the subject of increasing emphasis and enforcement around the world. Although we have implemented policies and procedures designed to promote compliance with these laws, there can be no assurance that our employees, contractors, agents, or other third parties will not take actions in violation of our policies or applicable law. Any such violations or suspected violations could subject us to civil or criminal penalties, including substantial fines and significant investigation costs, and could also materially damage our reputation, brands, international expansion efforts and growth prospects, business, financial condition and results of operations. Publicity relating to any noncompliance or alleged noncompliance could also harm our reputation and adversely affect our business, financial condition or results of operations.

We may need capital in the future, and we may not be able to raise that capital on favorable terms.

Developing our business will require significant capital in the future. To meet our capital needs, we expect to rely on equipment financing and facility improvements, cash flows from operations, the proceeds from this offering, future offerings and other third-party financing. Third-party financing in the future may not, however, be available on terms favorable to us, or at all. Our ability to obtain additional funding will be subject to various factors, including market conditions, our operating performance, lender sentiment. These factors may make the timing, amount, or terms and conditions of additional financings unattractive. Our inability to raise capital could impede our growth and could materially adversely affect our business, financial condition or results of operations.

The Company, from time to time, has received borrowings from a related party controlled by James Chae, the Company’s Chairman and Chief Executive Officer, which may become repayable on demand. Any unexpected calls for repayment of a significant amount of such borrowings may adversely affect our business.

The Company, from time to time, has received unsecured borrowings from James Chae and his affiliate APIIS Financial, Inc., a company 100% owned and controlled by our Chairman and Chief Executive Officer, Mr. Chae, which is unsecured, non-interest bearing, and is repayable on demand. As of December 31, 2021 and December 31, 2020, the balance was $1,383,213 and $911,411, respectively. If James Chae or his affiliate APIIS Financial, Inc. chooses to call for repayment of a significant of such borrowings, the Company may be unable to procure the cash necessary and may need to liquidate some of its assets in order to make such payment, which may adversely impact our operations. Any failure to service such indebtedness or comply with any such obligations may also cause us to incur legal fees if lender brings an action for breach of contract, or otherwise adversely affect our business, financial condition, results of operation and prospects.

We are subject to all of the risks associated with leasing space subject to long-term non-cancelable leases.

We do not own any real property. Payments under our operating leases account for a significant portion of our operating expenses and we expect the new restaurants we open in the future will similarly be leased. The majority of our operating leases have lease terms of 10 years, inclusive of customary extensions which are at the option of the Company. Most of our leases require a fixed annual rent which generally increases each year, and some require the payment of additional rent if restaurant sales exceed a negotiated amount. Generally, our leases are “net” leases, which require us to pay all of the cost of insurance, taxes, maintenance and utilities. We generally cannot cancel these leases. Additional sites that we lease are likely to be subject to similar long-term non-cancelable leases. If an existing or future restaurant is not profitable, and we decide to close it, we may nonetheless be committed to perform our obligations under the applicable lease including, among other things, paying the base rent for the balance of the lease term. In addition, as each of our leases expires, we may fail to negotiate renewals, either on commercially acceptable terms or at all, which could cause us to pay increased occupancy costs or to close restaurants in desirable locations. If we fail to negotiate renewals, we may have to dispose of assets at such restaurant locations and incur closure costs as well as impairment of property and equipment. Furthermore, if we fail to negotiate renewals, we may incur additional costs associated with moving transferable furniture, fixtures and equipment. These potential increased occupancy and moving costs, as well as closures of restaurants, could materially adversely affect our business, financial condition or results of operations.

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Macroeconomic conditions, including economic downturns, may cause landlords of our leases to be unable to obtain financing or remain in good standing under their existing financing arrangements, resulting in failures to pay required tenant improvement allowances or satisfy other lease covenants to us. In addition, tenants at shopping centers in which we are located or have executed leases, or to which our locations are near, may fail to open or may cease operations. Decreases in total tenant occupancy in shopping centers in which we are located, or to which our locations are near, may affect traffic at our restaurants. All of these factors could have a material adverse impact on our business, financial condition or results of operations.

Delays In Obtaining Construction Permits Can Have A Material Adverse Effect on Our Business.

We typically are able to negotiate approximately 6 months to complete a construction/development of our stores before we have to make our first lease payment. Construction/development of a new restaurant takes approximately 3 - 6 months once construction permits (e.g., Health and City) are issued. Prior to the COVID-19 pandemic, permits took approximately 2 months to obtain. During the pandemic and continuing as of the date of this prospectus, construction permits have been significantly delayed, causing us to incur lease payments prior to the opening of such locations, which means prior to the generation of any revenues from such stores. A delay in construction permits has had a direct impact on our ability to open our 3 stores currently under construction/development. We are also making lease payments on all 3 of such stores. There can be no assurance that construction permits will be timely obtained on future stores, or that they will ever be obtained (including with respect to the 3 stores under construction/development). There is also no assurance that we can successfully negotiate an abatement on any of our existing non-cancelable leases to alleviate such costs, or that we will have the leverage to negotiate longer periods before the first rental payment is required to be made on future leases. A significant increase in lease payments prior to opening our stores could have a material adverse effect on our profitability and growth potential, since increased lease costs could cause us to divert cash away from opening new stores. If we are unable to open new stores, we could be forced to cease operations.

We may become involved in lawsuits involving Yoshiharu Holdings Co. as the owner of intellectual property, or us as a licensee of intellectual property from Yoshiharu Holdings Co., to protect or enforce intellectual property rights, which could be expensive, time consuming, and unsuccessful.

Third parties may sue Yoshiharu Holdings Co., our wholly owned subsidiary, or us for alleged infringement of their proprietary rights. The party claiming infringement might have greater resources than we do to pursue its claims, and we could be forced to incur substantial costs and devote significant management resources to defend against such litigation, even if the claims are meritless and even if we ultimately prevail. If the party claiming infringement were to prevail, we could be forced to pay significant damages, or enter into expensive royalty or licensing arrangements with the prevailing party. In addition, any payments we are required to make, and any injunction we are required to comply with as a result of such infringement, could harm our reputation and our business, financial condition or results of operations.

Infringements on Yoshiharu Holdings Co.’s intellectual property rights, including Yoshiharu Holdings Co.’s service marks and trade secrets, could result in additional expense and could devalue our brand equity, as well as substantially affect our business, financial condition or results of operations.

Other parties may infringe on our intellectual property rights, including those which we develop or otherwise license to use, and may thereby dilute our brand in the marketplace. Any such infringement of our intellectual property rights would also likely result in a commitment of our time and resources to protect these rights through litigation or otherwise.

Our business prospects depend in part on our ability to develop favorable consumer recognition of the Yoshiharu name. Although the “YOSHIHARU RAMEN” word and design marks are federally registered marks owned by Yoshiharu Holdings Co., such marks could be imitated in ways that we or Yoshiharu Holdings Co. cannot prevent. Alternatively, third parties may attempt to cause us to change our name or not operate in a certain geographic region if our name is confusingly similar to their name. In addition, we rely on trade secrets, proprietary know-how, concepts, and recipes, some of which we license from Yoshiharu Holdings Co. Our methods or Yoshiharu Holdings Co.’s methods of protecting this information may not be adequate. Moreover, we or Yoshiharu Holdings Co. may face claims of misappropriation or infringement of third parties’ rights that could interfere with our use of this information. Defending these claims may be costly and, if unsuccessful, may prevent us from continuing to use this proprietary information in the future, and may result in a judgment or monetary damages. We do not maintain confidentiality and non-competition agreements with all of our executives, key personnel, or suppliers. If competitors independently develop or otherwise obtain access to the trade secrets, proprietary know-how, concepts, or recipes we rely upon to operate our restaurants, some of which we license from Yoshiharu Holdings Co., the appeal of our restaurants could be significantly reduced and our business, financial condition or results of operations could be adversely affected.

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A breach of security of confidential consumer information related to our electronic processing of credit and debit card transactions, as well as a breach of security of our employee information, could substantially affect our reputation, business, financial condition of results of operations.

The majority of our restaurant sales are by credit or debit cards. Other restaurants and retailers have experienced security breaches in which credit and debit card information has been stolen. We may in the future become subject to claims for purportedly fraudulent transactions arising out of the actual or alleged theft of credit or debit card information, and we may also be subject to lawsuits or other proceedings relating to these types of incidents. We may ultimately be held liable for the unauthorized use of a cardholder’s card number in an illegal activity and be required by card issuers to pay charge-back fees. In addition, most states have enacted legislation requiring notification of security breaches involving personal information, including credit and debit card information. Any such claim or proceeding could cause us to incur significant unplanned expenses, which could have an adverse impact on our business, financial condition or results of operations. Further, adverse publicity resulting from these allegations may have a material adverse effect on us and could substantially affect our reputation and business, financial condition or results of operations.

In addition, our business requires the collection, transmission and retention of large volumes of guest and employee data, including personally identifiable information, in various information technology systems that we maintain and in those maintained by third parties with whom we contract to provide services. The collection and use of such information is regulated at the federal and state levels, as well as at the international level, in which regulatory requirements have been increasing. As our environment continues to evolve in the digital age and reliance upon new technologies becomes more prevalent, it is imperative we secure the privacy and sensitive information we collect. Failure to do so, whether through fault of our own information systems or those of outsourced third-party providers, could not only cause us to fail to comply with these laws and regulations, but also could cause us to face litigation and penalties that could adversely affect our business, financial condition or results of operations. Our brand’s reputation and image as an employer could also be harmed by these types of security breaches or regulatory violations.

We rely significantly on information technology, and any material failure, weakness, interruption or breach of security could prevent us from effectively operating our business.

We rely significantly on information systems, including point-of-sale processing in our restaurants for management of our supply chain, payment of obligations, collection of cash, credit and debit card transactions and other processes and procedures. Our ability to efficiently and effectively manage our business depends significantly on the reliability and capacity of these systems. Failures of these systems to operate effectively, maintenance problems, upgrading or transitioning to new platforms, or a breach in security of these systems could result in delays in customer service and reduce efficiency in our operations. Remediation of such problems could result in significant, unplanned capital investments.

Our marketing programs may not be successful, and our new menu items, advertising campaigns and restaurant designs and remodels may not generate increased sales or profits.

We incur costs and expend other resources in our marketing efforts on new menu items, advertising campaigns and restaurant designs and remodels to raise brand awareness and attract and retain guests. These initiatives may not be successful, resulting in expenses incurred without the benefit of higher sales. Additionally, some of our competitors have greater financial resources, which enable them to spend significantly more on marketing and advertising and other initiatives than we are able to. Should our competitors increase spending on marketing and advertising and other initiatives or our marketing funds decrease for any reason, or should our advertising, promotions, new menu items and restaurant designs and remodels be less effective than our competitors, there could be a material adverse effect on our business, financial condition or results of operations.

Our inability or failure to recognize, respond to and effectively manage the accelerated impact of social media could materially adversely impact our business, financial condition or results of operations.

Our marketing efforts rely heavily on the use of social media. In recent years, there has been a marked increase in the use of social media platforms, including weblogs (blogs), mini-blogs, chat platforms, social media websites, and other forms of Internet-based communications which allow individuals access to a broad audience of consumers and other interested persons. Many of our competitors are expanding their use of social media, and new social media platforms are rapidly being developed, potentially making more traditional social media platforms obsolete. As a result, we need to continuously innovate and develop our social media strategies in order to maintain broad appeal with guests and brand relevance. We also continue to invest in other digital marketing initiatives that allow us to reach our guests across multiple digital channels and build their awareness of, engagement with, and loyalty to our brand. These initiatives may not be successful, resulting in expenses incurred without the benefit of higher sales or increased brand recognition.

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We could be party to litigation that could adversely affect us by distracting management, increasing our expenses or subjecting us to material money damages and other remedies.

Our guests may file complaints or lawsuits against us alleging we caused an illness or injury they suffered at or after a visit to our restaurants, or that we have problems with food quality or operations. We may also be subject to a variety of other claims arising in the ordinary course of our business, including personal injury claims, contract claims and claims alleging violations of federal and state law regarding workplace and employment matters, equal opportunity, discrimination and similar matters, and we are presently subject to class action and other lawsuits with regard to certain of these matters and could become subject to additional class action or other lawsuits related to these or different matters in the future. Regardless of whether any claims against us are valid, or whether we are ultimately held liable, claims may be expensive to defend and may divert time and money away from our operations and hurt our performance. A judgment in excess of our insurance coverage for any claims could materially and adversely affect our business, financial condition or results of operations. Any adverse publicity resulting from these allegations may also materially and adversely affect our reputation or prospects, which in turn could materially adversely affect our business, financial condition or results of operations.

We are subject to state and local “dram shop” statutes, which may subject us to uninsured liabilities. These statutes generally allow a person injured by an intoxicated person to recover damages from an establishment that wrongfully served alcoholic beverages to the intoxicated person. Because a plaintiff may seek punitive damages, which may not be fully covered by insurance, this type of action could have an adverse impact on our business, financial condition or results of operations. A judgment in such an action significantly in excess of, or not covered by, our insurance coverage could adversely affect our business, financial condition or results of operations. Further, adverse publicity resulting from any such allegations may adversely affect our business, financial condition or results of operations.

Our current insurance may not provide adequate levels of coverage against claims.

There are types of losses we may incur that cannot be insured against or that we believe are not economically reasonable to insure. Such losses could have a material adverse effect on our business, financial condition or results of operations. In addition, our current insurance policies may not be adequate to protect us from liabilities that we incur in our business in areas such as workers’ compensation, general liability, auto and property. In the future, our insurance premiums may increase, and we may not be able to obtain similar levels of insurance on reasonable terms, or at all. Any substantial inadequacy of, or inability to obtain, insurance coverage could materially adversely affect our business, financial condition and results of operations. As a public company, we intend to obtain directors’ and officers’ insurance. While we expect to obtain such coverage, we may not be able to obtain such coverage at all or at a reasonable cost now or in the future. Failure to obtain and maintain adequate directors’ and officers’ insurance would likely adversely affect our ability to attract and retain qualified officers and directors.

Failure to obtain and maintain required licenses and permits or to comply with alcoholic beverage or food control regulations could lead to the loss of our liquor and food service licenses and, thereby, harm our business, financial condition or results of operations.

The restaurant industry is subject to various federal, state and local government regulations, including those relating to the sale of food and alcoholic beverages. Such regulations are subject to change from time to time. The failure to obtain and maintain licenses, permits and approvals relating to such regulations could adversely affect our business, financial condition or results of operations. Typically, licenses must be renewed annually and may be revoked, suspended or denied renewal for cause at any time if governmental authorities determine that our conduct violates applicable regulations. Difficulties or failure to maintain or obtain the required licenses and approvals could adversely affect our existing restaurants and delay or result in our decision to cancel the opening of new restaurants, which would adversely affect our business, financial condition or results of operations.

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Alcoholic beverage control regulations generally require our restaurants to apply to a state authority and, in certain locations, county or municipal authorities for a license that must be renewed annually and may be revoked or suspended for cause at any time. Alcoholic beverage control regulations relate to numerous aspects of daily operations of our restaurants, including minimum age of patrons and employees, hours of operation, advertising, trade practices, wholesale purchasing, other relationships with alcohol manufacturers, wholesalers and distributors, inventory control and handling, storage and dispensing of alcoholic beverages. Any future failure to comply with these regulations and obtain or retain liquor licenses could adversely affect our business, financial condition or results of operations.

If we fail to develop and maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results in a timely manner, which may adversely affect investor confidence in our company.

If material weaknesses or control deficiencies occur in the future, we may be unable to report our financial results accurately on a timely basis, which could cause our reported financial results to be materially misstated and result in the loss of investor confidence or delisting and cause the market price of our common stock to decline.

We have not performed an evaluation of our internal control over financial reporting, such as required by Section 404 of the Sarbanes-Oxley Act, nor have we engaged our independent registered public accounting firm to perform an audit of our internal control over financial reporting as of any balance sheet date or for any period reported in our financial statements.

Changes to accounting rules or regulations may adversely affect our business, financial condition or results of operations.

Changes to existing accounting rules or regulations may impact our business, financial condition or results of operations. Other new accounting rules or regulations and varying interpretations of existing accounting rules or regulations have occurred and may occur in the future. For instance, accounting regulatory authorities have recently issued new accounting rules which require lessees to capitalize operating leases in their financial statements in the next few years. When adopted, such change would require us to record significant operating lease obligations on our balance sheet and make other changes to our financial statements. This and other future changes to accounting rules or regulations could materially adversely affect our business, financial condition or results of operations.

We will incur increased costs as a result of being a public company.

As a public company, we expect to incur significant legal, accounting and other expenses that we did not incur as a private company, particularly after we are no longer an “emerging growth company” as defined under the JOBS Act. In addition, new and changing laws, regulations and standards relating to corporate governance and public disclosure, including the Dodd-Frank Act and the rules and regulations promulgated and to be promulgated thereunder, as well as under the Sarbanes-Oxley Act and the JOBS Act, have created uncertainty for public companies and increased costs and time that boards of directors and management must devote to complying with these rules and regulations. The Sarbanes-Oxley Act and related rules of the SEC and the Nasdaq Stock Market regulate corporate governance practices of public companies. We expect compliance with these rules and regulations to increase our legal and financial compliance costs and lead to a diversion of management time and attention from sales-generating activities. For example, we will be required to adopt new internal controls and disclosure controls and procedures. In addition, we will incur additional expenses associated with our SEC reporting requirements and increased compensation for our management team. We cannot predict or estimate the amount of additional costs we will incur as a public company or the specific timing of such costs.

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We are an “emerging growth company,” and we cannot be certain if the reduced reporting and disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

For as long as we remain an “emerging growth company” as defined in the JOBS Act, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies.” These exceptions provide for, but are not limited to, relief from the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, less extensive disclosure obligations regarding executive compensation in our periodic reports and proxy statements, exemptions from the requirements to hold a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved and an extended transition period for complying with new or revised accounting standards. We may take advantage of these reporting exemptions until we are no longer an “emerging growth company.” We will remain an “emerging growth company” until the earliest of: (i) the last day of the fiscal year in which we have $1.07 billion or more in annual gross revenues; (ii) the date on which we become a “large accelerated filer” (which means the year-end at which the total market value of our common equity securities held by non-affiliates is $700 million or more as of the last business day of our most recently completed second fiscal quarter); (iii) the date on which we have issued more than $1 billion of non-convertible debt securities over a three-year period; and (iv) the last day of the fiscal year following the fifth anniversary of our initial public offering. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock to be less attractive as a result, there may be a less active trading market for our common stock and the market price of our common stock may be more volatile.

Our management does not have experience managing a U.S. public company and our current resources may not be sufficient to fulfill our public company obligations.

Following the closing of this offering, we will be subject to various regulatory requirements, including those of the SEC and Nasdaq Stock Market. These requirements include recordkeeping, financial reporting and corporate governance rules and regulations. Our management team does not have experience in managing a U.S. public company and, historically, has not had the resources typically found in a public company. Our internal infrastructure may not be adequate to support our increased reporting obligations and we may be unable to hire, train or retain necessary staff and may be reliant on engaging outside consultants or professionals to overcome our lack of experience or employees. Our business, financial condition or results of operations could be adversely affected if our internal infrastructure is inadequate, including if we are unable to engage outside consultants or are otherwise unable to fulfill our public company obligations.

Pursuant to the JOBS Act, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act for so long as we are an “emerging growth company.”

Section 404 of the Sarbanes-Oxley Act requires annual management assessments of the effectiveness of our internal control over financial reporting, starting with the second annual report that we file with the SEC as a public company, and generally requires in the same report a report by our independent registered public accounting firm on the effectiveness of our internal control over financial reporting. However, under the JOBS Act, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act until we are no longer an “emerging growth company.” We will be an “emerging growth company” until the earliest of: (i) the last day of the fiscal year in which we have $1.07 billion or more in annual gross revenues; (ii) the date on which we become a “large accelerated filer” (which means the year-end at which the total market value of our common equity securities held by non-affiliates is $700 million or more as of the last business day of our most recently completed second fiscal quarter); (iii) the date on which we have issued more than $1 billion of non-convertible debt securities over a three-year period; and (iv) the last day of the fiscal year following the fifth anniversary of our initial public offering.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. An “emerging growth company” can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. However, we are choosing to “opt out” of such extended transition period and, as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

The ongoing COVID-19 pandemic has adversely affected, and may continue to adversely affect, our operations, financial condition, liquidity and financial results.

Our business has been significantly adversely affected by the COVID-19 outbreak in the United States. This contagious virus, which has continued to spread, has adversely affected workforces, customers, economies and financial markets globally. In response to this outbreak, many state and local authorities had mandated the temporary closure of non-essential businesses and dine-in restaurant activity or limited indoor dining capacities. The Company felt direct impact through reduced revenues through periods of time in 2020 and 2021 when restaurant locations were forced into closure or into limited capacities. Revenues were $3.2 million for the year ended December 31, 2020, compared to $4.1 million for the year ended December 31, 2019. The three restaurant locations that were open through all of 2020 each experienced significant sales declines. Combined average monthly sales for these locations decreased 36.8% for the year ended December 31, 2020. The Company attempted to mitigate the impact of reduced inside dining through expansion of food delivery operations during the pandemic affected periods.

A prolonged occurrence of COVID-19 may result in restaurant re-closures, prohibition on indoor dining, and further restrictions, including possible travel restrictions and additional restrictions on the restaurant industry. Our efforts to mitigate the effect of COVID-19 on our business or the economic downturn may be unsuccessful, and we may not be able to commence operations in a timeframe that is sufficient or otherwise take actions in response to developments with regard to the pandemic. The future sales levels of our restaurants and our ability to implement our growth strategy remain highly uncertain, as the full impact and duration of the COVID-19 pandemic continues to evolve.

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Risks Related to Ownership of Our Securities

There may be an adverse effect on the value and liquidity of our Class A common stock and our warrants due to the disparate voting rights of our Class A common stock and our Class B common stock.

With the exception of voting rights and certain conversion rights for the Class B common stock, holders of our Class A common stock and Class B common stock have identical rights. On all matters to be voted on by stockholders, holders of our Class A common stock are entitled to one vote per share while holders of our Class B common stock are entitled to 10 votes per share. The difference in the voting rights of our Class A common stock and Class B common stock could adversely affect the value of the Class A common stock to the extent that any investor or potential future purchaser of our Class A common stock ascribes value to the superior voting rights of our Class B common stock. The existence of two separate classes of common stock could result in less liquidity for our Class A common stock than if there were only one class of our common stock. In addition, if we issue additional shares of Class B common stock in the future, there will be further dilution to investors or potential future purchasers of our Class A common stock. See “Description of Capital Stock” for a description of our Class A common stock and Class B common stock and the rights associated with them.

There is no existing market for our common stock or our warrants and we do not know if one will develop. Even if a market does develop, the stock prices in the market may not exceed the offering price.

Prior to this offering, there has not been a public market for our securities or any of our equity interests. We cannot predict the extent to which investor interest in our company will lead to the development of an active trading market on the Nasdaq Capital Market, or how liquid that market may become. An active public market for our Class A common stock or warrants may not develop or be sustained after the offering. If an active trading market does not develop or is not sustained, you may have difficulty selling any shares that you buy.

The initial public offering price for the units will be determined by negotiations among us and the representative of the underwriters based upon several factors, including prevailing market conditions, our historical performance, estimates of our business potential and earnings prospects, and the market valuations of similar companies, and may not be indicative of prices that will prevail in the open market following this offering. The price at which our securities are traded after this offering may decline below the initial public offering price, meaning that you may experience a decrease in the value of your Class A common stock and warrants regardless of our operating performance or prospects.

Our quarterly operating results may fluctuate significantly and could fall below the expectations of securities analysts and investors due to seasonality and other factors, some of which are beyond our control, resulting in a decline in our stock price.

●	Our quarterly operating results may fluctuate significantly because of several factors, including:

●	the timing of new restaurant openings and related expense;

●	restaurant operating costs for our newly-opened restaurants, which are often materially greater during the first several months of operation than thereafter;

●	labor availability and costs for hourly and management personnel;

●	profitability of our restaurants, especially in new markets;

●	changes in interest rates;

●	increases and decreases in Average Unit Volumes and comparable restaurant sales;

●	impairment of long-lived assets and any loss on restaurant closures;

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●	macroeconomic conditions, both nationally and locally;

●	negative publicity relating to the consumption of meat or seafood or other food products we serve;

●	changes in consumer preferences and competitive conditions;

●	expansion in existing and new markets;

●	increases in infrastructure costs; and

●	fluctuations in commodity prices.

Seasonal factors and the timing of holidays also cause our sales to fluctuate from quarter to quarter. As a result of these factors, our quarterly and annual operating results and comparable restaurant sales may fluctuate significantly. Accordingly, results for any one quarter are not necessarily indicative of results to be expected for any other quarter or for any year and comparable restaurant sales for any particular future period may decrease. In addition, as we expand by opening more restaurants in cold weather climates, the seasonality of our business may be amplified. In the future, operating results may fall below the expectations of securities analysts and investors. In that event, the price of our securities could be adversely impacted.

The price of our securities may be volatile and you may lose all or part of your investment.

The market price of our securities could fluctuate significantly, and you may not be able to resell your securities at or above the offering price. Those fluctuations could be based on various factors in addition to those otherwise described in this prospectus, including those described under “—Risks Related to Our Business and Industry” and the following:

●	our operating performance and the performance of our competitors or restaurant companies in general;

●	the public’s reaction to our press releases, our other public announcements and our filings with the SEC;

●	changes in earnings estimates or recommendations by research analysts who follow us or other companies in our industry;

●	global, national or local economic, legal and regulatory factors unrelated to our performance;

●	the number of securities to be publicly traded after this offering;

●	future sales of our common stock or our equity interests by our officers, directors and significant stockholders;

●	the arrival or departure of key personnel; and

●	other developments affecting us, our industry or our competitors.

In addition, in recent years the stock market has experienced significant price and volume fluctuations. These fluctuations may be unrelated to the operating performance of particular companies. These broad market fluctuations may cause declines in the market price of our securities. The price of our securities could fluctuate based upon factors that have little or nothing to do with our business, financial condition or results of operations, and those fluctuations could adversely impact the market price of our securities.

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Future sales of our common stock, or the perception that such sales may occur, could depress the market price of our securities.

Sales of a substantial number of shares of our common stock in the public market, or the perception that such sales may occur, following this offering could depress the market price of our securities. This would include sales by James Chae, as detailed below under “Risk Factors—Risks Related to Our Organizational Structure—Future sales of our shares by James Chae could depress the market price of our securities.” Our executive officers and directors and holders of all of our options and equity interests, including James Chae, have agreed with the underwriters not to offer, sell, dispose of or hedge any shares of common stock or securities convertible into or exchangeable for shares of common stock (including shares of our Class B common stock), subject to specified limited exceptions and extensions described elsewhere in this prospectus, during the period ending 12 months after the date of the final prospectus, except with the prior written consent of the representative of the underwriters. See “Underwriting.”

Our amended and restated certificate of incorporation authorizes us to issue up to 49,000,000 shares of Class A common stock and 1,000,000 shares of Class B common stock, of which, as of the date of this prospectus, 9,000,000 shares of Class A common stock and 1,000,000 shares of Class B common stock are outstanding. The shares of Class A common stock offered in this offering will be freely tradable without restriction under the Securities Act, except for any shares of our common stock that may be held or acquired by our directors, executive officers, a consultant and other affiliates, as that term is defined in the Securities Act, which will be restricted securities under the Securities Act. Restricted securities may not be sold in the public market unless the sale is registered under the Securities Act or an exemption from registration is available.

After the expiration of the lock-up agreements, shares of our Class A common stock and Class B common stock held by our affiliates will continue to be subject to the volume and other restrictions of Rule 144 under the Securities Act. The representative of the underwriters may, in its sole discretion and at any time without notice, release all or any portion of the shares subject to the lock-up. See “Underwriting.”

The warrants may not have any value.

The warrants will be exercisable for five years from the date of initial issuance at an initial exercise price equal to 125% of the public offering price per unit set forth on the cover page of this prospectus. There can be no assurance that the market price of our shares of Class A common stock will ever equal or exceed the exercise price of the warrants. In the event that the stock price of our shares of Class A common stock does not exceed the exercise price of the warrants during the period when the warrants are exercisable, the warrants may not have any value.

Holders of warrants purchased in this offering will have no rights as stockholders until such holders exercise their warrants and acquire our shares of common stock.

Until holders of the warrants purchased in this offering acquire shares of common stock upon exercise thereof, such holders will have no rights with respect to the shares of common stock underlying the warrants. Upon exercise of the warrants, the holders will be entitled to exercise the rights of a stockholder only as to matters for which the record date occurs after the date they were entered in the register of members of the Company as a stockholder.

If you purchase shares of our common stock sold in this offering, you will incur immediate and substantial dilution.

If you purchase shares of our Class A common stock in this offering, you will incur immediate and substantial dilution in the amount of $3.21 per share (or $3.27 per share if the underwriters exercise their over-allotment option) because the initial public offering price of $4.50 per share is substantially higher than the pro forma net tangible book value per share of our outstanding Class A common stock. This dilution is due in large part to the fact that our first shareholders paid substantially less than the initial public offering price when they purchased their shares. See “Dilution.”

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If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our market price and trading volume could decline.

The trading market for our securities will depend in part on the research and reports that securities or industry analysts publish about us or our business. We do not currently have and may never obtain research coverage by securities and industry analysts. If no securities or industry analysts commence coverage of our company, the trading price for our securities would be negatively impacted. If we obtain securities or industry analyst coverage and if one or more of the analysts who cover us downgrades our securities or publishes inaccurate or unfavorable research about our business, our market price would likely decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, demand for our securities could decrease, which could cause our market prices and trading volume to decline.

We do not intend to pay dividends for the foreseeable future.

We may retain future earnings, if any, for future operations, expansion and debt repayment and have no current plans to pay any cash dividends for the foreseeable future. Any future determination to declare and pay cash dividends will be at the discretion of our board of directors and will depend on, among other things, our financial condition, results of operations, cash requirements, contractual restrictions and such other factors as our board of directors deems relevant. Our ability to pay dividends may also be limited by covenants under any future outstanding indebtedness we, our subsidiaries or affiliates incur. As a result, you may not receive any return on an investment in our common stock unless you sell our common stock for a price greater than that which you paid for it. See “Dividend Policy.”

Provisions in our charter documents and Delaware law may delay or prevent our acquisition by a third party.

Our amended and restated certificate of incorporation and bylaws, and Delaware law, contain several provisions that may make it more difficult for a third party to acquire control of us without the approval of our board of directors. These provisions may make it more difficult or expensive for a third party to acquire a majority of our outstanding equity interests. These provisions also may delay, prevent or deter a merger, acquisition, tender offer, proxy contest or other transaction that might otherwise result in our stockholders receiving a premium over the market price for their common stock. See “Description of Securities.”

Our bylaws, each to be effective in connection with the completion of this offering, will contain an exclusive forum provision, which could limit a stockholder’s ability to obtain a favorable judicial forum for disputes with us or our directors, officers or other employees.

Our amended and restated certificate of incorporation (to be effective in connection with the completion of this offering) and our bylaws each contain an exclusive forum provision providing that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for: (1) any derivative action or proceeding brought on our behalf, (2) any action asserting a claim of breach of a fiduciary duty owed by, or other wrongdoing by, any of our directors, officers, employees, agents or stockholders, (3) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, our certificate of incorporation or our bylaws, or (4) any action asserting a claim that is governed by the internal affairs doctrine. However, each provision states that it shall not apply to actions arising under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934. In addition, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. As a result, the exclusive forum provisions will not apply to suits brought to enforce any duty or liability created by the Securities Act or any other claim for which the federal and state courts have concurrent jurisdiction, and our stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder.

Any person purchasing or otherwise acquiring any interest in any shares of our capital stock shall be deemed to have notice of and to have consented to this provision of our bylaws which we will adopt prior to the completion of this offering. The exclusive forum provisions, if enforced, may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits. Alternatively, if a court were to find the exclusive forum provisions to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could have a material adverse effect on our business, financial condition, results of operations and growth prospects. For example, the Court of Chancery of the State of Delaware recently determined that a provision stating that U.S. federal district courts are the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act is not enforceable.

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Nasdaq may delist our securities from trading on its exchange, which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.

We intend to apply to have our Class A common stock and warrants listed on the Nasdaq Capital Market. Although after giving effect to this offering we expect to meet, on a pro forma basis, the minimum initial listing standards set forth in the Nasdaq listing standards, we cannot assure you that our securities will be, or will continue to be, listed on Nasdaq in the future.

If Nasdaq delists our securities from trading on its exchange and we are not able to list our securities on another national securities exchange, we expect our securities could be quoted on an over-the-counter market. If this were to occur, we could face significant material adverse consequences, including:

●	a limited availability of market quotations for our securities;

●	reduced liquidity for our securities;

●	a determination that our Class A common stock is a “penny stock” which will require brokers trading in our Class A common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

●	a limited amount of news and analyst coverage; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

Our warrant agreement will designate the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our warrants which could limit the ability of warrant to obtain a favorable judicial forum for disputes with our Company.

Our warrant agreement will provide that, subject to applicable law, (i) any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and (ii) that we irrevocably submit to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. We will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

Notwithstanding the foregoing, these provisions of the warrant agreement will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any of our warrants or rights shall be deemed to have notice of and to have consented to the forum provisions in our warrant agreement or rights agreement, as applicable. If any action, the subject matter of which is within the scope the forum provisions of the warrant agreement or rights agreement, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of our warrants or rights, such holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder or right holder in any such enforcement action by service upon such warrant or right holder’s counsel in the foreign action as agent for such warrant or right holder.

This choice-of-forum provision may limit a warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with our Company, which may discourage such lawsuits. Alternatively, if a court were to find this provision of our warrant agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and board of directors.

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Risks Related to Our Organizational Structure

We are controlled by James Chae, whose interests may differ from those of our other stockholders.

Immediately following this offering and the application of net proceeds from this offering, James Chae will control approximately 74.4% of the combined voting power of our equity interests through their ownership of both Class A common stock and Class B common stock. James Chae will, for the foreseeable future, have significant influence over corporate management and affairs, and will be able to control virtually all matters requiring stockholder approval so long as James Chae owns a majority of the combined voting power of our outstanding equity interests. Following this offering, if James Chae continues to own at least 1,000,000 shares of Class B common stock, James Chae will own a majority of the combined voting power of our outstanding equity interests, and effectively control the outcome of matters submitted to stockholders that require a majority vote assuming 13,000,000 shares of Class A common stock and 1,000,000 shares of Class B common stock outstanding as of the completion of this offering. James Chae is able to, subject to applicable law, elect a majority of the members of our board of directors and control actions to be taken by us and our board of directors, including amendments to our certificate of incorporation and bylaws and approval of significant corporate transactions, including, among other matters, mergers and sales of substantially all of our assets, as well as incurrence of indebtedness by us. The directors so elected will have the authority, subject to the terms of our indebtedness and applicable rules and regulations, to issue additional stock, implement stock repurchase programs, declare dividends and make other decisions. It is possible that the interests of James Chae may in some circumstances conflict with our interests and the interests of our other stockholders, including you. For example, James Chae may have different tax positions from us that could influence their decisions regarding whether and when to dispose of assets and whether and when to incur new or refinance existing indebtedness. Such indebtedness could contain covenants that prevent us from declaring dividends to stockholders. In addition, the determination of future tax reporting positions and the structuring of future transactions may take into consideration James Chae’s tax or other considerations, which may differ from our considerations or our other stockholders. For additional information about our relationships with James Chae, you should read the information under the headings “Principal Stockholders” and “Certain Relationships and Related Party Transactions”.

We are a “controlled company” within the meaning of the Nasdaq listing standards and, as a result, will qualify for, and intend to rely on, exemptions from certain corporate governance requirements. You will not have the same protections afforded to stockholders of companies that are subject to such requirements.

Immediately following this offering and the application of net proceeds from this offering, James Chae will control approximately 74.4% of the combined voting power of our equity interests through their ownership of both Class A common stock and Class B common stock. Because of the voting power of James Chae, we are considered a “controlled company” for the purposes of the Nasdaq Stock Market. As such, we are exempt from certain corporate governance requirements of the Nasdaq Stock Market, including the requirement that (i) a majority of our board of directors consist of independent directors, (ii) director nominees be selected or recommended to the board by independent directors or an independent nominating committee, and (iii) we have a compensation committee that is composed entirely of independent directors. While we have elected to comply with the requirements that a majority of our board consist of independent directors and that our compensation committee be composed entirely of independent directors, we will not have a Nominating and Corporate Governance Committee. Further, so long as we are considered a “controlled company” under the Nasdaq Stock Market requirements, our Compensation Committee may not always consist entirely of independent directors. Accordingly, you will not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the Nasdaq Stock Market.

The interests of James Chae may conflict with ours or yours in the future.

Various conflicts of interest between James Chae and us could arise. Ownership interests of directors or officers of James Chae in our common stock, could create or appear to create potential conflicts of interest when those directors and officers are faced with decisions that could have different implications for James Chae. These decisions could, for example, relate to:

●	disagreement over corporate opportunities;

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●	management stock ownership;

●	employee retention or recruiting;

●	our dividend policy; and

●	the services and arrangements from which we benefit as a result of its relationship with James Chae.

Potential conflicts of interest could also arise if we enter into any new commercial arrangements with James Chae in the future.

Future sales of our shares by James Chae could depress the price of our securities.

After this offering, and subject to the lock-up period described below, James Chae may sell all or a portion of the shares of our Class A common stock and Class B common stock that he owns (which shares of Class B common stock would be converted automatically into Class A shares in connection with any sale). Sales by James Chae in the public market could depress the price of our securities. James Chae is not subject to any contractual obligation to maintain any ownership position in our shares, except that it has agreed not to sell or otherwise dispose of any of our equity interests for a period ending 12 months after the date of the final prospectus without the prior written consent of the representative of the underwriters, subject to specified limited exceptions and extensions described in “Underwriting.” Consequently, James Chae may decide not to maintain his ownership of our equity interests once the lock-up period expires.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties. The forward-looking statements are contained principally in “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” In some cases, you can identify forward-looking statements by terms such as “target,” “may,” “might,” “will,” “objective,” “intend,” “should,” “could,” “can,” “would,” “expect,” “believe,” “design,” “estimate,” “continue,” “predict,” “potential,” “plan,” “anticipate” or the negative of these terms, and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these assumptions, risks and uncertainties, you should not place undue reliance on these forward-looking statements. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that we expected, including:

●	our ability to successfully maintain increases in our comparable restaurant sales and AUVs;

●	our ability to successfully execute our growth strategy and open new restaurants that are profitable;

●	our ability to expand in existing and new markets;

●	our projected growth in the number of our restaurants;

●	macroeconomic conditions and other economic factors;

●	our ability to compete with many other restaurants;

●	our ability to successfully implement a franchise program;

●	our reliance on vendors, suppliers and distributors;

●	concerns regarding food safety and foodborne illness;

●	changes in consumer preferences and the level of acceptance of our restaurant concept in new markets;

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●	minimum wage increases and mandated employee benefits that could cause a significant increase in our labor costs;

●	the failure of our automated equipment or information technology systems or the breach of our network security;

●	the loss of key members of our management team;

●	the impact of governmental laws and regulations; and

●	volatility in the price of our listed securities.

We discuss many of these risks in this prospectus in greater detail under the heading “Risk Factors.” Also, these forward-looking statements represent our estimates and assumptions only as of the date of this prospectus. Unless required by United States federal securities laws, we do not intend to update any of these forward-looking statements to reflect circumstances or events that occur after the statement is made.

The market data and certain other statistical information used throughout this prospectus are based on independent industry publications, governmental publications, reports by market research firms or other independent sources. Some data are also based on our good faith estimates. Although we believe these third-party sources are reliable, we have not independently verified the information attributed to these third-party sources and cannot guarantee its accuracy and completeness. Similarly, our estimates have not been verified by any independent source.

You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

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USE OF PROCEEDS

We estimate that the net proceeds we will receive from this offering will be approximately $16,380,000 based on an assumed initial public offering price of $4.50 per unit, which is the midpoint of the price range set forth on the cover of this prospectus, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us and excluding proceeds received from the exercise of our warrants. If the underwriters’ option to purchase additional units in this offering from us is exercised in full, our net proceeds will be approximately $18,837,000 after deducting the underwriting discounts and commissions and estimated offering expenses payable by us and excluding proceeds received from the exercise of our warrants.

Each $1.00 increase (decrease) in the assumed initial public offering price of $4.50 per unit, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, would increase (decrease) net proceeds to us from this offering by approximately $3,640,000, that the number of units offered by us, as set forth on the cover page of this prospectus, remains the same. We may also increase or decrease the number of units we are offering. Each 100,000 increase (decrease) in the number of units we are offering would increase (decrease) the net proceeds to us from this offering by approximately $410,000, assuming no change in the assumed initial public offering price per unit.

We plan to use the net proceeds of this offering as follows:

●	25% of the net proceeds (approximately $4.4 million without the over-allotment option, or approximately $4.7 million with the over-allotment option) for our expansion and development of new corporate owned restaurant locations during the year ending December 31, 2022;
●	25% of the net proceeds (approximately $4.4 million without the over-allotment option, or approximately $4.7 million with the over-allotment option) for the expansion of our distribution capabilities, including centralized warehousing, storage and delivery;
●	25% of the net proceeds (approximately $4.4 million without the over-allotment option, or approximately $4.7 million with the over-allotment option) for the development of our franchise program. As of the date of this prospectus, we do not have a franchise program; and
●	25% of the net proceeds (approximately $4.4 million without the over-allotment option, or approximately $4.7 million with the over-allotment option) for general working capital and other corporate purposes.

Our expected use of net proceeds from this offering represents our current intentions based upon our present plans and business condition. As of the date of this prospectus, we cannot predict with certainty all of the particular uses for the net proceeds to be received upon the completion of this offering or the amounts that we will actually spend. The amounts and timing of our actual use of net proceeds will vary depending on numerous factors. As a result, our management will have broad discretion in the application of the net proceeds of this offering, and investors will be relying on our judgment regarding the application of the net proceeds.

Pending other uses, we intend to invest the proceeds to us in investment-grade, interest-bearing securities such as money market funds, certificates of deposit, or direct or guaranteed obligations of the U.S. government, or hold as cash. We cannot predict whether the proceeds invested will yield a favorable return.

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DIVIDEND POLICY

No dividends have been declared or paid on our equity interests. We do not anticipate paying any cash dividends on shares of our Class A common stock or Class B common stock in the foreseeable future. We currently intend to retain any earnings to finance the development and expansion of our business. Any future determination to pay dividends will be at the discretion of our board of directors and will be dependent upon then-existing conditions, including our earnings, capital requirements, results of operations, financial condition, business prospects and other factors that our board of directors considers relevant. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Certain Relationships and Related Party Transactions” for additional information regarding our financial condition.

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CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of December 31, 2021:

●	on an actual basis, effective immediately prior to the completion of this offering;

●	on a pro forma as adjusted basis, which gives effect to 1) the sale of 4,000,000 shares of Class A common stock in this offering, assuming no shares issuable upon exercise of warrants, at an assumed initial public offering price of $4.50 per unit (the midpoint of the price range set forth on the cover page of this prospectus) after deducting estimated underwriting discounts and estimated offering expenses payable by us, and the application of the net proceeds thereof; and 2) the compensation expense to be recorded upon the issuance of 549,100 shares of Class A common stock to directors and consultants; and

●	on a further pro forma as adjusted basis, which gives additional effect to the sale of 600,000 shares of Class A common stock in this offering should the underwriters fully exercise the over-allotment option.

You should read the following table in conjunction with the sections entitled “Use of Proceeds,” “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included in this prospectus.

	As of December 31, 2021
	Actual	Pro forma - As Adjusted	Pro forma - As Adjusted with Over-Allotment Option
Cash(1)	$1,087,102	$16,642,102	$19,099,102

Debt (current and non-current):
Bank notes payables	1,237,672	1,237,672	1,237,672
Loan payable, PPP	385,900	385,900	385,900
Loan payable, EIDL	450,000	450,000	450,000
Due to related party	1,383,213	1,383,213	1,383,213
Restaurant revitalization fund	700,454	700,454	700,454

Stockholders’ Deficit
Class A Common Stock - $0.0001 par value; 49,000,000 authorized shares; 9,450,900 shares issued and outstanding; 13,000,000 pro forma adjusted shares at December 31, 2021; 13,600,000 pro forma adjusted shares with over-allotment option at December 31, 2021	946	1,300	1,360
Class B Common Stock - $0.0001 par value; 1,000,000 authorized shares; no shares issued and outstanding; 1,000,000 pro forma adjusted shares at December 31, 2021; 1,000,000 pro forma adjusted shares with over-allotment option at December 31, 2021	-	100	100
Additional paid-in-capital(2)	553,456	18,578,952	21,035,892
Accumulated deficit	(2,813,042)	(5,283,992)	(5,283,992)
Stockholders’ equity (deficit)	(2,318,640)	13,296,360	15,753,360

(1) Adjusted cash is the calculated from the proceeds from the sale of the units from this initial public offering, including the exercise of the underwriters’ over-allotment option.

(2) The adjusted additional paid in capital is the other side of the increase in cash and an incremental amount for the 549,100 compensatory shares valued at $4.50 per share.

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DILUTION

Currently we have, and upon completion of this offering we will have, two classes of equity interests issued and outstanding: Class A common stock, which is being sold in this offering and to which we refer in this prospectus as “common stock,” and Class B common stock. Dilution is the amount by which the initial public offering price paid by purchasers of shares of our equity interests exceeds the net tangible book value per share of our equity interests immediately following the completion of the offering. Net tangible book value represents the amount of our total tangible assets reduced by our total liabilities. Net tangible book value per share represents our net tangible book value divided by the number of shares of our equity interests outstanding. For purposes of dilution calculations, the number of outstanding shares after the IPO includes the 1,000,000 shares of Class B common stock as it would be exchangeable on a one-to-one basis into Class A shares and would reflect maximum dilution at that time. The Company defines total tangible assets as total assets less intangible assets (including deferred tax assets and deferred offering costs). As of December 31, 2021, prior to giving effect to the offering, our net tangible book value was $2,506,926 and our net tangible book value per share was $0.25.

After giving effect to the issuance and sale of the 4,000,000 units offered in this offering and the application of the estimated net proceeds of the offering received by us, as described in “Use of Proceeds,” based upon an assumed initial public offering price of $4.50 per unit, which is the midpoint of the price range set forth on the cover of this prospectus, and assuming that no warrants are exercised, our net tangible book value as of December 31, 2021 would have been approximately $18,062,000, or $1.29 per share of equity interest. This represents an immediate increase in net tangible book value to our existing stockholders (including James Chae) of $1.04 per share and an immediate dilution to new investors in this offering of $3.21 per share. The following table illustrates this per share dilution net tangible book value to new investors after giving effect to this offering:

Assumed initial public offering price per unit		$4.50
Net tangible book value per share as of December 31, 2021	$0.25
Increase in net tangible book value per share attributable to new investors	$1.04
Adjusted net tangible book value per share after this offering		$1.29
Dilution per share to new investors		$3.21

A $1.00 increase (decrease) in the assumed initial public offering price of $4.50 per unit would increase (decrease) our net tangible book value by $3,640,000, the net tangible book value per share after this offering by $0.26 and the dilution per share to new investors by $0.74, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

If the underwriters exercise their over-allotment option in full, the net tangible book value per share of our Class A common stock after giving effect to this offering would be $1.23 per share, which amount represents an immediate increase in net tangible book value of $0.98 per share to existing stockholders (including James Chae) and the immediate dilution in net tangible book value per share to new investors in this offering of $3.27 per share.

The following table presents, as of December 31, 2021, the differences between the number of shares purchased from us, the total consideration paid to us, and the average price per share paid by existing stockholders (including James Chae) and by new investors purchasing Class A common stock at the assumed initial offering price of $4.50 per unit, which is the midpoint of the price range set forth on the cover page of this prospectus, before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

	Shares Purchased		Total Consideration		Average Price
	Number	Percent	Amount	Percent	Per Share
Existing stockholders (including James Chae)	10,000,000	71.4%	$4,287,321	19.2%	$0.42
New investors	4,000,000	28.6	18,000,000	80.8	4.50
Total	14,000,000	100.0%	$22,287,321	100.0%	$1.59

If the underwriters were to fully exercise their option to purchase 600,000 additional shares of our Class A common stock, the percentage of shares of our Class A common stock held by James Chae after this offering would be 51.9%, and the percentage of shares of our Class A common stock held by new investors after this offering would be 33.8%.

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To the extent any outstanding options or other equity awards are exercised or become vested or any additional options or other equity awards are granted and exercised or become vested or other issuances of shares of our common stock are made, there may be further economic dilution to new investors.

SELECTED FINANCIAL DATA

The following table summarizes our historical financial and operating data for the periods and as of the dates indicated. The statements of income data for the fiscal years ended December 31, 2020 and December 31, 2021 and the balance sheet data as of December 31, 2020 and December 31, 2021 have been derived from our audited financial statements included elsewhere in this prospectus. The financial data presented includes all normal and recurring adjustments that we consider necessary for a fair presentation of the financial position and results of operations for such periods.

The historical results presented below are not necessarily indicative of the results to be expected for any future period. This information should be read in conjunction with “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited financial statements and unaudited interim financial statements and the related notes included elsewhere in this prospectus.

	Years Ended December 31,
	2021	2020

Revenue:
Food and beverage	$6,536,859	$3,170,925
Total revenue	6,536,859	3,170,925

Restaurant operating expenses:
Food, beverages and supplies	1,998,831	880,040
Labor	2,969,426	1,542,796
Rent and utilities	689,709	437,972
Delivery and service fees	525,638	222,723
Depreciation	138,665	114,478
Total restaurant operating expenses	6,322,269	3,198,009

Net operating restaurant operating income	214,590	(27,084)

Operating expenses:
General and administrative	2,042,623	378,599
Advertising and marketing	31,952	30,054
Total operating expenses	2,074,575	408,653

Loss from operations	(433,590)	(435,737)

Other income (expense):
PPP loan forgiveness	269,887	-
Other income	26,486	49,556
Interest	(52,224)	(51,590)
Total other income (expense)	244,149	(2,034)

Income before income taxes	(1,615,836)	(437,771)

Income tax provision	14,649	12,357

Net loss	$(1,630,485)	$(450,128)

Loss per share:
Basic and diluted	$(0.34)	$(0.14)

Weighted average number of common shares outstanding:
Basic and diluted	4,771,706	3,205,000

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	As of December 31,
	2021	2020

Cash	$1,087,102	$-
Total assets	$5,835,115	$3,014,424
Total liabilities	$8,153,755	$4,385,804
Total stockholders’ deficit	$(2,318,640)	$(1,371,380)

	Years Ended December 31,
	2021	2020

Key Financial and Operational Metrics
Restaurants at the end of period	6	5
Average unit volumes (1)	$1,239,551	$904,745
Comparable restaurant sales growth (2)	37.0%	-29.3%
EBITDA (3)	(1,424,947)	(265,183)
Adjusted EBITDA (3)	(1,694,834)	(265,183)
as a percentage of sales	-25.9%	-8.4%
Operating income	(1,859,985)	(433,590)
Operating profit margin	-28.5%	-13.7%
Restaurant-level Contribution (3)	353,255	41,681
Restaurant-level Contribution Margin (3)	5.4%	1.3%

(1)	Average Unit Volumes (AUVs) consist of the average annual sales of all restaurants that have been open for 3 months or longer at the end of the fiscal year presented. The AUVs measure has been adjusted for restaurants that were not open for the entire fiscal year presented (such as a restaurant closed for renovation) to annualize sales for such period of time. See “Additional Financial Measures and Other Data” for the definition of AUVs.
(2)	Comparable restaurant sales growth represents the change in year-over-year sales for restaurants open for at least 3 months prior to the start of the accounting period presented, including those temporarily closed for renovations during the year. The comparable restaurant sales growth measure is calculated excluding the West Hollywood and Lynwood, California restaurants, which closed in fiscal year 2019 due to underperformance.
(3)	EBITDA, Adjusted EBITDA, Restaurant-level Contribution and Restaurant-level Contribution margin are intended as supplemental measures of our performance that are neither required by, nor presented in accordance with, GAAP. We are presenting EBITDA, Adjusted EBITDA, Restaurant-level Contribution and Restaurant-level Contribution margin because we believe that they provide useful information to management and investors regarding certain financial and business trends relating to our financial condition and operating results. Additionally, we present Restaurant-level Contribution because it excludes the impact of general and administrative expenses which are not incurred at the restaurant-level. We also use Restaurant-level Contribution to measure operating performance and returns from opening new restaurants.

EBITDA is calculated as net income before interest expense, provision (benefit) for income taxes and depreciation and amortization. Adjusted EBITDA further adjusts EBITDA to reflect the additions and eliminations described in the table below. Restaurant-level Contribution represents operating income plus depreciation and amortization, stock-based compensation expense, non-cash rent expense, asset disposals, closure costs and restaurant impairments, general and administrative expenses, less corporate-level stock-based compensation expense. Restaurant-level Contribution margin is defined as Restaurant-level Contribution divided by sales.

We believe that the use of EBITDA, Adjusted EBITDA, Restaurant-level Contribution and Restaurant-level Contribution margin provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing the Company’s financial measures with those of comparable companies, which may present similar non-GAAP financial measures to investors. However, you should be aware that Restaurant-level Contribution and Restaurant-level Contribution margin are financial measures which are not indicative of overall results for the Company, and Restaurant-level Contribution and Restaurant-level Contribution margin do not accrue directly to the benefit of stockholders because of corporate-level expenses excluded from such measures. In addition, you should be aware when evaluating EBITDA, Adjusted EBITDA, Restaurant-level Contribution and Restaurant-level Contribution margin that in the future we may incur expenses similar to those excluded when calculating these measures. Our presentation of these measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Our computation of EBITDA, Adjusted EBITDA, Restaurant-level Contribution and Restaurant-level Contribution margin may not be comparable to other similarly titled measures computed by other companies, because all companies may not calculate EBITDA, Adjusted EBITDA, Restaurant-level Contribution and Restaurant-level Contribution margin in the same fashion.

Because of these limitations, EBITDA, Adjusted EBITDA, Restaurant-level Contribution and Restaurant-level Contribution margin should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA, Adjusted EBITDA, Restaurant-level Contribution and Restaurant-level Contribution margin on a supplemental basis. Our management recognizes that EBITDA, Adjusted EBITDA, Restaurant-level Contribution and Restaurant-level Contribution margin have limitations as analytical financial measures, including the following:

●	EBITDA, Adjusted EBITDA, Restaurant-level Contribution and Restaurant-level Contribution margin do not reflect our capital expenditures or future requirements for capital expenditures;

●	EBITDA, Adjusted EBITDA, Restaurant-level Contribution and Restaurant-level Contribution margin do not reflect interest expense or the cash requirements necessary to service interest or principal payments associated with our indebtedness;

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●	EBITDA, Adjusted EBITDA, Restaurant-level Contribution and Restaurant-level Contribution margin do not reflect depreciation and amortization, which are non-cash charges, although the assets being depreciated and amortized will likely have to be replaced in the future, and do not reflect cash requirements for such replacements;

●	Adjusted EBITDA, Restaurant-level Contribution and Restaurant-level Contribution margin do not reflect the costs of stock-based compensation expense, non-cash rent expense, and asset disposals, closure costs and restaurant impairments;

●	Adjusted EBITDA, Restaurant-level Contribution and Restaurant-level Contribution margin do not reflect changes in, or cash requirements for, our working capital needs; and

●	other companies in our industry may calculate these measures differently, limiting their usefulness as comparative measures.

A reconciliation of net income to EBITDA and Adjusted EBITDA is provided below:

	Years Ended December 31,
	2021	2020

Net loss, as reported	$(1,630,485)	$(450,128)
Interest, net	52,224	51,590
Taxes	14,649	18,877
Depreciation and amortization	138,665	114,478
EBITDA	(1,424,947)	(265,183
PPP loan forgiveness (a)	(269,887)	-
Adjusted EBITDA	$(1,694,834)	$(265,183

(a)	Represents income recorded upon the forgiveness of payroll protection loans from the SBA.

The following table presents a reconciliation of net restaurant operating income (loss) to Restaurant-level Contribution:

	Years Ended December 31,
	2021	2020

Net restaurant operating income (loss), as reported	$214,590)	$(72,797
Depreciation and amortization	138,665	114,478
Restaurant-level Contribution	$353,255	$41,681
Operating profit margin	-28.5%	-13.7%
Restaurant-level Contribution Margin	5.4%	1.3%

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with the “Selected Financial Data” and our financial statements and the related notes and other financial information included elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties. You should review the “Special Note Regarding Forward-Looking Statements” and “Risk Factors” sections of this prospectus for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview of Yoshiharu

Yoshiharu is a fast-growing Japanese restaurant operator and was borne out the idea of introducing the modernized Japanese dining experience to customers all over the world. Specializing in authentic Japanese ramen, Yoshiharu gained recognition as a leading ramen restaurant in Southern California within six months of our 2016 debut and has continued to expand our top-notch restaurant service across Southern California, currently owning and operating 7 restaurant stores with an additional 2 new restaurant stores under construction/development and an additional 8 new restaurant stores expected to open in 2022.

We take pride in our warm, hearty, smooth, and rich bone broth, which is slowly boiled for over 12 hours. Customers can taste and experience supreme quality and deep flavors. Combining the broth with the fresh, savory, and highest-quality ingredients, Yoshiharu serves the perfect, ideal ramen, as well as offers customers a wide variety of sushi rolls, bento menu and other favorite Japanese cuisine. Our acclaimed signature Tonkotsu Black Ramen has become a customer favorite with its slow cooked pork bone broth and freshly made, tender chashu (braised pork belly).

Our mission is to bring ramen and Japanese cuisine to the mainstream, by providing a meal that customers find comforting. Since the inception of the business, we have been making our own ramen broth and other key ingredients such as pork chashu and flavored eggs from scratch, whereby upholding the quality and taste of our foods, including the signature texture and deep, rich flavor of our handcrafted broth. Moreover, we believe that slowly cooking the bone broth makes it high in collagen and rich in nutrients. Yoshiharu also strives to present food that is not only healthy, but also affordable. We feed, entertain and delight our customers, with our active kitchens and bustling dining rooms providing happy hours, student and senior discounts, and special holiday events. As a result of our vision, customers can comfortably enjoy our food in a friendly and welcoming atmosphere.

Our success has resulted in strong financial results as illustrated by the following:

●	Revenue grew from $3.2 million for the year ended December 31, 2020, to $6.5 million for the year ended December 31, 2021. This is partially attributable to recovery from the negative impact of COVID-19 on 2020 results. Revenue for the year ended December 31, 2019 was approximately $4.1 million, so after the brief downturn for fiscal 2020, the Company has recovered and returned to a path of planned growth.

●	We continue to accelerate the pace of new “corporate-owned” (i.e., directly owned by us) restaurant openings and expect to operate over 17 corporate-owned locations by year end 2022 (this includes 2 new restaurant stores currently under construction/development and an additional 8 restaurant stores, of which 4 have been site selected).

●

We operate in a large and rapidly growing market. We believe the consumer appetite for Asian cuisine is widespread across many demographics and have an opportunity to expand in both existing and new U.S. markets, as well as internationally.

●	Yoshiharu is in the process of registering its franchise program (which it expects to be complete by the end of 2022), and once that is complete, we plan on providing franchisee opportunities to open both domestically and internationally. In the U.S., we believe there is a potential to open 20 stores per year by franchisees. Globally, we are also exploring the idea of granting country-wide exclusivity to franchisees, which we believe will help expand our global footprint considerably. As of the date of this prospectus, we do not have a franchise program.

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●	Average check size is moderate and increasing. During the year ended December 31, 2019, the average check size in our stores was $30.79, which decreased 2.2% to $30.11 during the year ended December 31, 2020. For the year ended December 31, 2021, average check size in our restaurants was $33.70.

Our flexible physical footprint, which has allowed us to open restaurants in size ranging from 1,500 to 2,500 square feet, allows us to open in-line and end-cap restaurant formats at strip malls and shopping centers and penetrate markets in both suburban and urban areas.

Our Growth Strategies

Historically, we have averaged an opening of 1 store per year utilizing solely bank debt, revenues and related party loans. However, utilizing 25% of the net proceeds of this offering, in 2022, we expect in the short term (by the end of 2022) to open 10 new corporate-owned restaurants (including 2 currently under construction/development). Based on our internal analysis, we believe that we have the potential to grow our current domestic corporate-owned restaurants and international footprint to at least 250 restaurants domestically and at least 750 restaurants internationally by utilizing revenues generated by an increased number of corporate-owned restaurants, revenues generated through our franchise program (currently we do not have such a program), proceeds from the sale of equity securities in the public markets as a publicly traded company, and debt financings. The rate of future restaurant growth in any particular period is inherently uncertain and is subject to numerous factors that are outside of our control. As a result, we do not currently have an anticipated timeframe for such expansion.

Pursue New Restaurant Development.

We have pursued a disciplined new corporate owned growth strategy. Having expanded our concept and operating model across varying restaurant sizes and geographies, we plan to leverage our expertise opening new restaurants to fill in existing markets and expand into new geographies. While we currently aim to achieve in excess of 100% annual unit growth rate over the next three to five years, we cannot predict the time period of which we can achieve any level of restaurant growth or whether we will achieve this level of growth at all. Our ability to achieve new restaurant growth is impacted by a number of risks and uncertainties beyond our control, including those described under the caption “Risk Factors.” In particular, see “Risk Factors—Our long-term success is highly dependent on our ability to successfully identify and secure appropriate sites and timely develop and expand our operations in existing and new markets” for specific risks that could impede our ability to achieve new restaurant growth in the future. We believe there is a significant opportunity to employ this strategy to open additional restaurants in our existing markets and in new markets with similar demographics and retail environments.

Deliver Consistent Comparable Restaurant Sales Growth.

We have achieved positive comparable restaurant sales growth in recent periods. We believe we will be able to generate future comparable restaurant sales growth by growing traffic through increased brand awareness, consistent delivery of a satisfying dining experience, new menu offerings, and restaurant renovations. We will continue to manage our menu and pricing as part of our overall strategy to drive traffic and increase average check. We are also exploring initiatives to grow sales of alcoholic beverages at our restaurants, including the potential of a larger format restaurant with a sake bar concept.

Franchise Program Development.

We expect to initiate sales of franchises beginning in 2022. We expect to submit an application for franchise registration in California, and we expect to submit franchise applications in additional states over the next few months. While our initial franchise development will focus on the United States, we also believe the Yoshiharu concept will attract future franchise partners around the world.

Increase Profitability.

We have invested in our infrastructure and personnel, which we believe positions us to continue to scale our business operations. As we continue to grow, we expect to drive higher profitability by taking advantage of our increasing buying power with suppliers and leveraging our existing support infrastructure. Additionally, we believe we will be able to optimize labor costs at existing restaurants as our restaurant base matures and AUVs increase. We believe that as our restaurant base grows, our general and administrative costs will increase at a slower rate than our sales.

Heighten Brand Awareness.

We intend to continue to pursue targeted local marketing efforts and plan to increase our investment in advertising. We also are exploring the development of instant ramen noodles which we would distribute through retail channels. We intend to explore partnerships with grocery retailers to provide for small-format Yoshiharu kiosks in stores to promote a limited selection of Yoshiharu cuisine.

Corporate Overview

In September 2021, Yoshiharu Holdings was formed by James Chae as an S corporation for the purpose of acquiring all of the equity in each of the 7 restaurant store entities which were previously founded and wholly owned directly by James Chae and all of the intellectual property in the business held by James Chae in exchange for an issuance of 9,450,900 shares to James Chae, which constituted all of the issued and outstanding equity in Yoshiharu Holdings Co. Such transfers were completed in the fourth quarter of 2021.

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Yoshiharu Global Co. was incorporated on December 9, 2021 in Delaware by James Chae for purposes of effecting this offering. On December 9, 2021, James Chae contributed 100% of the equity in Yoshiharu Holdings Co. to Yoshiharu Global Co. in exchange for the issuance by Yoshiharu Global Co. of 9,450,900 shares of Class A common stock to James Chae. On December 10, 2021, the Company redeemed 670,000 shares of Class A common stock from James Chae at par ($0.0001 per share). In December 2021, the Company conducted a private placement solely to accredited investors and sold 670,000 shares of Class A common stock at $2.00 per share, which the Company’s board of directors determined to reflect the then current fair market value of the Company’s Class A common stock. The Company shall exchange 1,000,000 shares held by James Chae into 1,000,000 shares of Class B common stock immediately prior to the execution of the underwriting agreement. Effective February 7, 2022, the Company’s board and stockholders unanimously approved the form of amended and restated certificate of incorporation, which clarifies the automatic conversion of Class B common stock held by James Chae into Class A common stock, among other things, a copy of which is attached to the registration statement as Exhibit 3.3 of which this prospectus is made a part.

Following the closing of this offering, James Chae will own all of our Class B common stock (1,000,000) and 7,110,900 shares of our Class A common stock, representing approximately 74.4% of the combined voting power of our outstanding capital stock, or 72.3% if the underwriters exercise their option to purchase additional units. See “Principal Stockholders.” As a result, we will be a “controlled company” within the meaning of the corporate governance rules of the Nasdaq Stock Market, and James Chae will be able to exert significant voting influence over fundamental and significant corporate matters and transactions and may have interests that differ from yours. See “Risk Factors—Risks Related to Our Organizational Structure.”

On all matters to be voted on by stockholders, holders of our Class A common stock are entitled to one vote per share while holders of our Class B common stock are entitled to 10 votes per share. Each share of Class B common stock is convertible into one share of Class A common stock at the option of the holder, upon transfer or in certain specified circumstances. With the exception of voting rights and conversion rights, holders of Class A and Class B common stock will have identical rights. We do not intend to list Class B common stock on any stock exchange.

COVID-19 Impact on Concentration of Risk

The COVID-19 pandemic has significantly impacted health and economic conditions throughout the United States and globally, as public concern about becoming ill with the virus has led to the issuance of recommendations and/or mandates from federal, state and local authorities to practice social distancing or self-quarantine. The Company felt direct impact through reduced revenues through periods of time in 2020 and 2021 when restaurant locations were forced into closure or into limited capacities. Revenues were $3.2 million for the year ended December 31, 2020, compared to $4.1 million for the year ended December 31, 2019. The three restaurant locations that were open through all of 2020 each experienced significant sales declines. Combined average monthly sales for these locations decreased 36.8% for the year ended December 31, 2020. The Company attempted to mitigate the impact of reduced inside dining through expansion of food delivery operations during the pandemic affected periods. The Company intends to continue selling through these delivery channels, even with a return to full capacity inside dining. Revenues were $6.5 million for the year ended December 31, 2021, so the Company has already experienced significant recovery from the impact of the pandemic on customer traffic during 2020. The combined average monthly sales for the 4 restaurant locations that were open through all of 2020 increased 63.4% for the year ended December 31, 2021, from the comparable period in the prior year.

Key Performance Indicators

Sales

Sales represents sales of food and beverages in restaurants, as shown on our statements of income. Several factors affect our restaurant sales in any given period including the number of restaurants in operation, guest traffic and average check.

EBITDA and Adjusted EBITDA

The following table presents a reconciliation of net income to EBITDA and Adjusted EBITDA:

	Years Ended December 31,
	2021	2020

Net loss, as reported	$(1,630,485)	$(450,128)
Interest, net	52,224	51,590
Taxes	14,649	18,877
Depreciation and amortization	138,665	114,478
EBITDA	(1,424,947)	(265,183
PPP loan forgiveness (a)	(269,887)	-
Adjusted EBITDA	$(1,694,834)	$(265,183

(a)	Represents income recorded upon the forgiveness of payroll protection loans from the SBA.

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Restaurant-level Contribution and Restaurant-level Contribution Margin

Restaurant-level Contribution and Restaurant-level Contribution margin are intended as supplemental measures of our performance that are neither required by, nor presented in accordance with, GAAP. We believe that Restaurant-level Contribution and Restaurant-level Contribution margin provide useful information to management and investors regarding certain financial and business trends relating to our financial condition and operating results. We expect Restaurant-level Contribution to increase in proportion to the number of new restaurants we open and our comparable restaurant sales growth.

We present Restaurant-level Contribution because it excludes the impact of general and administrative expenses, which are not incurred at the restaurant-level. We also use Restaurant-level Contribution to measure operating performance and returns from opening new restaurants. Restaurant- level Contribution margin allows us to evaluate the level of Restaurant-level Contribution generated from sales.

However, you should be aware that Restaurant-level Contribution and Restaurant-level Contribution margin are financial measures which are not indicative of overall results for the Company, and Restaurant-level Contribution and Restaurant-level Contribution margin do not accrue directly to the benefit of stockholders because of corporate-level expenses excluded from such measures.

In addition, when evaluating Restaurant-level Contribution and Restaurant-level Contribution margin, you should be aware that in the future we may incur expenses similar to those excluded when calculating these measures. Our presentation of these measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Our computation of Restaurant-level Contribution and Restaurant- level Contribution margin may not be comparable to other similarly titled measures computed by other companies, because all companies may not calculate Restaurant-level Contribution and Restaurant-level Contribution margin in the same fashion. Restaurant-level Contribution and Restaurant- level Contribution margin have limitations as analytical tools, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP.

The following table reconciles operating income to Restaurant-level Contribution and Restaurant-level Contribution margin for the fiscal years ended December 31, 2021 and December 31, 2020:

	Years Ended December 31,
	2021	2020

Net restaurant operating income (loss), as reported	$214,590)	$(72,797
Depreciation and amortization	138,665	114,478
Restaurant-level Contribution	$353,255	$41,681
Operating profit margin	-28.5%	-13.7%
Restaurant-level Contribution Margin	5.4%	1.3%

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Average Unit Volumes (AUVs)

“Average Unit Volumes” or “AUVs” consist of the average annual sales of all restaurants that have been open for 3 months or longer at the end of the fiscal year presented. AUVs are calculated by dividing (x) annual sales for the fiscal year presented for all such restaurants by (y) the total number of restaurants in that base. We make fractional adjustments to sales for restaurants that were not open for the entire fiscal year presented (such as a restaurant closed for renovation) to annualize sales for such period of time. This measurement allows management to assess changes in consumer spending patterns at our restaurants and the overall performance of our restaurant base. The AUVs measure is calculated excluding the West Hollywood and Lynwood, California restaurants, which closed in fiscal year 2019 due to underperformance.

The following table shows the AUVs for the fiscal years for the fiscal years ended December 31, 2021 and December 31, 2020, respectively:

	Years ended December 31,
	2021	2020

Average Unit Volumes	$1,239,551	$904,745

Comparable Restaurant Sales Growth

Measuring our comparable restaurant sales growth allows us to evaluate the performance of our existing restaurant base. Various factors impact comparable restaurant sales, including:

●	consumer recognition of our brand and our ability to respond to changing consumer preferences;

●	overall economic trends, particularly those related to consumer spending;

●	our ability to operate restaurants effectively and efficiently to meet consumer expectations;

●	pricing;

●	guest traffic;

●	per-guest spend and average check;

●	marketing and promotional efforts;

●	local competition; and

●	opening of new restaurants in the vicinity of existing locations.

The following table shows the comparable restaurant sales growth for the fiscal years ended December 31, 2021 and December 31, 2020, respectively:

	Years ended December 31,
	2021	2020

Comparable restaurant sales growth (%)	63.4%	-29.3%
Comparable restaurant base	4	4

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Number of Restaurant Openings

The following table shows the growth in our restaurant base for the fiscal years ended December 31, 2021 and December 31, 2020, respectively:

	Years ended December 31,
	2021	2020

Restaurant activity:
Beginning of period	5	4
Openings	1	1
Closing	-	-
End of period	6	5

Key Financial Definitions

Revenues. Revenues represent sales of food and beverages in restaurants. Restaurant sales in a given period are directly impacted by the number of restaurants we operate and comparable restaurant sales growth.

Food and beverage. Food and beverage costs are variable in nature, change with sales volume and are influenced by menu mix and subject to increases or decreases based on fluctuations in commodity costs. Other important factors causing fluctuations in food and beverage costs include seasonality and restaurant-level management of food waste. Food and beverage costs are a substantial expense and are expected to grow proportionally as our sales grows.

Labor. Labor includes all restaurant-level management and hourly labor costs, including wages, employee benefits and payroll taxes. Similar to the food and beverage costs that we incur, labor and related expenses are expected to grow proportionally as our sales increase. Factors that influence fluctuations in our labor and related expenses include minimum wage and payroll tax legislation, the frequency and severity of workers’ compensation claims, healthcare costs and the performance of our restaurants.

Rent and utilities. Rent and utilities include rent for all restaurant locations and related taxes.

Depreciation and amortization expenses. Depreciation and amortization expenses are periodic non-cash charges that consist of depreciation of fixed assets, including equipment and capitalized leasehold improvements. Depreciation is determined using the straight-line method over the assets’ estimated useful lives, ranging from three to ten years.

Delivery and service fees. The Company’s customers may order online through third party service providers such as Uber Eats, Door Dash, Grubhub and others. These third-party service providers charge delivery and order fees to the Company.

General and administrative expenses. General and administrative expenses include expenses associated with corporate and regional supervision functions that support the operations of existing restaurants and development of new restaurants, including compensation and benefits, travel expenses, stock-based compensation expenses for corporate-level employees, legal and professional fees, marketing costs, information systems, corporate office rent and other related corporate costs. General and administrative expenses are expected to grow as our sales grows, including incremental legal, accounting, insurance and other expenses incurred as a public company.

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Advertising and marketing expenses. Advertising and marketing expenses include expenses associated with marketing campaigns and periodic advertising. Advertising and marketing expenses are expected to grow leading up to planned openings of restaurant locations and is expected to stabilize as an average by location as our sales grows.

Interest expense. Interest expense includes non-cash charges related to our capital lease obligations and bank notes payable.

Income tax provision (benefit). Provision for income taxes represents federal, state and local current and deferred income tax expense.

Results of Operations

Year ended December 31, 2020 Compared to Year ended December 31, 2021

The following table presents selected comparative results of operations from our audited financial statements for the fiscal year ended December 31, 2020 compared to the fiscal year ended December 31, 2021. Our financial results for these periods are not necessarily indicative of the financial results that we will achieve in future periods. Certain totals for the table below may not sum to 100% due to rounding.

	Year ended December 31,		Increase / (Decrease)
	2021	2020	Dollars	Percentage

Revenue	$6,536,859	$3,170,925	$3,365,934	106.1%
Restaurant operating expenses:
Food, beverages and supplies	1,998,831	880,040	1,118,791	127.1%
Labor	2,969,426	1,542,796	1,426,630	92.5%
Rent and utilities	689,709	437,972	251,737	57.5%
Delivery and service fees	525,638	222,723	302,915	136.0%
Depreciation	138,665	114,478	24,187	21.1%
Total restaurant operating expenses	6,322,269	3,198,009	3,124,260	97.7%
Net operating restaurant operating income (loss)	214,590	(27,084)	241,674	-892.3%
General and administrative	2,042,623	378,599	1,664,024	439.5%
Advertising and marketing	31,952	30,054	1,898	6.3%
Total operating expenses	2,074,575	408,653	1,665,922	407.7%
Loss from operations	(1,859,985)	(435,737)	(1,424,248)	326.9%
Other income (expense):
PPP loan forgiveness	269,887	-	269,887	n/a
Other income	26,486	49,556	(23,070)	-46.6%
Interest	(52,224)	(51,590)	(634)	1.2%
Income before income taxes	(1,615,836)	(437,771)	(1,178,065)	269.1%
Income tax provision	14,649	12,357	2,292	18.5%
Net income (loss)	$(1,630,485)	$(450,128)	$(1,180,357)	262.2%

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	Year ended December 31
	2021	2020
	(as a percentage of revenues)
Revenue	100.0%	100.0%
Restaurant operating expenses:
Food, beverages and supplies	30.6%	27.8%
Labor	45.4%	48.7%
Rent and utilities	10.6%	13.8%
Delivery and service fees	8.0%	7.0%
Depreciation	2.1%	3.6%
Total restaurant operating expenses	96.7%	100.9%
Net operating restaurant operating income (loss)	3.3%	-0.9%
General and administrative	31.2%	11.9%
Advertising and marketing	0.5%	0.9%
Total operating expenses	31.7%	12.9%
Loss from operations	-28.5%	-13.7%
Other income (expense):
PPP loan forgiveness	4.1%	0.0%
Other income	0.4%	1.6%
Interest	-0.8%	-1.6%
Income before income taxes	-24.7%	-13.8%
Income tax provision	0.2%	0.4%
Net income (loss)	-24.9%	-14.2%

Revenues. Revenues were $6.5 million for the year ended December 31, 2021 compared to $3.2 million for the year ended December 31, 2020, representing an increase of approximately $3.4 million, or 106.1%. The increase in sales for the year was primarily driven by $2.0 million in sales for the period from two new restaurants opened in August 2020 and July 2021. The location that opened in 2020 accounted for approximately $561,000 of revenue during the year ended December 31, 2020. The remainder of the increase is considered to be attributable to recovery from the impact of the pandemic on customer traffic during 2020. The four restaurant locations that were open through all of 2020 each experienced significant sales growth in the current year. Combined average monthly sales for these locations increased 63.4% for the year ended December 31, 2021 from the comparable period in the prior year.

Food, beverage and supplies. Food, beverage and supplies costs were $2.0 million for the year ended December 31, 2021 compared to $0.9 million for the year ended December 31, 2020, representing an increase of approximately $1.1 million, or 127.1%. The increase in costs for the year was primarily driven by increases in revenues from two new restaurants opened and from the recovery from lower volume experienced during the pandemic. As a percentage of sales, food, beverage and supplies costs increased to 30.6% in the year ended December 31, 2021 compared to 27.8% in the year ended December 31, 2020. The increase in costs as a percentage of sales was primarily driven by changes in our menu prices and seasonal fluctuations in cost of ingredients.

Labor. Labor and related costs were $3.0 million for the year ended December 31, 2021 compared to $1.5 million for the year ended December 31, 2020, representing an increase of approximately $1.4 million, or 92.5%. The increase in costs was largely driven by additional labor costs incurred with respect to two new restaurants opened. As a percentage of sales, labor and related costs decreased to 45.4% in the year ended December 31, 2021 compared to 48.7% in the year ended December 31, 2020. The decrease in costs as a percentage of sales was primarily driven by recovery in sales volume from levels experienced during the pandemic without commensurate increases in labor costs. This is largely a result of the Company maintaining staffing levels through the pandemic effected period, partially funded by pandemic assistance made available in the form of loans from government entities.

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Rent and utilities. Rent and utilities expenses were approximately $690,000 for the year ended December 31, 2021 compared to $438,000 for the year ended December 31, 2020, representing an increase of approximately $252,000, or 57.5%. The increase was primarily a result of additional occupancy expenses incurred with respect to two new restaurants opened. As a percentage of sales, rent and utilities expenses decreased to 10.6% in the year ended December 31, 2021, compared to 13.8% for the year ended December 31, 2020. The decrease in costs as a percentage of sales was primarily driven by the increases in sales and relatively fixed occupancy costs for established locations.

Depreciation and amortization expenses. Depreciation and amortization expenses incurred were approximately $139,000 for the year ended December 31, 2021 compared to $114,000 for the year ended December 31, 2020, representing an increase of approximately $24,000, or 21.1%. The increase was primarily due to increased depreciation for the two new restaurants opened. As a percentage of sales, depreciation and amortization expenses decreased to 2.1% for the year ended December 31, 2021 compared to 3.6% for the comparable period in the prior year. The change is largely driven by the increases in sales from period to period.

Delivery and service fees. Delivery and service fees incurred were approximately $526,000 for the year ended December 31, 2021 compared to $223,000 for the year ended December 31, 2020, representing an increase of approximately $303,000, or 136.0%. The increase is primarily due to the significant growth of the food delivery operations during the pandemic affected period when inside dining operations were limited and continued into the recovery period. As a percentage of sales, delivery and service fees increased to 8.0% for the year ended December 31, 2021 compared to 7.0% for the comparable period in the prior year. The change is largely driven by the continued growth of the delivery business as a component of our business model.

General and administrative expenses. General and administrative expenses were approximately $2.0 million for the year ended December 31, 2021 compared to $379,000 for the year ended December 31, 2020, representing an increase of approximately $1.7 million, or 439.5%. This increase in general and administrative expenses was primarily due to the hiring of additional administrative employees, increases in professional services and corporate-level costs to support growth plans, the opening of new restaurants, as well as costs associated with outside administrative, legal and professional fees and other general corporate expenses associated with preparing to become a public company. As a percentage of sales, general and administrative expenses increased to 31.2% in the year ended December 31, 2021 from 11.9% in the year ended December 31, 2020, primarily due to the significant increase in necessary corporate costs mentioned above.

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Quarterly Results of Operations

The following tables summarize our selected unaudited quarterly statements of operations data for each of the 11 fiscal quarters through the period ended December 31, 2021. The information for each of these fiscal quarters has been prepared on a basis consistent with our audited financial statements and, in the opinion of management, includes all adjustments of a normal, recurring nature that are necessary for the fair statement of the results of operations for these periods in accordance with GAAP. The data should be read in conjunction with our audited financial statements included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results that may be expected for a full year or in any future period.

	Three months ended
	(amounts in thousands)
	Dec. 31, 2021	Sep. 30, 2021	Jun. 30, 2021	Mar. 31, 2021	Dec. 31, 2020	Sep. 30, 2020	Jun. 30, 2020	Mar. 31, 2020

Revenue:
Food and beverage	$2,088	$1,842	$1,382	$1,225	$1,252	$696	$355	$868
Total revenue	2,088	1,842	1,382	1,225	1,252	696	355	868

Restaurant operating expenses:
Food, beverages and supplies	654	588	382	375	(7)	432	197	281
Rent and utilities	231	190	130	139	157	131	68	82
Labor	989	904	572	504	467	519	214	343
Delivery and service fees	142	131	126	127	62	81	60	42
Depreciation	44	32	31	31	31	29	27	27
Total restaurant operating expenses	2,060	1,845	1,241	1,176	710	1,192	566	775

Operating expenses:
General and administrative	1,614	194	117	118	7	189	71	64
Advertising and marketing	20	10	2	-	(4)	22	4	8
Total operating expenses	1,634	204	119	118	3	211	75	72

Total restaurant and operating expenses	3,694	2,049	1,360	1,294	713	1,403	641	847

Loss from operations	(1,606)	(206)	22	(69)	539	(707)	(286)	21

Other income (expense):
PPP loan forgiveness	(7)	277	-	-	-	-	-	-
Other income	5	(3)	25	-	13	31	10	-
Interest	(5)	(17)	(17)	(13)	22	(41)	(17)	(16)
Total other income (expense)	(7)	257	8	(13)	35	(10)	(7)	(16)

Income before income taxes	(1,613)	51	30	(82)	574	(717)	(293)	5

Income tax provision	1	7	7	-	9	9	-	1

Net income (loss)	$(1,614)	$44	$23	$(82)	$565	$(726)	$(293)	$4

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The following table sets forth our unaudited quarterly results of operations data for each of the periods indicated as a percentage of sales:

	Three months ended
	Dec. 31, 2021	Sep. 30, 2021	Jun. 30, 2021	Mar. 31, 2021	Dec. 31, 2020	Sep. 30, 2020	Jun. 30, 2020	Mar. 31, 2020

Revenue:
Food and beverage	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
Total revenue	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Restaurant operating expenses:
Food, beverages and supplies	31.3%	31.9%	27.6%	30.6%	-0.6%	62.1%	55.5%	32.4%
Rent and utilities	11.1%	10.3%	9.4%	11.3%	12.5%	18.8%	19.2%	9.4%
Labor	47.4%	49.1%	41.4%	41.1%	37.3%	74.6%	60.3%	39.5%
Delivery and service fees	6.8%	7.1%	9.1%	10.4%	5.0%	11.6%	16.9%	4.8%
Depreciation	2.1%	1.7%	2.2%	2.5%	2.5%	4.2%	7.6%	3.1%
Total restaurant operating expenses	98.7%	100.1%	89.8%	96.0%	56.7%	171.3%	159.4%	89.3%

Operating expenses:
General and administrative	77.3%	10.5%	8.5%	9.6%	0.6%	27.2%	20.0%	7.4%
Advertising and marketing	0.9%	0.6%	0.1%	0.0%	-0.3%	3.2%	1.1%	0.9%
Total operating expenses	87.1%	11.1%	8.6%	9.6%	0.2%	30.3%	21.1%	8.3%

Total restaurant and operating expenses	177.0%	111.2%	98.4%	105.6%	56.9%	201.6%	180.6%	97.6%

Loss from operations	-77.0%	-11.2%	1.6%	-5.6%	43.1%	-101.6%	-80.6%	2.4%

Other income (expense):
PPP loan forgiveness	-0.3%	15.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
Other income	0.2%	-0.2%	1.8%	0.0%	1.0%	4.5%	2.8%	0.0%
Interest	-0.2%	-0.9%	-1.2%	-1.1%	1.8%	-5.9%	-4.8%	-1.8%
Total other income (expense)	-0.3%	13.9%	0.6%	-1.1%	2.8%	-1.4%	-2.0%	-1.8%

Income before income taxes	-77.3%	2.8%	2.2%	-6.7%	45.8%	-103.0%	-82.5%	0.6%

Income tax provision	0.0%	0.4%	0.5%	0.0%	0.7%	1.3%	0.0%	0.1%

Net income (loss)	-77.3%	2.4%	1.7%	-6.7%	45.1%	-104.3%	-82.5%	0.5%

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Quarterly Sales Trends

We experienced a decline in total sales in the early part of 2020, primarily driven by closures and reduced customer traffic as a result of the pandemic. The Company also closed two stores in mid-2019 and opened one new store in August 2020, so there was a net decrease of one location when comparing quarterly results from 2020 to comparable periods in 2019. However, our sales started to increase again in the third quarter of 2020 and throughout 2021 primarily attributable to recovery from the impact of the pandemic on customer traffic experienced in early part of 2020 and to the addition of one additional location in July 2021. The four restaurant locations that were open through all of 2020 each experienced significant sales growth in 2021, resulting in comparable period sales growth of 63.4% when compared to the comparable period in the prior year. Sales for the three months ended December 31, 2021 were 13.3% higher than the prior quarter and 66.8% higher than the comparable period in the prior year, even though there was only a net increase of one location over these periods. The Irvine location opened during the third quarter of 2021 and the sales for this store are considered to still be in an early growth stage. Once the sales for this location reach its expectation and we open the additional planned locations, sales are expected to continue to trend upward.

Quarterly Restaurant Operating Expense Trends

Our total quarterly operating restaurant expenses decreased in the early part of 2020 primarily due to reduced customer traffic as a result of the pandemic and the net reduction of one location. However, the costs did not decrease at a rate consistent with sales. As a percentage of sales, costs increased over the early part of 2020 and then decreased back to expected levels as sales increased as discussed above. For the three month periods ended June 30 and September 30, 2020, the restaurant operating expenses as a percentage of sales were 159.1% and 170.4%, respectively. For comparison, for the three months ended June 30 and September 30, 2021, these expenses as a percentage of sales were 89.8% and 100.1%. This is largely attributable to maintaining staffing at locations despite pandemic pressures.

Quarterly General and Administrative Trends

The overall increase in quarterly general and administrative expenses over the course of the periods presented was primarily due to the hiring of additional administrative employees, increases in professional services and corporate-level costs to support growth plans, the opening of new restaurants, as well as costs associated with outside administrative, legal and professional fees and other general corporate expenses associated with preparing to become a public company. The decrease in general and administrative expenses in the early part of 2020 was primarily due to more conservative spending during the uncertain pandemic affected period. Management purposely reduced discretionary expenses to focus available funding on restaurant operations.

Quarterly Depreciation and Amortization Trends

Depreciation and amortization expenses remained relatively consistent through the quarters presented, primarily to the consistency in the number of operating locations. The company closed two stores in 2019, and then opened one new location in each of 2020 and 2021 to date, thus the number of operating stores had not net change over the periods presented.

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Liquidity and Capital Resources

Our primary uses of cash are for operational expenditures and capital investments, including new restaurants, costs incurred for restaurant remodels and restaurant fixtures. Historically, our main sources of liquidity have been cash flows from operations, borrowings from banks, and sales of common shares. In recent periods, the Company received significant assistance from governmental funds available in response to closures and impact on the business as a result of the pandemic. During the year ended December 31, 2020, the Company received approximately $723,000 in loans from these government assistance programs, and received additional loans amounting to approximately $1,360,000 during the year ended December 31, 2021. Certain of these loans are eligible for forgiveness under the government plans. During the year ended December 31, 2021, PPP loans amounting to approximately $270,000 were forgiven. See Note 4 (Bank Note Payables) and Note 5 (Loan Payables, PPP) to the financial statements report for a more detailed discussion.

The Company has suffered recurring losses from operations and has a significant accumulated deficit. During the audited years ended December 31, 2020 and December 31, 2021, the Company had net loss of $450,128 and $1.6 million, respectively. In addition, the company continues to experience negative cash flow from operations and has a significant accumulated deficit, which was $2,813,042 at December 31, 2021. These factors raise a substantial doubt about the company’s ability to continue as a going concern, and our independent registered public accounting firm has included a going concern uncertainty explanatory paragraph in their report dated April 29, 2022.

The significant components of our working capital are liquid assets such as cash and short term receivables and inventories, reduced by accounts payable and accrued expenses. Our working capital position benefits from the fact that we generally collect cash from sales to guests the same day or, in the case of credit or debit card transactions, within several days of the related sale, while we typically have longer payment terms with our vendors.

We believe that expected cash flow from operations and the establishment of a credit facility will be adequate to fund operating lease obligations, capital expenditures and working capital obligations for at least the next 12 months. However, our ability to continue to meet these requirements and obligations will depend on, among other things, our ability to achieve anticipated levels of sales and cash flow and our ability to manage costs and working capital successfully. See “Risk Factors—Risks Related to Our Business and Industry—We may need capital in the future, and we may not be able to raise that capital on favorable terms.”

Summary of Cash Flows

The following table summarizes our cash flows for the periods presented:

	Years ended December 31,
	2021	2020

Statement of Cash Flow Data:
Net cash (used in) provided by operating activities	$194,143	$133,944
Net cash used in investing activities	(896,615)	(545,235)
Net cash provided by (used in) financing activities	1,789,574	333,174

Cash Flows Provided by Operating Activities

Net cash provided by operating activities during the year ended December 31, 2021 was $194,143, which resulted from net loss of $1,630,485, non-cash charges of $138,665 for depreciation and amortization, non-cash professional fees of $1.2 million, and net cash in-flows of $707,850 from changes in operating assets and liabilities, offset by non-cash income of $269,887 from forgivenesss of PPP loans. The net cash in-flows from changes in operating assets and liabilities were primarily the result of increases in inventories of $20,837 and other assets of $105,732, offsert by and an increase in payables to related parties of $471,802, increases of $296,917 in accounts payable and accrued expenses and $65,700 in other payables. The increase in payables to related parties was the result of expenditures incurred by the related parties in connection with the opening of new restaurants. The increase in accounts payable was primarily due to the timing of cash payments.

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Net cash provided by operating activities during the year ended December 31, 2020 was $133,944, which resulted from net loss of $450,128, non-cash charges of $114,478 for depreciation and amortization, and net cash inflows of $469,594 from changes in operating assets and liabilities. The net loss was significantly higher for the period relative to prior periods as a result of closures and reduced customer traffic as a result of the pandemic. The net cash inflows from changes in operating assets and liabilities were primarily the result of increased payables to related parties of $535,265, partially offset by increases of $1,661 in inventories and $20,199 in other assets and a decrease of $43,330 in accounts payable and accrued expenses. The increase in payables to related parties was the result of expenditures incurred by the related parties in connection with the opening of new restaurants. The decrease in accounts payable was primarily due to the timing of cash payments.

Cash Flows Used in Investing Activities

Net cash used in investing activities during the years ended December 31, 2021 and 2020 was $896,615 and $545,235, respectively. These expenditures in each period are primarily related to purchases of property and equipment in connection with current and future restaurant openings and maintaining our existing restaurants.

Cash Flows Provided by (Used in) Financing Activities

Net cash provided by financing activities during the years ended December 31, 2021 was $1.8 million, primarily due to $1.3 million in proceeds from the sale of common stock, $1.4 million cash received through borrowings from banks and from pandemic relief funds available from government agencies, offset by $167,145 of repayment of borrowings, and shareholder distributions of $696,575, net of shareholder contributions.

Net cash provided by financing activities during the year ended December 31, 2020 was $333,174, primarily due to approximately $909,000 cash received through borrowings from banks and from pandemic relief funds available from government agencies, net of repayments. This was partially offset by $605,194 in shareholder distributions, net of shareholder contributions.

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Contractual Obligations

The following table presents our commitments and contractual obligations as of December 31, 2021, as well as our long-term obligations:

	Payments due by period as of December 31, 2021
	Total	2022	2023-2024	2025-2026	Thereafter
Capital lease payments	$2,949,722	$323,687	$719,152	$738,701	$1,168,181
Bank note payables	1,237,672	235,662	471,324	321,039	209,647
PPP loan payables	385,900	100,334	185,232	100,334	-
EIDL loan payables	450,000	24,138	31,034	31,034	363,793
Restaurant revitalization fund loan payable	700,454	-	700,454	-	-
Total contractual obligations	$5,723,748	$683,821	$2,107,197	$1,191,109	$1,741,622

Off-Balance Sheet Arrangements

As of December 31, 2021, we did not have any material off-balance sheet arrangements

Quantitative and Qualitative Disclosure of Market Risks

Commodity and Food Price Risks

Our profitability is dependent on, among other things, our ability to anticipate and react to changes in the costs of key operating resources, including food and beverage and other commodities. We have been able to partially offset cost increases resulting from a number of factors, including market conditions, shortages or interruptions in supply due to weather or other conditions beyond our control, governmental regulations and inflation, by increasing our menu prices, as well as making other operational adjustments that increase productivity. However, substantial increases in costs and expenses could impact our operating results to the extent that such increases cannot be offset by menu price increases or operational adjustments.

Inflation Risk

The primary inflationary factors affecting our operations are food and beverage costs, labor costs, and energy costs. Our restaurant operations are subject to federal and state minimum wage and other laws governing such matters as working conditions, overtime and tip credits. Significant numbers of our restaurant personnel are paid at rates related to the federal and/or state minimum wage and, accordingly, increases in the minimum wage increase our labor costs. To the extent permitted by competition and the economy, we have mitigated increased costs by increasing menu prices and may continue to do so if deemed necessary in future years. Substantial increases in costs and expenses could impact our operating results to the extent such increases cannot be passed through to our guests. Historically, inflation has not had a material effect on our results of operations. Severe increases in inflation, however, could affect the global and U.S. economies and could have an adverse impact on our business, financial condition or results of operations.

While we have been able to partially offset inflation and other changes in the costs of core operating resources by gradually increasing menu prices, coupled with more efficient purchasing practices, productivity improvements and greater economies of scale, there can be no assurance that we will be able to continue to do so in the future. From time to time, competitive conditions could limit our menu pricing flexibility. In addition, macroeconomic conditions could make additional menu price increases imprudent. There can be no assurance that future cost increases can be offset by increased menu prices or that increased menu prices will be fully absorbed by our guests without any resulting change to their visit frequencies or purchasing patterns. In addition, there can be no assurance that we will generate same sales growth in an amount sufficient to offset inflationary or other cost pressures.

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Critical Accounting Policies and Estimates

Our discussion and analysis of operating results and financial condition are based upon our financial statements. The preparation of our financial statements in accordance with GAAP requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, sales, expenses and related disclosures of contingent assets and liabilities. We base our estimates on past experience and other assumptions that we believe are reasonable under the circumstances, and we evaluate these estimates on an ongoing basis.

Our critical accounting policies are those that materially affect our financial statements and involve subjective or complex judgments by management. Although these estimates are based on management’s best knowledge of current events and actions that may impact us in the future, actual results may be materially different from the estimates. We believe the following critical accounting policies are affected by significant judgments and estimates used in the preparation of our financial statements and that the judgments and estimates are reasonable.

Operating and Capital Leases

We currently lease all of our restaurant locations, corporate offices, and some of the equipment used in our restaurants. In accordance with ASC 842, Leases, the Company determines whether an arrangement contains a lease at inception. A lease is a contract that provides the right to control an identified asset for a period of time in exchange for consideration. For identified leases, the Company determines whether it should be classified as an operating or finance lease. Operating leases are recorded in the balance sheet as: right-of-use asset (“ROU asset”) and operating lease liability. ROU asset represents the Company’s right to use an underlying asset for the lease term and lease liability represents the Company’s obligation to make lease payments arising from the lease. ROU assets and operating lease liabilities are recognized at the commencement date of the lease and measured based on the present value of lease payments over the lease term. The ROU asset also includes deferred rent liabilities. The Company’s lease arrangement generally do not provide an implicit interest rate. As a result, in such situations the Company uses its incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. The Company includes options to extend or terminate the lease when it is reasonably certain that it will exercise that option in the measurement of its ROU asset and liability. Lease expense for the operating lease is recognized on a straight-line basis over the lease term. The Company has a lease agreement with lease and non-lease components, which are accounted for as a single lease component.

Impairment of Long-Lived Assets

When circumstances, such as adverse market conditions, indicate that the carrying value of a long-lived asset may be impaired, the Company performs an analysis to review the recoverability of the asset’s carrying value, which includes estimating the undiscounted cash flows (excluding interest charges) from the expected future operations of the asset. These estimates consider factors such as expected future operating income, operating trends and prospects, as well as the effects of demand, competition and other factors. If the analysis indicates that the carrying value is not recoverable from future cash flows, an impairment loss is recognized to the extent that the carrying value exceeds the estimated fair value. Any impairment losses are recorded as operating expenses, which reduce net income.

Jumpstart Our Business Startups Act of 2012

On April 5, 2012, the JOBS Act was enacted. Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected not to avail ourselves of this extended transition period and, as a result, we will adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required for other non-emerging growth companies.

We are in the process of evaluating the benefits of relying on other exemptions and reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if as an emerging growth company we choose to rely on such exemptions, we may not be required to, among other things, (i) provide an auditor’s attestation report on our systems of internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Act, (iii) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis), and (iv) disclose certain executive compensation-related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive Officer’s compensation to median employee compensation. These exemptions will apply until we no longer meet the requirements of being an emerging growth company. We will remain an emerging growth company until the earliest of (1) the last day of the fiscal year following the fifth anniversary of the completion of our initial public offering, (2) the last day of the fiscal year in which we have total annual gross revenue of at least $1.07 billion, (3) the date on which we are deemed to be a large accelerated filer, which means year-end at which the total market value of our common equity securities held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, and (4) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

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BUSINESS

Overview of Yoshiharu

Yoshiharu is a fast-growing Japanese restaurant operator and was borne out the idea of introducing the modernized Japanese dining experience to customers all over the world. Specializing in authentic Japanese ramen, Yoshiharu gained recognition as a leading ramen restaurant in Southern California within six months of our 2016 debut and has continued to expand our top-notch restaurant service across Southern California, currently operating 7 restaurants with an additional 2 new restaurant stores under construction/development and an additional 8 restaurant stores expected to open in 2022. We take pride in our warm, hearty, smooth, and rich bone broth, which is slowly boiled for over 12 hours. Customers can taste and experience supreme quality and deep flavors. Combining the broth with the fresh, savory, and highest-quality ingredients, Yoshiharu serves the perfect, ideal ramen, as well as offers customers a wide variety of sushi rolls, bento menu and other favorite Japanese cuisine. Our acclaimed signature Tonkotsu Black Ramen has become a customer favorite with its slow cooked pork bone broth and freshly made, tender chashu (braised pork belly).

Our mission is to bring ramen and Japanese cuisine to the mainstream, by providing a meal that customers find comforting. Since the inception of the business, we have been making our own ramen broth and other key ingredients such as pork chashu and flavored eggs from scratch, whereby upholding the quality and taste of our foods, including the signature texture and deep, rich flavor of our handcrafted broth. Moreover, we believe that slowly cooking the bone broth makes it high in collagen and rich in nutrients. Yoshiharu also strives to present food that is not only healthy, but also affordable. We feed, entertain and delight our customers, with our active kitchens and bustling dining rooms providing happy hours, student and senior discounts, and special holiday events. As a result of our vision, customers can comfortably enjoy our food in a friendly and welcoming atmosphere.

Our Strengths

Experienced Management Team Dedicated to Growth.

Our team is led by experienced and passionate senior management who are committed to our mission. We are led by our Chief Executive Officer, James Chae. Mr. Chae founded Yoshiharu in 2016 and has helped grow the business since that time. Mr. Chae leads a team of talented professionals with deep financial, operational, culinary, and real estate experience.

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Compelling Value Proposition with Broad Appeal.

Guests can enjoy our signature ramen dishes or select from our variety of fresh sushi rolls, bento, and other Japanese cuisine. The high-quality dishes at affordable prices are the result of our efficient operations. In addition, we believe our commitment to high-quality and fresh ingredients in our food is at the forefront of current dining trends as customers continue to seek healthy food options.

Attractive Restaurant-Level Economics.

At Yoshiharu, we believe our rapid customer turnover, combined with our ability to deliver in 2 major dayparts with lunch and dinner, allows for robust and efficient sales in each of our restaurants. Our average unit volume (“AUV”, as defined herein) was $0.9 million in 2020 and $1.2 million in 2021.

Quality of Food and Excellence in Customer Service.

We place a premium on serving high quality authentic Japanese cuisine. We believe in customer convenience and satisfaction and have created strong, loyal and repeat customers who help expand the Yoshiharu network to their friends, family and co-workers.

Flexibility to Pivot to Online and Delivery.

During the onset of the Covid-19 pandemic, we were able to efficiently transition from primarily in-store sales to a diversified mix of channels including takeout and delivery. As our customers’ habits adapt post-pandemic, we intend to invest further in our delivery and takeout programs, which currently rely on third-party providers. Yoshiharu’s ramen and Japanese cuisine is ideally suited for to-go packaging and transport. Due to our flexibility in pivoting to online and delivery, we achieved out-of-store sales of $2.2 million for the year ended December 31, 2021, compared to $1.2 million for the year ended December 31, 2020, or a growth rate of over 81.6%.

Our Growth Strategies

Pursue New Restaurant Development.

We have pursued a disciplined new corporate owned growth strategy. Having expanded our concept and operating model across varying restaurant sizes and geographies, we plan to leverage our expertise opening new restaurants to fill in existing markets and expand into new geographies. While we currently aim to achieve in excess of 100% annual unit growth rate over the next three to five years, we cannot predict the time period of which we can achieve any level of restaurant growth or whether we will achieve this level of growth at all. Our ability to achieve new restaurant growth is impacted by a number of risks and uncertainties beyond our control, including those described under the caption “Risk Factors.” In particular, see “Risk Factors—Our long-term success is highly dependent on our ability to successfully identify and secure appropriate sites and timely develop and expand our operations in existing and new markets” for specific risks that could impede our ability to achieve new restaurant growth in the future. We believe there is a significant opportunity to employ this strategy to open additional restaurants in our existing markets and in new markets with similar demographics and retail environments.

Deliver Consistent Comparable Restaurant Sales Growth.

We have achieved positive comparable restaurant sales growth in recent periods. We believe we will be able to generate future comparable restaurant sales growth by growing traffic through increased brand awareness, consistent delivery of a satisfying dining experience, new menu offerings, and restaurant renovations. We will continue to manage our menu and pricing as part of our overall strategy to drive traffic and increase average check. We are also exploring initiatives to grow sales of alcoholic beverages at our restaurants, including the potential of a larger format restaurant with a sake bar concept. In addition to the strategies stated above, we expect to initiate sales of franchises in 2022.

Increase Profitability.

We have invested in our infrastructure and personnel, which we believe positions us to continue to scale our business operations. As we continue to grow, we expect to drive higher profitability both at a restaurant-level and corporate-level by taking advantage of our increasing buying power with suppliers and leveraging our existing support infrastructure. Additionally, we believe we will be able to optimize labor costs at existing restaurants as our restaurant base matures and AUVs increase. We believe that as our restaurant base grows, our general and administrative costs will increase at a slower rate than our sales.

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Heighten Brand Awareness.

We intend to continue to pursue targeted local marketing efforts and plan to increase our investment in advertising. We also are exploring the development of instant ramen noodles which we would distribute through retail channels. We intend to explore partnerships with grocery retailers to provide for small-format Yoshiharu kiosks in stores to promote a limited selection of Yoshiharu cuisine.

Experienced Management Team Dedicated to Growth.

Our team is led by experienced and passionate senior management who are committed to our mission. We are led by our Chief Executive Officer, James Chae. Mr. Chae founded Yoshiharu in 2016 and leads a team of talented professionals with deep financial, operational, culinary, and real estate experience.

Properties

As of December 31, 2021, we operated 6 restaurants in California. We operate a variety of restaurant formats, including in-line and end-cap restaurants located in retail centers of varying sizes. Our restaurants currently average approximately 1,578 square feet. We lease the property for our corporate offices and all of the properties on which we operate our restaurants.

The table below shows the locations of our restaurants as of April 25, 2022:

Store Location	Address	Year Launched
Orange	1891 N Tustin St, Orange, CA 92865	2016
Buena Park	6970 Beach Blvd, #F206 Buena Park, CA 90621	2017
Whittier	8426 Laurel Ave, STE A Whittier, CA 90605	2017
Chino	4004 Grand Ave STE C Chino, CA 91710	2019
Eastvale	4910 Hamner Ave STE 150, Eastvale, CA 91752	2020
Irvine	3935 Portola Pkwy, Irvine, CA 92602	2021
La Mirada	12806 La Mirada Blvd, La Mirada, CA 90638	2022
Corona	440 N Mckinley St STE 101, Corona, CA 92879	2Q 2022*
Cerritos	11533 South St, Cerritos, CA 90703	2Q 2022*

*Under construction.

We are obligated under non-cancelable leases for the majority of our restaurants, as well as our corporate offices. The majority of our restaurant leases have lease terms of 10 years, inclusive of customary extensions which are at the option of the Company. Our restaurant leases generally require us to pay a proportionate share of real estate taxes, insurance, common area maintenance charges, and other operating costs. Some restaurant leases provide for contingent rental payments based on sales thresholds, although we generally do not expect to pay significant rent on these properties based on the thresholds in those leases. We do not own any real property.

We opened one restaurant in each fiscal year from 2019 through 2021, and we have opened one restaurant so far in 2022. We currently have 2 new locations under construction/development, and we expect to open an additional 8 new restaurants (4 of which have been identified) in fiscal year 2022 by utilizing approximately 25% of the net proceeds of this offering.

With respect to the 2 new locations under construction/development, the Company has entered into construction agreements with Life Construction Development, Inc. for certain tenant improvements to the Corona and Cerritos locations, respectively, including (i) Contract Agreement, dated March 5, 2021, for tenant improvements to the premises located at 440 McKinley Street, Suite 101, Corona, California in the amount of $315,000; and (ii) Contract Agreement, dated July 30, 2021, for tenant improvements to the premises located at 11533 South Street, Cerritos California in the amount of $390,000.

We have finalized site selection for 4 of the upcoming 2022 restaurants, and are in the process of negotiating the commercial lease terms for the following sites in Riverside and Orange County: Menifee, Garden Grove, Laguna Niguel, and San Clemente. Site selection is ongoing for the other upcoming locations.

The Company anticipates approximately $794,663 in costs for the 2 new locations in development.

Assuming the Company is successful in opening the additional 8 locations in 2022 as set forth above, based on the anticipated costs of the 2 locations under construction/development and historical costs of the Company’s 7 corporate-owned locations, the total anticipated costs of opening the additional 8 locations is approximately $3.8 million.

In fiscal year 2019, we closed West Hollywood and Lynwood, California restaurants due to underperformance. We cannot provide assurance that we will be able to open any specific number of restaurants in any year. See “Risk Factors—Risks Related to Our Business and Industry—Our long-term success is highly dependent on our ability to successfully identify and secure appropriate sites and timely develop and expand our operations in existing and new markets.”

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Site Development and Expansion

Site Selection Process

We consider site selection to be instrumental to our success. As part of our strategic site selection process, we receive potential site locations from networks of local brokers, which are then reviewed by our Development Team. This examination consists of an analysis of the lease terms and conditions, a profitability evaluation, as well as multiple site visits during all times of the day, e.g., lunch, late afternoon, dinner, weekdays and weekends, to test for traffic. The Development Team holds regular meetings for site approval with other members of our senior management team in order to get a balanced perspective on a potential site.

Our current real estate strategy focuses on high-traffic retail centers in markets with a diverse population and above-average household income for the state. We believe we are attractive lessees for landlords given our ability to drive strong traffic comprised of above-average household income guests, and we imagine our bargaining power will become stronger as we accumulate more stores. In site selection, we also consider factors such as residential and commercial population density, restaurant visibility, traffic patterns, accessibility, availability of suitable parking, proximity to highways, universities, shopping areas and office parks, the degree of competition within the market area, and general availability of restaurant-level employees. We also invest in site analytics tools for demographic analysis and data collection for both existing and new market areas, which we believe allows us to further understand the market area and determine whether to open new restaurants in that location.

Our flexible physical footprint, which has allowed us to open restaurants in size ranging from 1,500 to 2,500 square feet, allows us to open in-line and end-cap restaurant formats at strip malls and shopping centers and penetrate markets in both suburban and urban areas. We believe we have the ability to open additional restaurants in our existing metropolitan areas. We also believe there is significant opportunity to employ the strategy in new markets with similar demographics across the U.S. and globally.

Expansion Strategy

We plan to pursue a multi-facet expansion strategy by opening new corporate restaurants in both new and existing markets, as well as utilizing the franchise market. We believe this expansion will be crucial to executing our growth strategy and building awareness of Yoshiharu as a leading Japanese casual dining brand. Expansion into new markets occurs in parallel with ongoing evaluation of existing markets, with the goal of maintaining a pipeline of top-tier development opportunities. As described under Site Selection Process, we use a systematic approach to identify and review existing and new markets.

Upon selecting a new market, we typically build one restaurant to prove concept viability in that market. We have developed a remote management system whereby our senior operations team is able to monitor restaurants in real-time from our headquarters using approximately 8 cameras installed in each restaurant. We utilize this remote management system to maintain operational quality while minimizing inefficiencies caused by a lack of economies of scale in new markets.

Due to our relatively small restaurant count, new restaurants have an outsized impact on our financial performance. In order to mitigate risk, we look to expand simultaneously in new and existing markets. We base our site selection on our most successful existing restaurants and frequently reevaluate our strategy, pacing and markets. We believe we are in the early stages of our growth story and that our restaurant model is designed to generate strong cash flow, attractive restaurant-level financial results and high returns on invested capital, which we believe provides us with a strong foundation for expansion.

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Restaurant Design

Restaurant design is handled by our Development Team in conjunction with outsourced vendor relationships, e.g., architects and general contractors. Our restaurant size currently averages approximately 1,500 square feet. Seating in our restaurant is comprised of a combination of table seating and bar seats with an average seating capacity of 40-50 guests.

We are developing two main restaurant layouts. The standard restaurants will be built using our current layout and design which we believe evokes a modern and on-trend Japanese dining atmosphere. The second layout is the larger plan where we will utilize a full service restaurant and bar. We believe the new layout achieves this atmosphere. We believe our see-through kitchens reflecting the cooks preparing first hand meals, amplify the lively bustle provided by the great casual atmosphere, and serve to highlight the ambiance of getting great food in a modern Japanese style ambiance.

Construction

Construction of a new restaurant takes approximately 12 to 24 weeks once construction permits (e.g., Health and City) are issued. Our Development Team oversees the build-out process from engaging architects and contractors to design and build out the restaurant. On average, we estimate our restaurant build-outs to cost approximately $350,000 - $550,000 per standard location, net of tenant allowances and pre-opening costs, but this figure could be significantly higher depending on the market, restaurant size, and condition of the premises upon delivery by landlord.

Restaurant Management and Operations

Restaurant Management and Employees

Our restaurants typically employ one restaurant manager, one or two supervisors, and approximately 8 to 12 additional team members. Managers, supervisors and management trainees are cross-trained throughout the restaurant in order to create competency across critical restaurant functions, both in the dining area and in the kitchen.

In addition, our senior operations team monitors restaurants in real-time from our headquarters using our remote management system of approximately 8 cameras installed in each restaurant. These team members are responsible for different components of the restaurant: cleanliness, service, and food quality.

Training and Employee Programs

We devote significant resources to identifying, selecting, and training restaurant-level employees. Our training covers leadership, team building, food safety certification, alcohol safety programs, sexual harassment training, and other topics. Management trainees undergo training for approximately 8 to 16 weeks in order to develop a deep understanding of our operations. In addition, we are developing extensive training manuals that cover all aspects of restaurant-level operations.

Our traveling “opening team” provides training to team members in advance of opening a new restaurant. We believe the opening team facilitates a smooth opening process and efficient restaurant operations from the first day a restaurant opens to the public. The opening team is typically on-site at new restaurants from two weeks before opening to four weeks after opening.

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Food Preparation, Quality and Safety

We are committed to consistently providing our guests high quality, freshly prepared food. For other items we believe hand preparation achieves the best quality. Hand preparation of menu items includes, but is not limited to, frying tempura, slicing meat and fish and making pork bone broth. We believe guests can taste the difference in freshly prepared food and that adhering to these standards is a competitive advantage for our brand.

Food safety is essential to our success and we have established procedures to help ensure that our guests enjoy safe, quality food. We require each employee to complete food handler safety certification upon hiring. We have taken various additional steps to mitigate food quality and safety risks, including undergoing internal safety audits. We also consider food safety and quality assurance when selecting our distributors and suppliers.

Menu

We offer a diverse menu, including our signature ramen dishes, as well as sushi rolls, bento boxes, and other Japanese cuisine. The menu appeals to a wide range of customers, and we continue to improve upon the quality, taste and presentation. Additionally, we are able to serve the menu in a delivery and pickup format, as our food is designed to be enjoyed on premise or at customers’ homes or offices. We have entered the catering business through relationships with businesses who place large format orders (i.e., Bento boxes for corporate meetings or office lunches), for delivery or pick-up. We expect that our catering business, which has a higher-than-average order value, to grow due to the early success we have experienced in the corporate channel.

New Menu Introductions

We focus advertising efforts on new menu offerings to broaden our appeal to guests and drive traffic. Our menu changes twice per year to introduce new items and remove underperforming items. We promote these new menu additions through various social media platforms, our website and in-restaurant signage.

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Ramen

YOSHIHARU
JAPANESE RAMEN

TONKOTSU SHOYU

TONKOTSU BLACK

TONKOTSU SPICY BLACK

TONKOTSU SPICY MISO

TONKOTSU MISO

TONKOTSU SHIO

VEGETABLE RAMEN

CHICKEN RAMEN

COLD RAMEN
(Seasonal)

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Appetizer

GYOZA

EDAMAME

SPICY GARLIC EDAMAME

TAKOYAKI

KARA AGE

IIDAKO KARA AGE

EBI TEMPURA

POTATO SHRIMP

IKA KARA AGE

EGG ROLL

KOROKKE

KAKI FRY

TOFU NUGGETS

SEAWEED SALAD

BIG PLATTER

CHICKEN SALAD

TOFU SALAD

YOSHIHARU
JAPANESE RAMEN

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Bento

YOSHIHARU
JAPANESE RAMEN

DELUXE COMBINATION BENTO

BEEF STEAK BENTO

TERIYAKI CHICKEN BENTO

TONKATSU BENTO
(Pork Cutlet)

SALMON STEAK BENTO

SPICY BEEF BENTO

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Rice Bowl

SPICY BEEF RICE BOWL

TERIYAKI CHICKEN BOWL

CHASHU BOWL

KARA AGE BOWL

CURRY BOWL

SPICY TUNA BOWL

SPICY CHICKEN BOWL

UNAGI BOWL

YOSHIHARU
JAPANESE RAMEN

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YOSHIHARU
JAPANESE RAMEN

Roll

SALMON &
SHRIMP DYNAMITE ROLL

BAKED SALMON &
SHRIMP TEMPURA ROLL

BAKED SALMON ROLL

DELUXE SPICY
TUNA ROLL

SHRIMP TEMPURA ROLL

CLASSIC SPICY TUNA ROLL

CLASSIC CALIFORNIA
ROLL

SPICY CALIFORNIA ROLL

SPAM MUSUBI

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Dessert

YOSHIHARU
JAPANESE RAMEN

MACARON ICE CREAM
(Mango / Raspberry / Vanilla / Green Tea / Chocolate)

MOCHI ICE CREAM
(Mango / Matcha(Green Tea) / Strawberry / Black Sesame)

MATCHA CHEESECAKE

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Marketing and Advertising

We use a variety of marketing and advertising channels to build brand awareness, attract new guests, increase dining frequency, support new restaurant openings, and promote Yoshiharu as an authentic Japanese restaurant with high-quality cuisine and a distinctive dining experience. Our primary advertising channels include digital, social, and print.

Social Media

We maintain a presence on several social media platforms including Facebook and Instagram, allowing us to regularly communicate with guests, alert guests of new offerings, and conduct promotions. Our dining experience is built to provide our guests social media shareable moments, which we believe extends our advertising reach.

Suppliers

We carefully select suppliers based on product quality and authenticity and their understanding of our brand, and we seek to develop long-term relationships with them. All supply arrangements are negotiated and managed at the Yoshiharu corporate-level.

Food. Our Vice President of Operations identifies and procures high-quality ingredients at competitive prices. Each store separately makes an order to the specific vendor, and the invoices are submitted and paid by Yoshiharu at the corporate-level. We source mainly through the following Japanese-related distributors: JFC, a subsidiary of Kikkoman Corporation, Wismettac, a subsidiary of Nishimoto Co., Ltd., and Mutual Trading Co., Inc., a California corporation.

Paper. Our Vice President of Operations negotiates long term supply agreements for our logo-branded paper including takeout bags and bowls, chopsticks, as well as uniforms. We make a portion of our purchases annually in bulk at fixed prices, and deliver them to our warehouse in Anaheim, California. Each restaurant Manager receives the necessary paper supplies from our warehouse.

Management Information Systems

We utilize systems provided by Toast, Inc. for point of sale, contactless ordering, handheld ordering, online ordering and delivery, as well as marketing and payroll management. We believe that Toast’s systems provide us and our customers with streamlined operations and allows us to efficiently turn tables and improve the sales conversion cycle, while reducing third-party commissions for online orders.

Restaurant Industry Overview

According to the National Restaurant Association (the “NRA”), U.S. restaurant industry sales in calendar year 2020 were $659.0 billion and are expected to grow at a growth rate of 19.7% to $789.1 billion in calendar year 2021.

The restaurant industry is divided into several primary segments, including limited-service and full-service restaurants, which are generally categorized by price, quality of food, service, and location. Yoshiharu sits at the intersection of these two segments offering the experience and food quality of a full-service restaurant and the speed of service of a limited-service restaurant. We primarily compete with other full-service restaurants, which, according to the NRA, had approximately $285 billion of sales in calendar year 2019, prior to the onset of the COVID-19 pandemic, and an increase of 3.8% over 2019. The limited-service segment generated $309 billion in calendar year 2019, or 3.2% over the prior year. COVID-19 had a material impact on consumer spending at restaurants in 2020, resulting in a decrease compared to the prior year.

However, for 2021, restaurant sales are expected to increase due to rising vaccination numbers and consumers’ pent-up demand. Full-service restaurants are expected to generate $255 billion of sales in calendar year 2021, an increase of 27.8% over 2020, while limited-service restaurants are expected to generate $339 billion in sales, or 16.8% over the prior year.

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We believe that increased multiculturalism in the United States, driven in part by growth in the Asian demographic, contributes to a favorable macro environment for Yoshiharu’s future growth. According to the U.S. Census Bureau, the Asian population is projected to be one of the fastest growing demographics in the United States, increasing in size from 20 million people in calendar year 2020 to 24.4 million people by calendar year 2030. During this time, the Asian population’s share of the nation’s total population is projected to increase by 15%, from approximately 6% to 6.9%.

Additionally, we believe that Yoshiharu is well-positioned to grow our share of the restaurant market as consumers seek quality, value, healthier options, and authentic global and regional cuisine in their dining choices. According to the National Restaurant Association 2019 State of the Industry report, more than 60% of customers cite the availability of healthy menu options as a key factor in restaurant choice when eating out. In addition, as referenced in the same report, ethnic spices, ethnic condiments, and Asian soups were among the projected top 25 food trends for limited-service restaurants in calendar year 2019.

We cannot provide assurance that we will benefit from these long-term demographic trends, although we believe the projected growth in the Asian population and the Asian influence on dining trends will result in an increase in demand for Japanese and Asian foods.

Competition

We face significant competition from a variety of locally owned restaurants regional, and national chain restaurants offering both Asian and non-Asian cuisine, as well as takeaway options from grocery stores. Direct competition for Yoshiharu comes primarily from Asian restaurants including other ramen noodles restaurants. Jinya Ramen Bar operates approximately 40 locations in the United States and also franchises their restaurants. We believe that we compete primarily based on product quality, dining experience, ambience, location, convenience, value perception, and price. Our competition continues to intensify as competitors increase the breadth and depth of their product offerings and open new restaurants.

Seasonality

Due to Yoshiharu’s menu breadth and diversification of offerings, we do not experience significant seasonality.

Employees

As of December 31, 2021, we had approximately 130 employees, of whom 15 were exempt employees and the remainder were non-exempt employees. None of our employees are unionized or covered by collective bargaining agreements, and we consider our current employee relations to be good.

Government Regulation and Environmental Matters

We are subject to extensive and varied federal, state and local government regulation, including regulations relating, among others, to public and occupational health and safety, nutritional menu labeling, healthcare, the environment, sanitation and fire prevention. We operate each of our restaurants in accordance with standards and procedures designed to comply with applicable codes and regulations. However, an inability to obtain or retain health department or other licenses would adversely affect our operations. Although we have not experienced, and do not anticipate, any significant difficulties, delays or failures in obtaining required licenses, permits or approvals, any such problem could delay or prevent the opening of, or adversely impact the viability of, a particular restaurant or group of restaurants. Additionally, difficulties, delays or failure to retain or renew licenses, permits or approvals, or increased compliance costs due to changed regulations, could adversely affect operations at existing restaurants.

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In addition, in order to develop and construct restaurants, we must comply with applicable zoning, land use and environmental regulations. Federal and state environmental regulations have not had a material effect on our operations to date, but more stringent and varied requirements of local governmental bodies with respect to zoning, land use and environmental factors could delay or even prevent construction and increase development costs for new restaurants. We are also required to comply with the accessibility standards mandated by the U.S. Americans with Disabilities Act, which generally prohibits discrimination in accommodation or employment based on disability. We may in the future have to modify restaurants, for example, by adding access ramps or redesigning certain architectural fixtures, to provide service to or make reasonable accommodations for disabled persons. While these expenses could be material, our current expectation is that any such actions will not require us to expend substantial funds.

Alcoholic beverage control regulations require each of our restaurants to apply to a state authority and, in certain locations, county or municipal authorities for a license that must be renewed annually and may be revoked or suspended for cause at any time. Alcoholic beverage control regulations relate to numerous aspects of daily operations of our restaurants, including minimum age of patrons and employees, hours of operation, advertising, trade practices, wholesale purchasing, other relationships with alcohol manufacturers, wholesalers and distributors, inventory control and handling, storage and dispensing of alcoholic beverages. We are also subject in certain states to “dram shop” statutes, which generally provide a person injured by an intoxicated person the right to recover damages from an establishment that wrongfully served alcoholic beverages to the intoxicated person. We carry liquor liability coverage as part of our existing comprehensive general liability insurance.

Further, we are subject to the U.S. Fair Labor Standards Act, the U.S. Immigration Reform and Control Act of 1986, the Occupational Safety and Health Act and various other federal and state laws governing similar matters including minimum wages, overtime, workplace safety and other working conditions. Significant numbers of our food service and preparation personnel are paid at rates related to the applicable minimum wage, and further increases in the minimum wage or other changes in these laws could increase our labor costs. Our ability to respond to minimum wage increases by increasing menu prices will depend on the responses of our competitors and guests. Our distributors and suppliers also may be affected by higher minimum wage and benefit standards, which could result in higher costs of goods and services supplied by us. We may also be subject to lawsuits from our employees, the U.S. Equal Employment Opportunity Commission or others alleging violations of federal and state laws regarding workplace and employment matters, discrimination and similar matters.

There has been increased regulation of certain food establishments in the United States, such as the requirements to maintain a Hazard Analysis and Critical Control Points (“HACCP”) system. HACCP refers to a management system in which food safety is addressed through the analysis and control of potential hazards from production, procurement and handling, to manufacturing, distribution and consumption of the finished product. Many states have required restaurants to develop and implement HACCP systems and the U.S. government continues to expand the sectors of the food industry that must adopt and implement HACCP programs. We cannot assure you that we will not have to expend additional time and resources to comply with new food safety requirements either required by current or future federal food safety regulation or legislation. Additionally, our suppliers may initiate or otherwise be subject to food recalls that may impact the availability of certain products, result in adverse publicity or require us to take actions that could be costly for us or otherwise harm our business.

A number of states, counties and cities have enacted menu labeling laws requiring multi-unit restaurant operators to disclose to consumers certain nutritional information, or have enacted legislation restricting the use of certain types of ingredients in restaurants. Many of these requirements are inconsistent or interpreted differently from one jurisdiction to another. These requirements may be different or inconsistent with requirements that we are subject to under the ACA, which establishes a uniform, federal requirement for certain restaurants to post nutritional information on their menus. Specifically, the ACA requires chain restaurants with 20 or more locations in the United States operating under the same name and offering substantially the same menus to publish the total number of calories of standard menu items on menus and menu boards, along with a statement that puts this calorie information in the context of a total daily calorie intake. The ACA also requires covered restaurants to provide to consumers, upon request, a written summary of detailed nutritional information for each standard menu item, and to provide a statement on menus and menu boards about the availability of this information upon request. While our ability to adapt to consumer preferences is a strength of our concepts, the effect of such labeling requirements on consumer choices, if any, is unclear at this time.

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We are subject to federal, state and local environmental laws and regulations concerning waste disposal, pollution, protection of the environment, and the presence, discharge, storage, handling, release and disposal of, or exposure to, hazardous or toxic substances (“environmental laws”). These environmental laws can provide for significant fines and penalties for non-compliance and liabilities for remediation, sometimes without regard to whether the owner or operator of the property knew of, or was responsible for, the release or presence of the hazardous or toxic substances. Third parties may also make claims against owners or operators of properties for personal injuries and property damage associated with releases of, or actual or alleged exposure to, such substances. We are not aware of any environmental laws that will materially affect our earnings or competitive position, or result in material capital expenditures relating to our restaurants. However, we cannot predict what environmental laws will be enacted in the future, how existing or future environmental laws will be administered, interpreted or enforced, or the amount of future expenditures that we may need to make to comply with, or to satisfy claims relating to, environmental laws. It is possible that we will become subject to environmental liabilities at our properties, and any such liabilities could materially affect our business, financial condition or results of operations.

We are also subject to laws and regulations relating to information security, privacy, cashless payments, gift cards and consumer credit, protection and fraud, and any failure or perceived failure to comply with these laws could harm our reputation or lead to litigation, which could adversely affect our business, financial condition or results of operations.

Furthermore, we are subject to import laws and tariffs which could impact our ability to source and secure food products, other supplies and equipment necessary to operate our restaurants.

For a discussion of the various risks we face from regulation and compliance matters, see “Risk Factors.”

Intellectual Property and Trademarks

Yoshiharu Holdings Co., our wholly owned subsidiary, owns a number of patents, trademarks and service marks registered or pending with the U.S. Patent and Trademark Office (“PTO”). The Company has registered the following marks with the PTO: YOSHIHARU RAMEN (Trademark Reg. No. 5030823) and Design Mark YOSHIHARU RAMEN (Trademark Reg. No. 5045588). In addition, we have registered the Internet domain name www.yoshiharuramen.com. The information on, or that can be accessed through, our website is not part of this prospectus.

We believe that the trademarks, service marks and other intellectual property rights that we license from Yoshiharu Holdings Co. have significant value and are important to the marketing and reputation of our brand. It is our policy to pursue registration of our intellectual property whenever possible and to oppose vigorously any infringement thereof. However, we cannot predict whether steps taken to protect such rights will be adequate or whether Yoshiharu Holdings Co. will take steps to enforce such rights with regard to any intellectual property that we license from them. See “Risk Factors—Risks Related to Our Business and Industry—We may become involved in lawsuits involving Yoshiharu Holdings Co. as the owner of intellectual property, or us as a licensee of intellectual property from Yoshiharu Holdings Co., to protect or enforce our intellectual property rights, which could be expensive, time consuming, and unsuccessful.” We are aware of third-party restaurants with names similar to our restaurant name in certain limited geographical areas such as in California. However, we believe such uses will not adversely affect us.

Legal Proceedings

We are currently not involved in litigation that we believe will have a materially adverse effect on our financial condition or results of operations. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self- regulatory organization or body pending or, to the knowledge of the executive officers of our company or any of our subsidiaries threatened against or affecting our company, our common stock, any of our subsidiaries or of our company’s or our company’s subsidiaries’ officers or directors in their capacities as such, in which an adverse decision is expected to have a material adverse effect.

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MANAGEMENT

The following table sets forth certain information regarding our executive officers, directors and director nominees as of December 31, 2021.

Name	Age	Position
James Chae	58	President, Chief Executive Officer, Director and Chairman of the Board
Kevin Hartley	51	Chief Financial Officer
Jay Kim	60	Director
Helen Lee	57	Director
Ho Suk Gang	59	Director

Background of Executive Officers and Directors

James Chae, age 58, Chairman of the Board of Directors, Chief Executive Officer

Mr. Chae founded Yoshiharu in 2016. Led by Mr. Chae, Yoshiharu has expanded to become a leading Japanese cuisine restaurant chain in Southern California. The root of Mr. Chae’s business knowledge comes from over two decades leading a wide array of industries including both the financial services and retail services segments. Mr. Chae has been a business executive for over 10 years, serving as the President of APIIS Financial, Inc., a financial planning and wealth management firm. Prior to APIIS Financial, Inc., Mr. Chae served as the Managing Site Partner for John Hancock from January 2002 to October 2010.

Mr. Chae immigrated from South Korea to the United States as a teenager, and diligently worked to enroll at UCLA where he studied Economics. Prior to graduation, Mr. Chae began his career at California Korea Bank, one of the first banks to service Koreans living in the United States. Mr. Chae rose to the position of Loan Adjuster before venturing out on his own as an entrepreneur. While starting his own businesses, Mr. Chae often found comfort in a warm bowl of ramen to uplift him and energize his spirit, which served as the inspiration for Yoshiharu. Mr. Chae’s background in the financial services industry provided him access to restaurants and retailers which helped him understand the restaurant industry and more importantly, the necessary foundations in building a successful restaurant business. Mr. Chae believed that there was a large addressable market for ramen, and together with his experience and passion for the business, founded Yoshiharu. As the founder and controlling stockholder of the Company, Mr. Chae possesses invaluable operational knowledge and insight making him qualified to serve as a member of our board of directors.

Kevin Hartley, age 51, Chief Financial Officer

Mr. Hartley has almost 30 years of experience, with 23 years in public accounting and consulting and 8 years in various roles with public and private companies. Mr. Hartley began his career with Price Waterhouse in 1992. After 5 years, he left public practice to pursue opportunities outside of public accountancy and over the subsequent 5 years he was involved with mergers and acquisitions and various debt and equity financing transactions. In 2002, Mr. Hartley re-entered public accountancy and spent the next 8 years with Windes & McClaughry’s Audit and Assurance Services practice, where his practice focus included financial reporting, SEC regulatory compliance, and internal control evaluation. In 2010, Mr. Hartley started his own professional accounting and consulting services firm and has been operating in that capacity since that time, ultimately leading to creation of Hartley Moore Accountancy Corporation in 2012 and then Adaptive CPA in 2016. His current services include operating in the capacity of contract CFO or Controller for a number of clients in addition to providing project-based accounting services to others.

Jay Kim, age 60, Director

Mr. Kim was appointed to serve as a director effective February 4, 2022. Mr. Kim serves as the Chief Executive Officer of Reborn Coffee Inc. Prior to Reborn, Mr. Kim founded Wellspring Industry, Inc. in California in 2007 which created the yogurt distribution company “Tutti Frutti” and bakery-café franchise “O’My Buns.” Tutti Frutti grew to approximately 700 agents worldwide that offered self-serve frozen yogurt. Mr. Kim sold the majority ownership of Wellspring to a group of investors in 2017.

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Prior to founding Wellspring, Mr. Kim was the owner of Coffee Roasters in Riverside, California from 2002 to 2007. Mr. Kim worked as the project manager for JES Inc., based in Brea, CA from 1997 to 2002 where he coordinated and managed environmental engineering projects. Mr. Kim worked as a Senior Process Engineer for Allied Signal Environment Catalyst in Tulsa, Oklahoma, from 1992 to 1997 where he coordinated and implemented projects related to plant productivity and provided leadership and direction to other engineers as required and provided information needed for Division product quotations. He also acted as the leader in a start-up plant to be based in Mexico for Allied Signal. From 1988 to 1992 he worked as the plant start-up engineer for Toyota Auto Body Inc.

Mr. Kim has a B.S, in Chemical Engineering from California State University at Long Beach and followed a Chemical office basic at US Army Chemical School in 1988. He was commissioned 1st. LT. of the US Army in 1986 and retired from the US Army in 1988. Mr. Kim possesses extensive experience in leading and building restaurant and franchise companies making him qualified to serve as a member of our board of directors and our Audit Committee.

Helen Lee, age 57, Director

Ms. Lee was appointed to serve as a director effective February 4, 2022. She has over 20 years of accounting experience helping businesses and individuals manage and grow their financial well-being. She is the founder and leading partner of L&P CPAs, Inc. specializing in tax audit defense and business consulting.

Ms. Lee obtained her California CPA license in 2004 and passed the California Bar exam in 2021. Ms. Lee possesses extensive expertise in audit and financial management, making her qualified to serve as a member of our board of directors and our Compensation Committee.

Ho Suk Gang, age 59, Director

Mr. Gang was appointed to serve as a director effective February 4, 2022. He is currently the managing partner of GSK LLP, which provides a variety of audit, tax and business consulting services to clients. He served as Chairman of the Board of Directors at US Metro Bank, a regional bank with assets of approximately $1 billion. He also has served in various director positions at US Metro Bank since 2006, including chairman of the audit committee.

Mr. Gang holds a Bachelor of Science degree in business administration major from Seoul National University (Korea). Mr. Gang is a certified public accountant from the state of California. Mr. Gang possesses extensive expertise and experience in audit and financial management, making him qualified to serve as a member of our board of directors and our Audit Committee.

There are no family relationships among our board of directors and executive officers.

Controlled Company

Upon completion of this offering, James Chae will continue to control a majority of the combined voting power of our outstanding equity interests. As a result, we will be a “controlled company” within the meaning of the corporate governance rules of the Nasdaq Stock Market. As a controlled company, exemptions under the standards will free us from the obligation to comply with certain corporate governance requirements, including the requirements:

●	that a majority of our board of directors consists of “independent directors,” as defined under the rules of the Nasdaq Stock Market;

●	that we have, to the extent applicable, a Nominating and Corporate Governance Committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

●	that we have a Compensation Committee composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

●	for an annual performance evaluation of the Nominating and Corporate Governance Committee and Compensation Committee.

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Since we intend to avail ourselves of the “controlled company” exception under the Nasdaq Stock Market rules, we will not have a Nominating and Corporate Governance Committee. These exemptions do not modify the independence requirements for our Audit Committee, and we intend to comply with the requirements of Rule 10A-3 of the Exchange Act and the rules of the Nasdaq Stock Market within the applicable time frame. These rules require that our Audit Committee be composed of at least three members, a majority of whom will be independent within 90 days of the date of this prospectus, and all of whom will be independent within one year of the date of this prospectus.

Based on the Nasdaq Stock Market corporate governance rules and the independence requirements of Rule 10A-3 of the Exchange Act, our board of directors has determined that Jay Kim, Helen Lee and Ho Suk Gang are each an independent director. We intend that a majority of our directors will be independent prior to listing on the Nasdaq Capital Markets.

Corporate Governance and Board Structure

Our board of directors currently consists of four members, and upon the closing of this offering, will continue to consist of four members. Our bylaws that will be effective upon the completion of this offering provides that our board of directors shall consist of at least 3 directors but not more than directors and the authorized number of directors may be fixed from time to time by resolution of our board of directors. Based on the corporate governance rules of the Nasdaq Stock Market, Jay Kim, Helen Lee and Ho Suk Gang are independent directors.

The authorized number of directors may be changed by resolution of the board of directors. Vacancies on the board of directors can be filled by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum, and shall hold office until the next annual meeting of the stockholders or until his or her successor is duly elected and qualified. Mr. Chae serves as the Chairman of our board of directors. See “Risk Factors—Risks Related to Our Organizational Structure.”

Our directors hold office until the earlier of their death, resignation, retirement, qualification or removal or until their successors have been duly elected and qualified.

We expect that our board of directors will fully implement our corporate governance initiatives at or prior to the closing of this offering. We believe these initiatives comply with the Sarbanes-Oxley Act and the rules and regulations of the SEC adopted thereunder. In addition, we believe our corporate governance initiatives comply with the rules of the Nasdaq Stock Market. After this offering, our board of directors will continue to evaluate, and improve upon as appropriate, our corporate governance principles and policies.

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We expect our board of directors to adopt a code of business conduct, effective upon the closing of the offering, that applies to each of our directors, officers and employees. The code addresses various topics, including:

●	compliance with laws, rules and regulations;

●	conflicts of interest;

●	insider trading;

●	corporate opportunities;

●	competition and fair dealing;

●	fair employment practices;

●	recordkeeping;

●	confidentiality;

●	protection and proper use of company assets; and

●	payments to government personnel.

We will post on our website a current copy of the Code of Ethics and all disclosures that are required by law or market rules in regard to any amendments to, or waivers from, any provision of the Code of Ethics.

Board Committees

Upon completion of this offering, our board of directors will have two standing committees: an Audit Committee and a Compensation Committee. Each of the committees will report to the board of directors as they deem appropriate, and as the board of directors may request. In the future, our board of directors may establish other committees, as it deems appropriate, to assist it with its responsibilities. We intend to comply with the requirements of the Nasdaq Stock Market with respect to committee composition of independent directors as they become applicable to us. Each committee has the composition, duties and responsibilities described below.

Audit Committee

The Audit Committee provides assistance to the board of directors in fulfilling its oversight responsibilities regarding the integrity of financial statements, our compliance with applicable legal and regulatory requirements, the integrity of our financial reporting processes including its systems of internal accounting and financial controls, the performance of our internal audit function and independent auditor and our financial policy matters by approving the services performed by our independent accountants and reviewing their reports regarding our accounting practices and systems of internal accounting controls. The Audit Committee also oversees the audit efforts of our independent accountants and takes action as it deems necessary to satisfy itself that the accountants are independent of management.

Upon completion of this offering, our Audit Committee will consist of Jay Kim, Helen Lee and Ho Suk Gang with Mr. Gang serving as the Audit Committee chairperson.

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The SEC rules and the Nasdaq Stock Market rules require us to have one independent Audit Committee member upon the listing of our Class A common stock on the Nasdaq Capital Market, a majority of independent directors on the Audit Committee within 90 days of the date of the completion of this offering and all independent Audit Committee members within one year of the date of the completion of this offering. Our board of directors has affirmatively determined that Jay Kim, Helen Lee and Ho Suk Gang meet the definition of “independent directors” for the purposes of serving on an Audit Committee under applicable SEC and Nasdaq Stock Market rules, and we are in compliance with these independence requirements and intend to remain in compliance within the time periods specified. In addition, Jay Kim, Helen Lee and Ho Suk Gang will qualify as our “audit committee financial experts,” as such term is defined in Item 407 of Regulation S-K.

In general, an “audit committee financial expert” is an individual member of the audit committee or board of directors who:

●	understands generally accepted accounting principles and financial statements;

●	is able to assess the general application of such principles in connection with accounting for estimates, accruals and reserves;

●	has experience preparing, auditing, analyzing or evaluating financial statements comparable to the breadth and complexity to our financial statements;

●	understands internal controls over financial reporting; and

●	understands audit committee functions.

Our board of directors has adopted a new written charter for the Audit Committee, which will be available on our corporate website upon the completion of this offering, which will be consistent with the rules of the SEC and applicable stock exchange or market standards, including the Sarbanes-Oxley Act. Our website is not part of this prospectus.

Compensation Committee

The Compensation Committee oversees our overall compensation structure, policies and programs, and assesses whether our compensation structure establishes appropriate incentives for officers and employees. The Compensation Committee reviews and approves corporate goals and objectives relevant to compensation of our chief executive officer and other executive officers, evaluates the performance of these officers in light of those goals and objectives, sets the compensation of these officers based on such evaluations and reviews and recommends to the board of directors any employment-related agreements, any proposed severance arrangements or change in control or similar agreements with these officers. The Compensation Committee also grants stock options and other awards under our stock plans. The Compensation Committee will review and evaluate, at least annually, the performance of the Compensation Committee and its members and the adequacy of the charter of the Compensation Committee.

Upon completion of this offering, our Compensation Committee will consist of Jay Kim and Helen Lee, with Mr. Kim serving as the Compensation Committee chairperson.

Our board of directors has adopted a new written charter for the Compensation Committee, which will be available on our corporate website upon the completion of this offering. The information contained on our website does not constitute a part of this prospectus. As a controlled company, we may rely upon the exemption from the requirement that we have a Compensation Committee composed entirely of independent directors, although immediately following the completion of this offering our Compensation Committee will consist entirely of independent directors.

Compensation Committee Interlocks

We anticipate that none of our employees will serve on the Compensation Committee. None of the members of our Compensation Committee has ever been an officer or employee of us.

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Corporate Governance Guidelines

Prior to the completion of this offering, our board of directors will adopt corporate governance guidelines in accordance with the corporate governance rules of the Nasdaq Stock Market.

Risk Oversight

Our board of directors is currently responsible for overseeing our risk management process. The board of directors focuses on our general risk management strategy and the most significant risks facing us and ensures that appropriate risk mitigation strategies are implemented by management. The board of directors is also apprised of particular risk management matters in connection with its general oversight and approval of corporate matters and significant transactions.

Upon completion of this offering, our board of directors will not have a standing risk management committee, but rather will administer this oversight function directly through our board of directors as a whole, as well as through various standing committees of our board of directors that address risks inherent in their respective areas of oversight. In particular, our board of directors will be responsible for monitoring and assessing strategic risk exposure, our Audit Committee will be responsible for overseeing our major financial risk exposures and the steps our management has taken to monitor and control these exposures and our Compensation Committee will assess and monitor whether any of our compensation policies and programs has the potential to encourage unnecessary risk-taking. In addition, upon completion of this offering, our Audit Committee will oversee the performance of our internal audit function and consider and approve or disapprove any related-party transactions.

Our management is responsible for day-to-day risk management. This oversight includes identifying, evaluating, and addressing potential risks that may exist at the enterprise, strategic, financial, operational, compliance and reporting levels.

Risk and Compensation Policies

Prior to the completion of this offering, we intend to analyze our compensation programs and policies to determine whether those programs and policies are reasonably likely to have a material adverse effect on us.

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Leadership Structure of the Board of Directors

The positions of Chairman of the Board and Chief Executive Officer are presently the same person and we do not have a lead independent director. As our bylaws, which will become effective prior to the completion of this offering, and corporate governance guidelines do not require that our Chairman and Chief Executive Officer positions be separate, our board of directors believes that having positions be held by the same person is the appropriate leadership structure for us at this time. As of the date of this prospectus, we have determined that the leadership structure of our board of directors has permitted our board of directors to fulfill its duties effectively and efficiently and is appropriate given the size and scope of our company and its financial condition.

EXECUTIVE COMPENSATION

Compensation Philosophy

Our compensation philosophy includes:

●	pay for performance;

●	fair compensation that is competitive with market standards;

●	compensation mix according to growth stage of our company as well as job level; and

●	incentivizing employees to work for long-term sustainable and profitable growth of our company.

Objective of Executive Compensation Program

The objective of our compensation program is to provide a fair and competitive compensation package in the industry to each named executive officer (“NEO”) that will enable us to:

●	attract and hire outstanding individuals to achieve our mid-term and long-term visions;

●	motivate, develop and retain employees; and

●	align the financial interests of each named executive officer with the interests of our stakeholders including stockholders and encourage each named executive officer to contribute to enhance value of the Company.

Our named executive officers for fiscal year 2021, which consist of our principal executive officers, are:

●	James Chae, our Chairman of the Board, President and Chief Executive Officer; and

●	Kevin Hartley, Chief Financial Officer.

Administration

Following the consummation of this offering, our Compensation Committee, which includes two independent directors, will oversee our executive compensation program and will be responsible for approving the nature and amount of the compensation paid to our NEOs. The committee will also administer our equity compensation plan and awards.

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Elements of Compensation

Our compensation program for NEOs consists of the following elements of compensation, each described in greater depth below:

●	base salaries;

●	performance-based bonuses;

●	equity-based incentive compensation; and

●	general benefits.

Base Salary

Base salaries are an annual fixed level of cash compensation to reflect each NEO’s performance, role and responsibilities, and retention considerations.

Performance-Based Bonus

To incentivize management to drive strong operating performance and reward achievement of our company’s business goals, our executive compensation program includes performance-based bonuses for NEOs. Following consummation of this offering, our Compensation Committee will establish annual target performance-based bonuses for each NEO during the first quarter of the fiscal year.

Equity Compensation

We may pay equity-based compensation to our NEOs in order to link our long-term results achieved for our stockholders and the rewards provided to NEOs, thereby ensuring that such NEOs have a continuing stake in our long-term success.

General Benefits

Our NEOs are provided with other fringe benefits that we believe are commonly provided to similarly situated executives.

Summary Compensation Table

The following table summarizes the compensation awarded to, earned by or paid to our NEOs for fiscal years 2020 and 2021:

Summary Compensation Table – Officers

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-equity Incentive plan compensation	Change in Pension Value and Nonqualified deferred compensation earnings	All other compensation	Total
		($)	($)	($)	($)	($)	($)	($)	($)
James Chae, CEO Chairman of the Board	2021	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Kevin Hartley, CFO	2021	$12,000	-0-	$50,000	-0-	-0-	-0-	-0-	$50,000
James Chae, CEO Chairman of the Board	2020	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Kevin Hartley, CFO	2020	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-

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Narrative to Summary Compensation Table

There is no employment contract with James Chae at this time. Nor are there any agreements for compensation in the future. A salary and stock options and/or warrants program may be developed in the future.

We do not currently have employment agreements with any of our NEOs. We entered into a consulting agreement on October 1, 2021 with Kevin Hartley for his services as CFO of the Company pursuant to which Mr. Hartley receives $12,000 per year and additional compensation in the form of shares common stock which the parties agreed is valued at $50,000.

Outstanding Equity Awards at Fiscal Year End

As of December 31, 2021, there were no outstanding equity awards for each of the NEOs.

Payments Upon Termination or Change in Control

None of our NEOs are entitled to receive payments or other benefits upon termination of employment or a change in control.

Retirement Plans

We do not maintain any deferred compensation, retirement, pension or profit-sharing plans.

Omnibus Equity Incentive Plan

On February 4, 2022, the Company adopted an incentive plan, which we refer to as the 2022 Plan, the material terms of which are described below.

Key Features

The 2022 Plan includes a number of provisions that promote best practices by reinforcing the alignment between equity compensation arrangements for eligible employees, non-employee directors and other service providers and stockholders’ interests. These provisions include, but are not limited to, the following (which are qualified in their entirety by the actual text of the 2022 Plan, which is attached as Exhibit 10.17 to this Registration Statement):

●	No Discounted Options or SARs. Stock options and SARs (as defined below) generally may not be granted with exercise prices lower than the market value of the underlying shares on the grant date.
●	No Repricing without Stockholder Approval. Other than in connection with a change in the Company’s capitalization, at any time when the purchase price of a stock option or SAR is above the market value of a share, the Company will not, without stockholder approval, reduce the purchase price of the stock option or SAR and will not exchange the stock option or SAR for a new award with a lower (or no) purchase price or for cash.
●	No Transferability. Awards generally may not be transferred, except as otherwise provided in the 2022 Plan will or the laws of descent and distribution, unless approved by the Board and/or the Compensation Committee.
●	No Automatic Grants. The 2022 Plan does not provide for automatic grants to any individual.
●	Multiple Award Types. The 2022 Plan permits the issuance of nonstatutory stock options (NSOs), incentive stock options (ISOs), stock appreciation rights (SARs), restricted stock units (RSUs), restricted stock, other stock-based awards, and cash awards. This breadth of award types will enable the Company to tailor awards in light of the accounting, tax, and other standards applicable at the time of grant.
●	Clawbacks. All awards, amounts or benefits received or outstanding under the 2022 Plan will be subject to clawback, cancellation, recoupment, rescission, payback, reduction or other similar action in accordance with any Company clawback or similar policy or any applicable law related to such actions.
●	Independent Oversight. The 2022 Plan is administered by a committee of independent members of the board of directors.

Material Features of the 2022 Plan

The material terms of the 2022 Plan are summarized below. This summary of the 2022 Plan is not intended to be a complete description of the 2022 Plan and is qualified in its entirety by the actual text of the 2022 Plan.

Eligibility and Participation. Awards may be granted under the 2022 Plan to officers, employees, and consultants of the company and its subsidiaries and to non-employee directors of the Company. Any of these awards may—but need not—be made as performance incentives to reward attainment of performance goals in accordance with the terms and conditions hereof.

Plan Administration. The Board of Directors has power and authority related to the administration of the 2022 Plan as are consistent with our corporate governance documents and applicable law. Pursuant to its charter, the Compensation Committee administers the 2022 Plan.

Type of Awards. The following types of awards are available for grant under the 2022 Plan: ISOs, NSOs, SARs, restricted stock, RSUs, other stock-based awards, and cash awards.

Number of Authorized Shares. The total number of shares authorized to be awarded under the Plan will not exceed 1,500,000 Shares of Class A common stock, or Shares. Shares issued under the Plan will consist in whole or in part of authorized but unissued Shares, treasury Shares, or Shares purchased on the open market or otherwise, all as determined by the Company from time to time. Subject to adjustment under Section 15 of the 2022 Plan, 1,500,000 Shares available for issuance under the Plan will be available for issuance as Incentive Stock Options.

Share Counting. Any award settled in cash will not be counted as Shares for any purpose under the Plan. If any Award expires, or is terminated, surrendered, or forfeited, in whole or in part, the unissued Shares covered by that award will again be available for the grant of awards. In the case of any substitute award, such substitute award will not be counted against the number of Shares reserved under the 2022 Plan.

Stock Options and SARs

Grant of Options and SARs. The Compensation Committee may award ISOs, NSOs (together, “options”), and SARs to grantees under the 2022 Plan. SARs may be awarded either in tandem with or as a component of other awards or alone.

Exercise Price of Options and SARs. A SAR will confer on a grantee a right to receive, upon exercise thereof, the excess of (1) the fair market value of one Share on the date of exercise over (2) the SAR exercise price. The Award Agreement for a SAR (except those that constitute substitute awards) will specify the SAR Exercise Price, which will be fixed on the grant date as not less than the fair market value of a Share on that date. A SAR granted in tandem with an outstanding option after the grant date of such option will have a SAR Exercise Price that is equal to the option price, provided that the SAR Exercise Price may not be less than the fair market value of a Share on the grant date of the SAR.

Vesting of Options and SARs. The Board and/or Compensation Committee will determine the terms and conditions (including any performance requirements) under which an option or SAR will become exercisable and will include that information in the award agreement.

Special Limitations on ISOs. An option will constitute an ISO only if the grantee of the option is an employee of the Company or any subsidiary of the Company and to the extent that the aggregate fair market value (determined at the time the option is granted) of the Shares with respect to which all ISOs held by such grantee become exercisable for the first time during any calendar year (under the 2022 Plan and all other plans of the grantee’s employer and its affiliates) does not exceed $100,000. This limitation will be applied by taking options into account in the order in which they were granted.

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Restricted Shares and RSUs

At the time of grant, the Compensation Committee may establish a period of time and any additional restrictions including the satisfaction of corporate or individual performance objectives applicable to an award of Restricted Shares or RSUs. Each award of Restricted Shares or RSUs may be subject to a different restricted period and additional restrictions. Neither Restricted Shares nor RSUs may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of during the Restricted Period or before the satisfaction of any other applicable restrictions. Unless the Compensation Committee otherwise provides in an award agreement, holders of Restricted Shares will have rights as stockholders, including voting and dividend rights.

Other Stock-Based Awards

The Compensation Committee may, in its discretion, grant other stock-based awards. The terms of other stock-based awards will be set forth in the applicable award agreements, subject to the 2022 Plan requirements.

Performance Awards

The right of a grantee to exercise or receive a grant or settlement of any award, and the timing thereof, may be subject to such performance terms conditions as may be specified by the Compensation Committee. It may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance terms or conditions.

Effect of Certain Transactions

Adjustments for Changes in Capitalization. If changes in our common stock occur by reason of any recapitalization, reclassification, stock split, reverse split, combination of shares, exchange of shares, stock dividend or other distribution payable in stock, or other increase or decrease in the common stock without receipt of consideration by the Company, or if there occurs any spin-off, split-up, extraordinary cash dividend or other distribution of assets by the Company, the number and kinds of shares for which grants of awards may be made, the number and kinds of shares for which outstanding awards may be exercised or settled, and the performance goals relating to outstanding awards, will be equitably adjusted by the Company.

Adjustments for Certain Transactions. Except as otherwise provided in an award agreement, in the event of a corporate transaction, the 2022 Plan and the awards will continue in effect in accordance with their respective terms, except that after a corporate transaction either (1) each outstanding award will be treated as provided for in the agreement entered into in connection with the corporate transaction or (2) if not so provided in such agreement, each grantee will be entitled to receive in respect of each Share subject to any outstanding awards, upon exercise or payment or transfer in respect of any award, the same number and kind of stock, securities, cash, property, or other consideration that each stockholder was entitled to receive in the corporate transaction in respect of one Share. Unless otherwise determined by the Compensation Committee, such stock, securities, cash, property or other consideration will remain subject to all of the terms and conditions (including performance criteria) that were applicable to the awards before such corporate transaction. Without limiting the generality of the foregoing, the treatment of outstanding options and SARs under in connection with a corporate transaction in which the consideration paid or distributed to the stockholders is not entirely shares of common stock of the acquiring or resulting corporation may include the cancellation of outstanding options and SARs upon consummation of the corporate transaction as long as, at the election of the Compensation Committee, (A) the holders of affected options and SARs have been given a period of at least 15 days before the date of the consummation of the corporate transaction to exercise the options or SARs (to the extent otherwise exercisable) or (B) the holders of the affected options and SARs are paid (in cash or cash equivalents) in respect of each Share covered by the Option or SAR being canceled an amount equal to the excess, if any, of the per Share price paid or distributed to stockholders in the corporate transaction (the value of any noncash consideration to be determined by the Compensation Committee) over the option price or SAR Exercise Price, as applicable.

Change in Control. For any Awards outstanding as of the date of a change in control, either of the following provisions will apply, depending on whether, and the extent to which, awards are assumed, converted, or replaced by the resulting entity in a change in control, unless otherwise provided by an award agreement:

(1) To the extent such awards are not assumed, converted or replaced by the resulting entity in the change in control, then upon the change in control such outstanding awards that may be exercised will become fully exercisable, all restrictions with respect to such outstanding awards, other than for performance awards, will lapse and become vested and nonforfeitable, and for any outstanding performance awards the target payout opportunities attainable under such awards will be deemed to have been fully earned as of the change in control based upon the greater of (A) an assumed achievement of all relevant performance goals at the “target” level or (B) the actual level of achievement of all relevant performance goals against target as of the Company’s fiscal quarter end preceding the change in control.

(2) To the extent such awards are assumed, converted, or replaced by the resulting entity in the change in control, if, within 24 months after the date of the change in control, the service provider has a separation from service by the Company other than for cause (which may include a separation from service by the service provider for “good reason” if provided in the applicable award agreement), then such outstanding awards that may be exercised will become fully exercisable, all restrictions with respect to such outstanding awards, other than for performance awards, will lapse and become vested and nonforfeitable, and for any outstanding performance awards the target payout opportunities attainable under such awards will be deemed to have been fully earned as of the separation from service based on the greater of an assumed achievement of all relevant performance goals at the “target” level or the actual level of achievement of all relevant performance goals against target as of the Company’s fiscal quarter end preceding the change in control.

Term of Plan. Unless earlier terminated by the Board of Directors or the Compensation Committee, the authority to make grants under the 2022 Plan will terminate on the tenth anniversary of the 2022 Plan’s effective date.

Employee Benefits

All of our full-time employees are eligible to participate in health and welfare plans maintained by the Company, including:

●	medical, dental and vision benefits; and

●	basic life and accidental death & dismemberment insurance.

Our NEOs participate in these plans on the same basis as other eligible employees. We do not maintain any supplemental health and welfare plans for our NEOs.

Nonqualified Deferred Compensation

Our NEOs did not earn any nonqualified deferred compensation benefits from us during fiscal year 2021.

Director Compensation

Our employee directors did not receive any compensation for serving as a member of our board of directors during fiscal year 2021 and after completion of this offering our directors who are also employees will continue to not receive compensation for their services as directors. Upon completion of this offering, we plan to implement a compensation plan for our non-employee directors, such that non-employee directors will receive an annual cash retainer and/or an annual grant of stock options. Our committee chairpersons will receive certain additional retainer fees.

Directors will be reimbursed for travel, food, lodging and other expenses directly related to their activities as directors, including expenses incurred in attending board meetings. Directors are also entitled to the protection provided by their indemnification agreements and the indemnification provisions in our current certificate of incorporation and bylaws, as well as the amended and restated certificate of incorporation that will become effective prior to the completion of this offering.

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PRINCIPAL STOCKHOLDERS

The following table presents information regarding beneficial ownership of our equity interests as of the date of this prospectus and as adjusted to reflect our sale of Class A common stock in this offering, by:

●	each stockholder or group of stockholders known by us to be the beneficial owner of more than 5% of our outstanding equity interests

●	each of our directors;

●	each of our named executive officers; and

●	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC, and thus represents voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all equity interests beneficially owned, subject to community property laws where applicable.

Percentage ownership of our equity interests before this offering is based on 9,000,000 shares of our Class A common stock and 1,000,000 shares of our Class B common stock outstanding as of the date of this prospectus.

Percentage ownership of our equity interests after this offering assumes the sale by us of 4,000,000 shares of our Class A common stock in this offering.

On all matters to be voted on by stockholders, holders of our Class A common stock are entitled to one vote per share while holders of our Class B common stock are entitled to 10 votes per share. Upon completion of this offering and the adoption and filing of our amended and restated certificate of incorporation, the Class B common stock will be convertible as follows: (i) each share of Class B Common Stock will be automatically converted into one share of Class A common stock upon the earliest of the date such share ceases to be beneficially owned, as such term is defined under Section 13(d) of the Securities Exchange Act of 1934, (ii) each share of Class B common stock may be converted at any time into one share of Class A common stock at the option of the holder and (iii) When Mr. Chae ceases to beneficially own at least 25% of the voting power of all the outstanding shares of capital stock of the Company, all Class B common stock held by Mr. Chae shall automatically convert into Class A common stock on a 1 for 1 basis. The one-to-one conversion ratio will be equitably preserved in the event of any stock dividend, stock split or combination or merger, consolidation or other reorganization by us with another entity. With the exception of voting rights and conversion rights, holders of Class A and Class B common stock will have identical rights.

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Unless otherwise indicated, the address of each individual listed in this table is c/o Yoshiharu Global Co., 6940 Beach Blvd. Suite D-705, Buena Park, CA 90621.

	Prior to this offering					After this offering
	Shares of Class A Common Stock Beneficially Owned		Shares of Class B Common Stock Beneficially Owned		Total Voting Power Beneficially	Shares of Class A Common Stock Beneficially		Shares of Class B Common Stock Beneficially Owned		Total Voting Power Beneficially
	Number	Percentage	Number	Percentage	Owned	Number	Percentage	Number	Percentage	Owned
5% Holder:
None	—	—	—	—	—	—	—	—	—	—
Named Executive Officers and Directors:
James Chae	7,110,900	79.0%	1,000,000	100%	90.1%	7,110,900	54.7%	1,000,000	100%	74.4%
Kevin Hartley(1)	—	—	—	—	—	—	—	—	—	—
Jay Kim	100,000	1.1%	—	—	1.1%	100,000	*	—	—	*
Helen Lee	10,000	*	—	—	*	10,000	—	—	—	—
Ho Suk Gang	—	—	—	—	—	—	—	—	—	—
Executive Officers and Directors as a Group (5 individuals)	7,220,900	80.2%	1,000,000	100%	90.6%	7,220,900	55.5%	1,000,000	100%	74.9%

*	Indicates ownership of less than one percent.

(1)	Excludes $50,000 in Class A common stock issuable for services pursuant to Mr. Hartley’s consulting agreement, which shall be issued in 2022 after the completion of this offering.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Relationship with James Chae

In September 2021, Yoshiharu Holdings was formed by James Chae as an S corporation for the purpose of acquiring all of the equity in each of the 7 restaurant store entities which were previously founded and wholly owned directly by James Chae and all of the intellectual property in the business held by James Chae in exchange for an issuance of 9,450,900 shares to James Chae, which constituted all of the issued and outstanding equity in Yoshiharu Holdings Co. Such transfers were completed in the fourth quarter of 2021.

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Yoshiharu Global Co. was incorporated on December 9, 2021 in Delaware by James Chae for purposes of effecting this offering. On December 9, 2021, James Chae contributed 100% of the equity in Yoshiharu Holdings Co. to Yoshiharu Global Co. in exchange for the issuance by Yoshiharu Global Co. of 9,450,900 shares of Class A common stock to James Chae. On December 10, 2021, the Company redeemed 670,000 shares of Class A common stock from James Chae at par ($0.0001 per share). In December 2021, the Company conducted a private placement solely to accredited investors and sold 670,000 shares of Class A common stock at $2.00 per share, which the Company’s board of directors determined to reflect the then current fair market value of the Company’s Class A common stock. The Company shall exchange 1,000,000 shares held by James Chae into 1,000,000 shares of Class B common stock immediately prior to the underwriting agreement. Effective February 7, 2022, the Company’s board and stockholders unanimously approved the form of amended and restated certificate of incorporation, which clarifies the automatic conversion of Class B common stock held by James Chae into Class A common stock, among other things, a copy of which is attached to the registration statement as Exhibit 3.3 of which this prospectus is made a part.

From time to time, the Company borrowed money from James Chae and his affiliate APIIS Financial, Inc., a company 100% owned and controlled by Mr. Chae. The balance is non-interest bearing and due on demand. As of December 31, 2021 and December 31, 2020, the balance was $1,383,213 and $911,411, respectively.

From time to time, the Company made distributions in the form of dividends to Mr. James Chae as the sole stockholder of the Company. For the years ended December 31, 2021 and 2020, the Mr. James Chae was distributed $696,575 and $665,194, respectively.

As of the date of this prospectus, James Chae owned 100% of our outstanding Class B common (1,000,000) stock, and 79.01% of our Class A common stock, and 90.06% of our total voting power. As discussed below in “Description of Securities” and elsewhere in this prospectus, our Class B common stock has 10 votes per share, while our Class A common stock, which is the class of stock we are selling in this offering and which will be the only class of stock that is publicly traded, has one vote per share.

After the offering, 100% of our Class B common stock will be controlled by James Chae. As a result, James Chae will be able to control all matters submitted to our stockholders for approval even if he owns significantly less than 50% of the number of shares of our outstanding equity interests. This concentrated control could discourage others from initiating any potential merger, takeover or other change of control transaction that other stockholders may view as beneficial.

Procedures for Approval of Related Party Transactions

We do not currently have a formal, written policy or procedure for the review and approval of related party transactions. However, all related party transactions are currently reviewed and approved by our NEOs.

Our board of directors will adopt a written related person transaction policy, effective upon the closing of this offering, which sets forth the policies and procedures for the review and approval or ratification of related party transactions. This policy will be administrated by our Audit Committee. These policies will provide that, in determining whether or not to recommend the initial approval or ratification of a related party transaction, the relevant facts and circumstances available shall be considered, including, among other factors it deems appropriate, whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

DESCRIPTION OF SECURITIES

General

The following is a summary of our capital stock and provisions of our amended and restated certificate of incorporation and our bylaws, each of which will be in effect prior to the closing of this offering, and certain provisions of Delaware law. This summary does not purport to be complete and is qualified in its entirety by the provisions of our amended and restated certificate of incorporation and bylaws, copies of which will be filed with the SEC as exhibits to the registration statement, of which this prospectus forms a part.

Following the closing of this offering, we expect that our authorized capital stock will consist of 49,000,000 shares of Class A common stock, $0.0001 par value per share, 1,000,000 shares of Class B common stock and $0.0001 par value per share. We sometimes refer to our Class A common stock and Class B common stock as “equity interests” when described on an aggregate basis.

Units

Each unit has an offering price of $             and consists of one share of Class A common stock and one warrant to purchase one share of Class A common stock. The share of Class A common stock and warrant that are part of the units are immediately separable and will be issued separately in this offering, although they will have been purchased together in this offering.

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Class A Common Stock

Immediately prior to this offering, there were 9,000,000 shares of Class A common stock issued and outstanding.

Following the closing of this offering, there will be 13,000,000 shares of our Class A common stock outstanding, which assumes the underwriters do not exercise their option to purchase additional shares of our Class A common stock. Pursuant to our amended and restated certificate of incorporation, holders of our Class A common stock will be entitled to one vote on all matters submitted to a vote of stockholders, and holders of our common stock will not be entitled to cumulative voting in the election of directors. This means that the holders of a majority of the combined voting power of our outstanding equity interests will be able to elect all of the directors then standing for election. Subject to the rights, if any, of the holders of any outstanding series of preferred stock, holders of our Class A common stock shall be entitled to receive dividends out of any of our funds legally available when, as and if declared by the board of directors. Upon the dissolution, liquidation or winding up of the Company, subject to the rights, if any, of the holders of our preferred stock, the holders of our equity interests shall be entitled to receive the assets of the Company available for distribution to its stockholders ratably in proportion to the number of shares held by them. Holders of Class A common stock will not have preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock. All outstanding shares of Class A common stock are, and the shares of Class A common stock offered in this prospectus will be when issued, fully paid and nonassessable.

Class B Common Stock

Prior to this offering, there were 1,000,000 shares of Class B common stock outstanding held by one stockholder of record.

Following the closing of this offering, there will be 1,000,000 shares of our Class B common stock outstanding. Pursuant to our amended and restated certificate of incorporation, our Class B common stock has the same rights as our Class A common stock except for (i) certain conversion rights as described below under “—Conversion Rights,” and (ii) on all matters to be voted on by stockholders, holders of our Class A common stock are entitled to one vote per share while holders of our Class B common stock are entitled to 10 votes per share. Subject to the rights, if any, of the holders of any outstanding series of preferred stock, holders of our Class B common stock shall be entitled to receive dividends out of any of our funds legally available when, as and if declared by our board of directors. Upon our dissolution, liquidation or winding up, subject to the rights, if any, of the holders of our preferred stock, the holders of shares of our equity interests shall be entitled to receive the assets of the Company available for distribution to its stockholders ratably in proportion to the number of shares held by them. Holders of Class B common stock will not have preemptive or other subscription rights. There are no redemption or sinking fund provisions applicable to our Class B common stock. All outstanding shares of Class B common stock are fully paid and nonassessable.

James Chae will be the only holder of shares of Class B common stock.

Conversion Rights

Shares of Class A Common Stock have no conversion rights.

Each share of Class B common stock shall automatically be converted into one fully paid and non-assessable share of Class A common stock upon the earliest of (A) the date such shares cease to be beneficially owned (as such term is defined under Rule 13d-3 of the Securities Exchange Act of 1934, as amended) by James Chae and (B) at 5:00 p.m. Pacific Time on the date that Mr. Chae ceases to beneficially own (as such term is defined under Section 13(d)) at least 25% of the voting power of all the outstanding shares of capital stock of the Company.

Except for the foregoing conversion rights of the Class B common stock and provisions applicable equally to both Class A common stock and Class B common stock, including, but not limited to, the repurchase of such shares by the Company, there are no provisions which otherwise limit the lifespan of the Class B common stock or would require conversion to Class A common stock.

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Voting Rights

Except as required by Delaware law or except as otherwise provided in our amended and restated certificate of incorporation, Class A common stock and Class B common stock will vote together as a single class on all matters presented to a vote of stockholders, including the election of directors. Each holder of Class A common stock is entitled to one vote for each share held of record on the applicable record date for all of these matters, while each holder of Class B common stock is entitled to 10 votes for each share held of record on the applicable record date for all of these matters.

Holders of Class A common stock have no cumulative voting rights or preemptive rights to purchase or subscribe for any stock or other securities, and there are no conversion rights or redemption or sinking fund provisions with respect to Class A common stock. Class B common stock is identical in all respects to Class A common stock, except with respect to voting and conversion rights.

Warrants Issued in this Offering

Form. The warrants will be issued under a warrant agent agreement between us and VStock Transfer, LLC, as warrant agent. The material terms and provisions of the warrants offered hereby are summarized below. The following description is subject to, and qualified in its entirety by, the form of warrant agent agreement and accompanying form of warrant, which is filed as an exhibit to the registration statement of which this prospectus is a part. You should review a copy of the form of warrant agent agreement and accompanying form of warrant for a complete description of the terms and conditions applicable to the warrants.

Exercisability. The warrants are exercisable immediately upon issuance and will thereafter remain exercisable at any time up to five (5) years from the date of original issuance. The warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares purchased upon such exercise (except in the case of a cashless exercise as discussed below).

Exercise Price. Each warrant represents the right to purchase one share of common stock at an exercise price of $           per share (equal to 125% of the public offering price). The exercise price is subject to appropriate adjustment in the event of certain share dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our shares of common stock and also upon any distributions of assets, including cash, stock or other property to our shareholders. The warrant exercise price is also subject to anti-dilution adjustments under certain circumstances.

Cashless Exercise. If, at any time during the term of the warrants, the issuance of shares of common stock upon exercise of the warrants is not covered by an effective registration statement, the holder is permitted to effect a cashless exercise of the warrants (in whole or in part) by having the holder deliver to us a duly executed exercise notice, canceling a portion of the warrant in payment of the purchase price payable in respect of the number of shares of common stock purchased upon such exercise.

Failure to Timely Deliver Shares. If we fail for any reason to deliver to the holder the shares subject to an exercise by the date that is the earlier of (i) two (2) trading days and (ii) the number of trading days that is the standard settlement period on our primary trading market as in effect on the date of delivery of the exercise notice, we must pay to the holder, in cash, as liquidated damages and not as a penalty, for each $1,000 of shares subject to such exercise (based on the daily volume weighted average price of our shares of common stock on the date of the applicable exercise notice), $10 per trading day (increasing to $20 per trading day on the fifth (5th) trading day after such liquidated damages begin to accrue) for each trading day after such date until such shares are delivered or the holder rescinds such exercise. In addition, if after such date the holder is required by its broker to purchase (in an open market transaction or otherwise) or the holder’s brokerage firm otherwise purchases, shares of common stock to deliver in satisfaction of a sale by the holder of the shares which the holder anticipated receiving upon such exercise, then we shall (A) pay in cash to the holder the amount, if any, by which (x) the holder’s total purchase price (including brokerage commissions, if any) for the shares of common stock so purchased exceeds (y) the amount obtained by multiplying (1) the number of shares that we were required to deliver to the holder in connection with the exercise at issue times (2) the price at which the sell order giving rise to such purchase obligation was executed, and (B) at the option of the holder, either reinstate the portion of the warrant and equivalent number of shares for which such exercise was not honored (in which case such exercise shall be deemed rescinded) or deliver to the holder the number of shares of common stock that would have been issued had we timely complied with our exercise and delivery obligations.

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Exercise Limitation. A holder will not have the right to exercise any portion of a warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% of the number of shares of common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99%, provided that any increase in such percentage shall not be effective until 61 days following notice from the holder to us.

Rights as a Shareholder. Except as otherwise provided in the warrants or by virtue of such holder’s ownership of our shares of common stock, the holder of a warrant does not have the rights or privileges of a holder of our shares of common stock, including any voting rights, until the holder exercises the warrant.

Governing Law and Jurisdiction. The warrant agent agreement and warrant provide that the validity, interpretation, and performance of the warrant agent agreement and the warrants will be governed by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. In addition, the warrant agent agreement and warrant provide that any action, proceeding or claim against any party arising out of or relating to the warrant agent agreement or the warrants must be brought and enforced in the state and federal courts sitting in the City of New York, Borough of Manhattan. Investors in this offering will be bound by these provisions. However, we do not intend that the foregoing provisions would apply to actions arising under the Securities Act or the Exchange Act.

Exchange Listing. We have filed an application for the listing of the warrants offered in this offering on the Nasdaq Capital Market under the symbol “YOSHW.”

Representative’s Warrants

Upon the closing of this offering, there will be up to           shares of common stock issuable upon exercise of the Representative’s warrants. See “Underwriting— Other Compensation” below for a description of the Representative’s warrants.

Anti-Takeover Effects of Delaware Law, Our Certificate of Incorporation and Our Bylaws

Certain provisions of Delaware law and our amended and restated certificate of incorporation and bylaws that will be effective prior to the closing of the offering could make the acquisition of the Company more difficult. These provisions of the Delaware General Corporation Law could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and are designed to encourage persons seeking to acquire control of us to negotiate with our board of directors.

Stockholder meetings. Under our amended and restated certificate of incorporation and bylaws, only the board of directors, or the chairman of the board of directors or the Chief Executive Officer with the concurrence of a majority of the board of directors, may call special meetings of stockholders.

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Requirements for advance notification of stockholder nominations and proposals. Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors.

Stockholder action by written consent permitted only if our parent company and its affiliates own a majority of the voting power of the equity interests. Our amended and restated certificate of incorporation authorizes the right of stockholders to act by written consent without a meeting. This provision will, in certain situations, make it more difficult for stockholders, who are not our parent company or its affiliates, to take action opposed by the board of directors.

Amendment of provisions in the certificate of incorporation. Our amended and restated certificate of incorporation requires the affirmative vote of the holders of at least two-thirds of the combined voting power of our outstanding equity interests in order to amend any provision of our amended and restated certificate of incorporation.

Amendment of provisions in the bylaws. Our bylaws will require the affirmative vote of the holders of at least a majority of the combined voting power of our outstanding equity interests in order to amend any provision of our bylaws.

Controlled company. As discussed above, our Class B common stock has 10 votes per share, while Class A common stock, which is the class of stock we are selling in this offering and which will be the only class of stock that is publicly traded, has one vote per share. After the offering, 100% of our Class B common stock will be held by James Chae. Until our dual class structure terminates, James Chae will be able to control all matters submitted to our stockholders for approval even if it owns significantly less than 50% of the number of shares of our outstanding equity interests. This concentrated control could discourage others from initiating any potential merger, takeover or other change of control transaction that other stockholders may view as beneficial.

Our amended and restated certificate of incorporation to be in effect immediately prior to the consummation of this offering provides that we will not be subject to the provisions of Section 203 of the Delaware General Corporation Law.

Exclusive Forum

Our amended and restated certificate of incorporation (to be effective in connection with the completion of this offering) and our bylaws each contain an exclusive forum provision providing that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for: (1) any derivative action or proceeding brought on our behalf, (2) any action asserting a claim of breach of a fiduciary duty owed by, or other wrongdoing by, any of our directors, officers, employees, agents or stockholders, (3) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, our certificate of incorporation or our bylaws, or (4) any action asserting a claim that is governed by the internal affairs doctrine. However, each provision states that it shall not apply to actions arising under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934.

In addition, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. As a result, the exclusive forum provisions will not apply to suits brought to enforce any duty or liability created by the Securities Act or any other claim for which the federal and state courts have concurrent jurisdiction, and our stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder.

Any person purchasing or otherwise acquiring any interest in any shares of our capital stock shall be deemed to have notice of and to have consented to this provision included in our bylaws which we will adopt prior to the completion of this offering. The exclusive forum provisions, if enforced, may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits. Alternatively, if a court were to find the exclusive forum provisions to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could have a material adverse effect on our business, financial condition, results of operations and growth prospects. For example, the Court of Chancery of the State of Delaware recently determined that a provision stating that U.S. federal district courts are the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act is not enforceable.

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Transfer Agent and Registrar

Our transfer agent and registrar is VStock Transfer, LLC, 8 Lafayette Place, Woodmere, NY, 11598, telephone (212)-828-8436.

Listing

We have applied to list our Class A common stock on the Nasdaq Capital Market under the symbol “YOSH” and our warrants under “YOSHW”.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has not been a public market of our Class A common stock or any of our equity securities. Future sales of our Class A common stock, including shares issued upon the exercise of outstanding options or warrants, in the public market after this offering, or the perception that those sales may occur, could cause the prevailing market price for our Class A common stock to fall or impair our ability to raise equity capital in the future. As described below, only a limited number of shares of our Class A common stock will be available for sale in the public market for a period of several months after consummation of this offering due to contractual and legal restrictions on resale described below. Future sales of our Class A common stock in the public market either before (to the extent permitted) or after restrictions lapse, or the perception that those sales may occur, could adversely affect the prevailing market price of our Class A common stock at such time and our ability to raise equity capital at a time and price we deem appropriate. Furthermore, although we have applied to have our Class A common stock listed on the Nasdaq Capital Market, we cannot assure you that there will be an active public trading market for our Class A common stock.

Sale of Restricted Shares

Based on the number of shares of our equity interests outstanding immediately prior to this offering, upon the closing of this offering and assuming (i) no exercise of the underwriters’ option to purchase additional shares of Class A common stock to cover over-allotments and (ii) no exercise of outstanding options or warrants, we will have outstanding an aggregate of approximately 13,000,000 Class A common shares. Of these shares, all of the 4,000,000 shares of Class A common stock to be sold in this offering, and any shares sold upon exercise of the underwriters’ option to purchase additional shares to cover over-allotments, will be freely tradable in the public market without restriction or further registration under the Securities Act, unless the shares are held by any of our “affiliates” as such term is defined in Rule 144 of the Securities Act. In general, affiliates include our executive officers, directors, and 10% shareholders. All remaining shares of equity securities held by existing stockholders immediately prior to the closing of this offering will be “restricted securities” as such term is defined in Rule 144. These restricted securities were issued and sold by us, or will be issued and sold by us, in private transactions and are eligible for public sale only if registered under the Securities Act or if they qualify for an exemption from registration under the Securities Act, including the exemptions provided by Rule 144 or Rule 701, which rules are summarized below.

Lock-Up Agreements

In connection with this offering, we, our directors, our executive officers, a consultant and our existing Class A common stockholders and Class B common stockholder (James Chae) have agreed, subject to certain exceptions, not to dispose of or hedge any shares of our equity interests or securities convertible into or exchangeable for our equity interests during the period from the date of the lock-up agreement continuing through the date 12 months after the date of the final prospectus, except with the prior written consent of the representative of the underwriters. These lock-up agreements are subject to certain limited exceptions. For additional information, see “Underwriting.”

Following the lock-up period set forth in the agreements described above, and assuming that the representative of the underwriters does not release any parties from these agreements, all of the equity interests that are restricted securities or are held by our affiliates as of the date of this prospectus will be eligible for sale in the public market in compliance with Rule 144 under the Securities Act.

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Rule 144

Non-affiliate resales of restricted securities

In general, under Rule 144, as currently in effect, once we have been subject to the public company reporting requirements of the Exchange Act for at least 90 days, a person (or persons whose shares are required to be aggregated) who is not deemed to have been one of our “affiliates” for purposes of Rule 144 at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months, including the holding period of any prior owner other than one of our “affiliates,” is entitled to sell those shares in the public market (subject to the lock-up agreements referred to above, if applicable) without complying with the manner of sale, volume limitations or notice provisions of Rule 144, but subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than “affiliates,” then such person is entitled to sell such shares in the public market without complying with any of the requirements of Rule 144 (subject to the lock-up agreements referred to above, if applicable).

Affiliate resales of restricted securities

In general, under Rule 144, as currently in effect, once we have been subject to the public company reporting requirements of the Exchange Act for at least 90 days, our “affiliates,” as defined in Rule 144, who have beneficially owned the shares proposed to be sold for at least six months are entitled to sell in the public market, upon expiration of any applicable lock-up agreements and within any three-month period, a number of those shares of our equity interests that does not exceed the greater of:

●	1% of the number of equity interests then outstanding, which will equal approximately shares of equity interests immediately after this offering (calculated on the basis of the assumptions described above and assuming no exercise of the underwriter’s option to purchase additional shares and no exercise of outstanding options or warrants); or

●	the average weekly trading volume of our Class A common stock on the Nasdaq Capital Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Such sales under Rule 144 by our “affiliates” or persons selling shares on behalf of our “affiliates” are also subject to certain manner of sale provisions, notice requirements and to the availability of current public information about us. Notwithstanding the availability of Rule 144, the holders of substantially all of our restricted securities have entered into lock-up agreements as referenced above and their restricted securities will become eligible for sale (subject to the above limitations under Rule 144) upon the expiration of the restrictions set forth in those agreements.

Rule 701

In general, under Rule 701 as currently in effect, any of our employees, directors, officers, consultants or advisors who acquired equity interests from us in connection with a written compensatory stock or option plan or other written agreement in compliance with Rule 701 under the Securities Act before the effective date of the registration statement of which this prospectus is a part (to the extent such equity interests are not subject to a lock-up agreement) is entitled to rely on Rule 701 to resell such equity interests beginning 90 days after we become subject to the public company reporting requirements of the Exchange Act in reliance on Rule 144, but without compliance with the holding period requirements contained in Rule 144. Accordingly, subject to any applicable lock-up agreements, beginning 90 days after we become subject to the public company reporting requirements of the Exchange Act, under Rule 701 persons who are not our “affiliates,” as defined in Rule 144, may resell those shares without complying with the minimum holding period or public information requirements of Rule 144, and persons who are our “affiliates” may resell those shares without compliance with Rule 144’s minimum holding period requirements (subject to the terms of the lock-up agreements referred to below, if applicable).

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MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain material U.S. federal income tax considerations generally applicable to the acquisition, ownership and disposition of our units, shares of Class A common stock and warrants, which we refer to collectively as our securities. Because the components of a unit are separable at the option of the holder, the holder of a unit generally should be treated, for U.S. federal income tax purposes, as the owner of the underlying shares of Class A common stock and one warrant components of the unit, as the case may be. As a result, the discussion below with respect to actual holders of Class A common stock and warrants should also apply to holders of units (as the deemed owners of the underlying Class A common stock and warrants that comprise the units). This discussion applies only to securities that are held as capital assets for U.S. federal income tax purposes and is applicable only to holders who purchased units in this offering.

This discussion is a summary only and does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances, including but not limited to the alternative minimum tax, the Medicare tax on certain investment income and the different consequences that may apply if you are subject to special rules that apply to certain types of investors, including but not limited to:

●	our initial stockholders, officers, or directors;

●	financial institutions or financial services entities;

●	broker-dealers;

●	governments or agencies or instrumentalities thereof;

●	regulated investment companies;

●	real estate investment trusts;

●	expatriates or former long-term residents of the United States;

●	persons that actually or constructively own 5% or more of our voting shares;

●	insurance companies;

●	dealers or traders subject to a mark-to-market method of accounting with respect to the securities;

●	persons holding the securities as part of a “straddle,” hedge, integrated transaction or similar transaction;

●	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

●	partnerships or other pass-through entities for U.S. federal income tax purposes and any beneficial owners of such entities; and

●	tax-exempt entities.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our securities, the U.S. federal income tax treatment of a partner, member or other beneficial owner in such partnership will generally depend upon the status of the partner, member or other beneficial owner, the activities of the partnership and certain determinations made at the partner, member or other beneficial owner level. If you are a partner, member or other beneficial owner of a partnership for U.S. federal income tax purposes holding our securities, you are urged to consult your tax advisor regarding the tax consequences of the acquisition, ownership and disposition of our securities.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations as of the date hereof, which are subject to change, possibly on a retroactive basis, and changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein. We have not sought, and do not intend to seek, a ruling from the IRS with respect to the statements made and conclusions reached in this summary. There is no guarantee that the IRS or any court would agree with such statements and conclusions. This discussion does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes (such as gift and estate taxes).

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WE URGE PROSPECTIVE HOLDERS TO CONSULT THEIR TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING AND DISPOSING OF OUR SECURITIES, AS WELL AS ANY STATE, LOCAL AND NON-U.S. INCOME, ESTATE AND OTHER TAX CONSIDERATIONS.

Allocation of Purchase Price and Characterization of a Unit

No statutory, administrative or judicial authority directly addresses the treatment of the unit or instruments with terms substantially the same as the unit for U.S. federal income tax purposes and, therefore, that treatment is not entirely clear. The acquisition of a unit should be treated for U.S. federal income tax purposes as the acquisition of one share of our Class A common stock and one warrant, with each whole warrant exercisable to acquire one share of our Class A common stock. We intend to treat the acquisition of a unit in this manner and, by purchasing a unit, you agree to adopt such treatment for tax purposes. For U.S. federal income tax purposes, each holder of a unit must allocate the purchase price paid by such holder for such unit between the one share of Class A common stock and the one warrant based on the relative fair market value of each at the time of issuance. The price allocated to each share of Class A common stock and the one warrant should be the stockholder’s initial tax basis in such share or warrant, as the case may be. Any disposition of a unit should be treated for U.S. federal income tax purposes as a disposition of the share of Class A common stock and one warrant comprising the unit, and the amount realized on the disposition should be allocated between the Class A common stock and the one warrant based on their respective relative fair market values at the time of disposition (as determined by each such unit holder based on all the facts and circumstances). Neither the separation of the share of our Class A common stock and one warrant constituting a unit nor the combination of two halves of warrants into a single warrant should be a taxable event for U.S. federal income tax purposes.

The foregoing treatment of the unit and a holder’s purchase price allocation are not binding on the IRS or the courts. Because there are no authorities that directly address instruments that are similar to the units, no assurance can be given that the IRS or the courts will agree with the characterization described above or the discussion below. Accordingly, each prospective investor is urged to consult its own tax advisors regarding the tax consequences of an investment in a unit (including alternative characterizations of a unit). The balance of this discussion assumes that the characterization of the units described above is respected for U.S. federal income tax purposes.

U.S. Holders

This section applies to you if you are a “U.S. holder.” A U.S. holder is a beneficial owner of our units, shares of Class A common stock or warrants who or that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States, any state thereof or the District of Columbia;

●	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

●	a trust, if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons (as defined in the Code) have authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under the Treasury Regulations to be treated as a United States person.

Taxation of Distributions. If we pay distributions in cash or other property (other than certain distributions of our shares or rights to acquire our shares) to U.S. holders of shares of our Class A common stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in our Class A common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Class A common stock and will be treated as described under “U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock and Warrants” below.

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Dividends we pay to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. holder generally will constitute “qualified dividends” that will be subject to tax at the preferential tax rate for long-term capital gains. It is unclear whether the redemption rights with respect to the Class A common stock described in this prospectus may prevent a U.S. holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be. If the holding period requirements are not satisfied, then a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate holders may be subject to tax on such dividend at regular ordinary income tax rates instead of the preferential rate that applies to qualified dividend income.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock and Warrants. Upon a sale or other taxable disposition of our Class A common stock or warrants (which, in general, would include a redemption of Class A common stock or warrants that is treated as a sale of such securities as described below, and including as a result of a dissolution and liquidation in the event we do not consummate an initial business combination within the required time period), a U.S. holder generally will recognize gain or loss in an amount calculated as discussed in the following paragraph. Any such gain or loss will be capital gain or loss, and generally will be long-term capital gain or loss if the U.S. holder’s holding period for the Class A common stock or warrants so disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Generally, the amount of gain or loss recognized by a U.S. holder is equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition (or, if the Class A common stock or warrants are held as part of units at the time of the disposition, the portion of the amount realized on such disposition that is allocated to the Class A common stock or the warrants based upon the then relative fair market values of the Class A common stock and the warrants included in the units) and (ii) the U.S. holder’s adjusted tax basis in its Class A common stock or warrants so disposed of. A U.S. holder’s adjusted tax basis in its Class A common stock or warrants generally will equal the U.S. holder’s acquisition cost (that is, as discussed above, the portion of the purchase price of a unit allocated to a share of Class A common stock or one warrant or, as discussed below, the U.S. holder’s initial basis for Class A common stock received upon exercise of warrants) reduced, in the case of a share of Class A common stock, by any prior distributions treated as a return of capital as discussed above under the heading “U.S. Holders — Taxation of Distributions.”

Redemption of Class A Common Stock. In the event that we purchase a U.S. holder’s Class A common stock in an open market transaction (each of which we refer to as a “redemption”), the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale or exchange of the Class A common stock under Section 302 of the Code. If the redemption qualifies as a sale or exchange of the Class A common stock, the U.S. holder will be treated as described under “U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock and Warrants” above. If the redemption does not qualify as a sale or exchange of the Class A common stock, the U.S. holder will be treated as receiving a corporate distribution with the tax consequences described above under “U.S. Holders — Taxation of Distributions”. Whether a redemption qualifies for sale or exchange treatment will depend largely on the total number of shares of our stock treated as held by the U.S. holder (including any stock constructively owned by the U.S. holder as a result of owning warrants) relative to all of our shares outstanding both before and after the redemption. The redemption of Class A common stock generally will be treated as a sale of the Class A common stock (rather than as a corporate distribution) if the redemption (i) is “substantially disproportionate” with respect to the U.S. holder, (ii) results in a “complete termination” of the U.S. holder’s interest in us or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. holder. These tests are explained more fully below.

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In determining whether any of the foregoing tests are satisfied, a U.S. holder takes into account not only stock actually owned by the U.S. holder, but also shares of our stock that are constructively owned by it. A U.S. holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. holder has an interest or that have an interest in such U.S. holder, as well as any stock the U.S. holder has a right to acquire by exercise of an option, which would generally include Class A common stock which could be acquired pursuant to the exercise of the warrants. In order to meet the substantially disproportionate test, the percentage of our outstanding voting stock actually and constructively owned by the U.S. holder immediately following the redemption of Class A common stock must, among other requirements, be less than 80% of the percentage of our outstanding voting stock actually and constructively owned by the U.S. holder immediately before the redemption. There will be a complete termination of a U.S. holder’s interest if either (i) all of the shares of our stock actually and constructively owned by the U.S. holder are redeemed or (ii) all of the shares of our stock actually owned by the U.S. holder are redeemed and the U.S. holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. holder does not constructively own any other shares of our stock (including stock constructively owned by the U.S. holder as a result of owning warrants). The redemption of the Class A common stock will not be essentially equivalent to a dividend with respect to a U.S. holder if the redemption results in a “meaningful reduction” of the U.S. holder’s proportionate interest in us. Whether the redemption will result in a meaningful reduction in a U.S. holder’s proportionate interest in us will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. holder should consult with its own tax advisors as to the tax consequences of a redemption.

If none of the foregoing tests is satisfied, then the redemption will be treated as a corporate distribution and the tax effects will be as described under “U.S. Holders — Taxation of Distributions” above. After the application of those rules, any remaining tax basis of the U.S. holder in the redeemed shares of Class A common stock will be added to the U.S. holder’s adjusted tax basis in its remaining shares, or, if it has none, to the U.S. holder’s adjusted tax basis in its warrants or possibly in other stock constructively owned by it.

Exercise, Lapse or Redemption of a Warrant. Except as discussed below with respect to the cashless exercise of a warrant, a U.S. holder generally will not recognize taxable gain or loss on the acquisition of common stock upon exercise of a warrant for cash. The U.S. holder’s tax basis in the share of our Class A common stock received upon exercise of the warrant generally will be an amount equal to the sum of the U.S. holder’s initial investment in the warrant (i.e., the portion of the U.S. holder’s purchase price for the units that is allocated to the warrant, as described above under “Allocation of Purchase Price and Characterization of a Unit”) and the exercise price of such warrant. It is unclear whether the U.S. holder’s holding period for the Class A common stock received upon exercise of the warrant will begin on the date following the date of exercise or on the date of exercise of the warrant; in either case, the holding period will not include the period during which the U.S. holder held the warrant. If a warrant is allowed to lapse unexercised, a U.S. holder generally will recognize a capital loss equal to such holder’s tax basis in the warrant.

The tax consequences of a cashless exercise of a warrant are not clear under current tax law. A cashless exercise may be nontaxable, either because the exercise is not a gain realization event or because the exercise is treated as a “recapitalization” for U.S. federal income tax purposes. In either situation, a U.S. holder’s tax basis in the Class A common stock received would generally equal the holder’s tax basis in the warrants exercised therefor. If the cashless exercise was not a gain realization event, it is unclear whether a U.S. holder’s holding period for the Class A common stock would commence on the date of exercise of the a warrant or on the day following the date of exercise of the warrant. If the cashless exercise were treated as a recapitalization, the holding period of the Class A common stock would include the holding period of the warrants exercised therefor.

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It is also possible that a cashless exercise could be treated in whole or in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. holder could be deemed to have surrendered a number of warrants having an aggregate fair market value equal to the exercise price for the total number of warrants to be exercised. The U.S. holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the Class A common stock received in respect of the warrants deemed surrendered and the U.S. holder’s tax basis in such warrants. Such gain or loss would be long-term or short-term, depending on the U.S. holder’s holding period in the warrants deemed surrendered. In this case, a U.S. holder’s tax basis in the Class A common stock received would equal the sum of the U.S. holder’s initial investment in the warrants exercised (i.e., the portion of the U.S. holder’s purchase price for the units that is allocated to the warrants, as described above under “Allocation of Purchase Price and Characterization of a Unit”) and the exercise price of such warrants. It is unclear whether a U.S. holder’s holding period for the Class A common stock would commence on the date following the date of exercise or on the date of exercise of the warrant; in either case, the holding period would not include the period during which the U.S. holder held the warrant.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. holder’s holding period would commence with respect to the Class A common stock received, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. holders should consult their tax advisors regarding the tax consequences of a cashless exercise.

If we redeem warrants for cash or if we purchase warrants in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition to the U.S. holder, taxed as described above under “U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock and Warrants.” A redemption of warrants for Class A common stock should generally be treated as a “recapitalization” for U.S. federal income tax purposes. Accordingly, a U.S. holder should not recognize any gain or loss on the redemption of warrants for shares of the Class A common stock. A U.S. holder’s aggregate tax basis in the shares of Class A common stock received in the redemption should equal the U.S. holder’s aggregate tax basis in the warrants redeemed and the holding period for the shares of Class A common stock received in redemption of the warrants should include the U.S. holder’s holding period for the surrendered warrants. However, there is some uncertainty regarding this tax treatment and it is possible such a redemption could be treated in part as a taxable exchange in which gain or loss would be recognized in a manner similar to that discussed above for a cashless exercise of warrants or otherwise characterized. Accordingly, a U.S. holder is urged to consult its tax advisor regarding the tax consequences of a redemption of warrants for shares of Class A common stock.

Possible Constructive Distributions. The terms of each warrant provide for an adjustment to the number of shares of Class A common stock for which the warrant may be exercised or to the exercise price of the warrant in certain events, as discussed in the section of this prospectus entitled “Description of Securities — Warrants Issued in this Offering.” An adjustment which has the effect of preventing dilution generally is not taxable. U.S. holders of the warrants would, however, be treated as receiving a constructive distribution from us if, for example, the adjustment to the number of such shares or to such exercise price increases the warrantholders’ proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of Class A common stock that would be obtained upon exercise or through a decrease in the exercise price of the warrant) as a result of a distribution of cash or other property, such as other securities, to the holders of shares of our Class A common stock, or as a result of the issuance of a stock dividend to holders of shares of our Class A common stock, in each case which is taxable to the holders of such shares as a distribution (as described under “U.S. Holders — Taxation of Distributions” above). Such constructive distribution would be subject to tax in the same manner as if the U.S. holders of the warrants received a cash distribution from us equal to the fair market value of such increased interest resulting from the adjustment.

Information Reporting and Backup Withholding. In general, information reporting requirements may apply to dividends paid to a U.S. holder and to the proceeds of the sale or other disposition of our units, shares of Class A common stock and warrants, unless the U.S. holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

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Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

All U.S. holders should consult their tax advisors regarding the application of information reporting and backup withholding to them.

Non-U.S. Holders

This section applies to you if you are a “Non-U.S. holder.” As used herein, the term “Non-U.S. holder” means a beneficial owner of our units, Class A common stock or warrants who or that is an individual, corporation, estate or trust and is not a U.S. holder, but generally does not include an individual who is present in the United States for 183 days or more in the taxable year of disposition. If you are such an individual, you should consult your tax advisor regarding the U.S. federal income tax consequences of the acquisition, ownership or sale or other disposition of our securities.

Taxation of Distributions. In general, any distributions (including constructive distributions) we make to a Non-U.S. holder of shares of our Class A common stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes. Provided such dividends are not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States (and are not attributable to a U.S. permanent establishment under an applicable treaty), we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). In the case of any constructive dividend, it is possible that this tax would be withheld from any amount owed to a Non-U.S. holder by the applicable withholding agent, including cash distributions on other property or sale proceeds from warrants or other property subsequently paid or credited to such holder. Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. holder’s adjusted tax basis in its shares of our Class A common stock and, to the extent such distribution exceeds the Non-U.S. holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Class A common stock, which will be treated as described under “Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock and Warrants” below. In addition, if we determine that we are classified as a “United States real property holding corporation” (see “Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock and Warrants” below) and shares of our Class A common stock are not considered to be regularly traded on an established securities market, we will withhold 15% of any distribution that exceeds our current and accumulated earnings and profits, including a distribution in redemption of shares of our Class A common stock. See also “Non-U.S. Holders — Possible Constructive Distributions” for potential U.S. federal tax consequences with respect to constructive distributions.

Dividends we pay to a Non-U.S. holder that are effectively connected with such Non-U.S. holder’s conduct of a trade or business within the United States (or, if an income tax treaty applies, are attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. holder) will generally not be subject to withholding tax, provided such Non-U.S. holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, such dividends will generally be subject to regular U.S. federal income tax as if the Non-U.S. holder were a United States resident, subject to an applicable income tax treaty providing otherwise. A Non-U.S. corporation receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower applicable treaty rate).

Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock and Warrants. Subject to the discussion of FATCA and backup withholding below, a Non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of our Class A common stock, which would include a dissolution and liquidation in the event we do not complete an initial business combination within the required period of time, or warrants (including an expiration or redemption of our warrants), in each case without regard to whether those securities were held as part of a unit, unless:

●	the gain is effectively connected with the conduct of a trade or business by the Non-U.S. holder within the United States (and, under certain income tax treaties, is attributable to a permanent establishment or fixed base in the United States maintained by the Non-U.S. holder); or

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●	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition of the applicable security or the period that the Non-U.S. holder held the applicable security, and, in the case where shares of our Class A common stock are regularly traded on an established securities market, the Non-U.S. holder has owned, directly or constructively, (i) more than 5% of our Class A common stock, (ii) more than 5% of the units, provided the units are considered to be regularly traded, or (iii) more than 5% of the warrants, provided the warrants are considered to be regularly traded, in each case at any time within the shorter of the five-year period preceding the disposition of the applicable security or such Non-U.S. holder’s holding period for the applicable security. There can be no assurance that our Class A common stock will be treated as regularly traded on an established securities market for this purpose.

Unless an applicable income tax treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. holder were a United States resident. Any gains described in the first bullet point above of a Non-U.S. holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30% rate (or a lower treaty rate).

If the second bullet point above applies to a Non-U.S. holder, gain recognized by such holder on the sale, exchange or other disposition of our Class A common stock or warrants will be subject to tax at generally applicable U.S. federal income tax rates. In addition, if shares of our Class A common stock are not considered to be regularly traded on an established securities market, such Non-U.S. holder will be subject to withholding at a rate of 15% of the amount realized upon such disposition. We cannot determine whether we will be a United States real property holding corporation in the future until we complete an initial business combination. We will be classified as a United States real property holding corporation if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes.

Redemption of Class A Common Stock. The characterization for U.S. federal income tax purposes of the redemption of a Non-U.S. holder’s Class A common stock generally will correspond to the U.S. federal income tax characterization of such a redemption of a U.S. holder’s Class A common stock, as described under “U.S. Holders — Redemption of Class A Common Stock” above, and the consequences of the redemption to the Non-U.S. holder will be as described above under “Non-U.S. Holders — Taxation of Distributions” and “Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock and Warrants,” as applicable.

Exercise, Lapse or Redemption of a Warrant. The U.S. federal income tax treatment of a Non-U.S. holder’s exercise of a warrant, or the lapse of a warrant held by a Non-U.S. holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a warrant by a U.S. holder, as described under “U.S. Holders — Exercise, Lapse or Redemption of a Warrant” above, although to the extent a cashless exercise results in a taxable exchange, the consequences would be similar to those described above in “Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock and Warrants.” The U.S. federal income tax treatment for a Non-U.S. holder of a redemption of warrants for Class A common stock will correspond to the U.S. federal income tax treatment for a U.S. holder of a redemption of warrants for Class A common stock, as described above in “U.S. Holders — Exercise, Lapse or Redemption of a Warrant.” The U.S. federal income tax treatment for a Non-U.S. holder of a redemption of warrants for cash (or if we purchase warrants in an open market transaction) would be similar to that described above in “Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock and Warrants.”

Possible Constructive Distributions. The terms of each warrant provide for an adjustment to the number of shares of Class A common stock for which the warrant may be exercised or to the exercise price of the warrant in certain events, as discussed in the section of this prospectus entitled “Description of Securities —Warrants Issued in this Offering.” An adjustment which has the effect of preventing dilution generally is not taxable. Non-U.S. holders of the warrants would, however, be treated as receiving a constructive distribution from us if, for example, the adjustment to the number of such shares or to such exercise price increases the warrantholders’ proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of Class A common stock that would be obtained upon exercise or through a decrease in the exercise price of the warrant) as a result of a distribution of cash or other property, such as other securities, to the holders of shares of our Class A common stock, or as a result of the issuance of a stock dividend to holders of shares of our Class A common stock, in each case which is taxable to the holders of such shares as a distribution (as described under “Non-U.S. Holders — Taxation of Distributions” above). Such constructive distribution would be subject to tax in the same manner as if the Non-U.S. holders of the warrants received a cash distribution from us equal to the fair market value of such increased interest resulting from the adjustment.

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Information Reporting and Backup Withholding. Information returns will be filed with the IRS in connection with payments of dividends and the proceeds from a sale or other disposition of our units, shares of Class A common stock and warrants. A Non-U.S. holder may have to comply with certification procedures to establish that it is not a United States person (by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption) in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty generally will satisfy the certification requirements necessary to avoid the backup withholding as well.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Non-U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

All Non-U.S. holders should consult their tax advisors regarding the application of information reporting and backup withholding to them.

FATCA Withholding Taxes. Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends in respect of our securities which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (1) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (2) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which our securities are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of our securities held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (1) certifies to us or the applicable withholding agent that such entity does not have any “substantial United States owners” or (2) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury. The U.S. Department of the Treasury has proposed regulations that eliminate the federal withholding tax of 30% applicable to the gross proceeds of a sale or other disposition of our Class A common stock. Withholding agents may rely on the proposed Treasury Regulations until final regulations are issued. All prospective investors should consult their tax advisors regarding the possible implications of FATCA on their investment in our securities.

HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR CLASS A COMMON STOCK AND WARRANTS, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, ESTATE, NON-U.S. AND OTHER TAX LAWS AND TAX TREATIES AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. OR OTHER TAX LAWS.

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UNDERWRITING

We are offering the units described in this prospectus through EF Hutton, division of Benchmark Investments, LLC, who is acting as the representative of the underwriters of this offering (the “Representative”). Each unit consists of one of our shares of Class A common stock and a warrant to purchase one share of Class A common stock. The underwriting agreement that we intend to enter into with the Representative (the “Underwriting Agreement”) will provide that the obligations of the underwriters are subject to representations, warranties and conditions contained therein. The underwriters will agree to buy, subject to the terms of the Underwriting Agreement, the number of units listed opposite their names below. Pursuant to the Underwriting Agreement, the underwriters will be committed to purchase and pay for all of the units if any are purchased, other than those units covered by the over-allotment option described below.

Underwriters	Assumed Number of Units
EF Hutton, division of Benchmark Investments, LLC

Total

The underwriters have advised us that they propose to offer the units to the public at the public offering price set forth on the cover of this prospectus. The underwriters propose to offer the units to certain dealers at the same price less a concession of not more than $       per unit.

A copy of the form of underwriting agreement will be filed as an exhibit to the registration statement of which this prospectus is a part.

The units sold in this offering are expected to be ready for delivery on or about      , 2022, against payment in immediately available funds. The underwriters may reject all or part of any order.

Over-Allotment Option

Pursuant to the Underwriting Agreement, we will grant to the underwriters an option to purchase from us up to an additional shares 600,000 of Class A common stock, representing 15% of the shares of Class A common stock sold in the offering and/or up to an additional 600,000 warrants, representing 15% of the warrants sold in the offering, assuming an initial public offering price of $4.50 per unit (which is the midpoint of the estimated range of the initial public offering price shown on the cover page of this prospectus), in any combination thereof, solely to cover over-allotments, if any, at the initial public offering price, less the underwriting discounts. The underwriters may exercise this option any time during the 45-day period after the closing date of the offering, but only to cover over-allotments, if any. To the extent the underwriters exercise the option, the underwriters will become obligated, subject to certain conditions, to purchase the shares and/or warrants for which they exercise the option.

	Per Unit	Total with No Over-Allotment	Total with Over-Allotment
Initial public offering price	$	$	$
Underwriting discount to be paid by us (8.0%)	$	$	$
Non-accountable expense allowance (1.0%)	$	$	$
Proceeds, before expenses to us	$	$	$

Underwriting Discount

We have agreed to pay the underwriters a cash fee equal to eight percent (8.0%) of the aggregate gross proceeds of received by the Company from the securities sold in this offering. We have further agreed to pay a non-accountable expense allowance to the representative of the underwriters equal to one percent (1.0)% of the gross proceeds received by the Company at the closing of the offering.

Other Compensation

In addition, we have agreed to issue to the Representative warrants to purchase a number of shares of common stock equal to 5.0% of the aggregate number of shares of Class A common stock sold in the offering (including shares of Class A common stock sold upon exercise of the over-allotment option). The Representative warrants will be exercisable at any time and from time to time, in whole or in part, during the four-and-½-year period commencing six months from the date of commencement of the sales of the units in connection with this offering, at a price per share equal to 125% of the initial public offering price per unit. Such Representative warrants are exercisable on a cash basis. The Representative warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to FINRA Rule 5110(e)(1)(A). The Representative (or permitted assignees under Rule 5110(e)(2)(B)) will not sell, transfer, assign, pledge, or hypothecate these warrants or the securities underlying these warrants, nor will they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days from the effective date of the registration statement of which this prospectus is a part. In addition, the warrants provide for registration rights upon request, in certain cases. The Representative warrants will contain provisions for one demand registration of the sale of the underlying shares of Class A common stock at our expense and unlimited “piggyback” registration rights for a period of five years after the effective date of this prospectus at our expense.

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We estimate that our total expenses of this offering, excluding underwriting discounts, will be approximately $750,000, which includes a maximum of $175,000 of out of pocket expenses for “road show,” diligence, and reasonable legal fees and disbursements for underwriters’ counsel, subject to a maximum of $50,000 in the event that this offering is not consummated. We have also agreed to reimburse the underwriters, subject to compliance with FINRA Rule 5110(g).

Indemnification

Pursuant to the Underwriting Agreement, we also intend to agree to indemnify the underwriters against certain liabilities, including civil liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

Offering Information

No action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. None of the securities included in this offering may be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sales of any of the securities being offered hereby be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons who receive this prospectus are advised to inform themselves about and to observe any restrictions relating to this offering of securities and the distribution of this prospectus. This prospectus is neither an offer to sell nor a solicitation of any offer to buy our securities in any jurisdiction where that would not be permitted or legal.

The underwriters have advised us that they do not intend to confirm sales to any accounts over which they exercise discretionary authority.

Tail Rights

In the event that the Representative does not consummate the offering, the Representative shall be entitled to a cash fee equal to eight percent (8.0%) of the gross proceeds received by the Company from the sale of any securities or debt instruments to any investor actually introduced by the Representative to the Company during the engagement period (the “Tail Financing”), and such Tail Financing is consummated at any time during the engagement period or within the twelve (12) month period following the expiration of the engagement period, provided that such financing is by a party actually introduced to the Company in an offering in which the Company has direct knowledge of such party’s participation and not a party that the Company can demonstrate was already known to the Company. In addition, unless (x) the Company terminates the underwriting agreement for “Cause” (as defined in the Underwriting Agreement), or (y) the Representative fails to provide the underwriting services provided in the underwriting agreement, upon termination of such agreement, if the Company subsequently completes a public or private financing with any investors introduced to the Company by the Representative during the twelve (12) month period following such termination, the Representative shall be entitled to receive the same compensation to be paid to the Representative in connection with this offering.

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Lock-Up – No Sales of Securities

The Company, on behalf of itself and any successor entity, will agree in the Underwriting Agreement that, without the prior written consent of the Representative, it will not, for a period of 12 months after the date of the Underwriting Agreement (the “Lock-Up Period”), (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company; (ii) file or caused to be filed any registration statement with the SEC relating to the offering of any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company; (iii) complete any offering of debt securities of the Company, other than entering into a line of credit with a traditional bank or (iv) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of capital stock of the Company, whether any such transaction described in clause (i), (ii), (iii) or (iv) above is to be settled by delivery of shares of capital stock of the Company or such other securities, in cash or otherwise.

In addition, each of our directors, officers and stockholders has agreed that for a period of 12 months after the date of this prospectus, without the prior written consent of the Representative, and subject to certain exceptions, they will not, directly or indirectly, (i) offer, pledge, sell, contract to sell, grant, lend, or otherwise transfer or dispose of, directly or indirectly, any common stock of the Company or any securities convertible into or exercisable or exchangeable for the common stock of the Company, whether now owned or hereafter acquired by such person or with respect to which such person has or hereafter acquires the power of disposition; (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities; (iii) make any demand for or exercise any right with respect to the registration of any such securities; or (iv) publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement relating to any such securities.

Price Stabilization, Short Positions and Penalty Bids

To facilitate this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our securities during and after the offering. Specifically, the underwriters may over-allot or otherwise create a short position in our securities for their own account by selling more securities than we have sold to the underwriters. The underwriters may close out any short position by either exercising its option to purchase additional securities or purchasing securities in the open market.

In addition, the underwriters may stabilize or maintain the price of our securities by bidding for or purchasing securities in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to broker-dealers participating in this offering are reclaimed if securities previously distributed in this offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of our securities at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of our securities to the extent that it discourages resales of our securities. The magnitude or effect of any stabilization or other transactions is uncertain. These transactions may be effected on the Nasdaq Capital Market or otherwise and, if commenced, may be discontinued at any time.

In connection with this offering, the underwriters and selling group members, if any, may also engage in passive market making transactions in our securities on the Nasdaq Capital Market. Passive market making consists of displaying bids on the Nasdaq Capital Market by the prices of independent market makers and effecting purchases limited by those prices in response to order flow. Rule 103 of Regulation M promulgated by the SEC limits the amount of net purchases that each passive market maker may make and the displayed size of each bid. Passive market making may stabilize the market price of our securities at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

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Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our securities. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that any transaction, if commenced, will not be discontinued without notice.

Affiliations

Each underwriter and its respective affiliates are full-service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters may in the future engage in investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. The underwriters may in the future receive customary fees and commissions for these transactions. We have not engaged the underwriters to perform any services for us in the previous 180 days, nor do we have any agreement to engage the underwriters to perform any services for us in the future, subject to the right to act as an advisor as described above.

In the ordinary course of its various business activities, each underwriter and its respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for its own account and for the accounts of its customers, and such investment and securities activities may involve securities and/or instruments of the issuer. Each underwriter and its respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Electronic Offer, Sale and Distribution

In connection with this offering, the underwriters or certain of the securities dealers may distribute prospectuses by electronic means, such as e-mail.

Selling Restrictions

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Hong Kong

The securities may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (Companies (Winding Up and Miscellaneous Provisions) Ordinance) or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (Securities and Futures Ordinance), or (ii) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the securities may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by K&L Gates LLP, New York, New York. Certain legal matters in connection with this offering will be passed upon for the underwriters by Mitchell Silberberg & Knupp LLP, Los Angeles, California.

EXPERTS

The financial statements as of December 31, 2021 and December 31, 2020, and for each of the two years in the period ended December 31, 2021, included in this prospectus have been audited by BF Borgers CPA PC, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some items of which are contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our common stock, we refer you to the registration statement, including the exhibits and the financial statements and notes filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The exhibits to the registration statement should be reviewed for the complete contents of these contracts and documents.

Upon completion of this offering, we will become subject to the information and periodic and current reporting requirements of the Exchange Act, and in accordance therewith, will file periodic and current reports, proxy statements and other information with the SEC. The registration statement, such periodic and current reports and other information can be inspected and copied at the Public Reference Room of the SEC located at 100 F Street, N.E., Washington, D.C. 20549. Copies of such materials, including copies of all or any portion of the registration statement, can be obtained from the Public Reference Room of the SEC at prescribed rates. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. Such materials may also be accessed electronically by means of the SEC’s website at www.sec.gov.

104

YOSHIHARU GLOBAL CO. and subsidiaries

Consolidated Financial Statements

As of and for the years ended December 31, 2021 and 2020

with Report of Independent Registered Public Accounting Firm

Table of Contents

F-1

Report of Independent Registered Public Accounting Firm

To the Board of Directors and

Stockholders of Yoshiharu Global Co. and Subsidiaries

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Yoshiharu Global Co. as of December 31, 2021 and 2020, the related statements of operations, stockholders’ equity (deficit), and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and has a significant accumulated deficit. In addition, the Company continues to experience negative cash flows from operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ BF Borgers CPA PC

BF Borgers CPA PC

We have served as the Company’s auditor since 2021.

Lakewood, Colorado

April 29, 2022

F-2

Yoshiharu Global Co. and Subsidiaries

Consolidated Balance Sheets

	December 31,
	2021	2020

ASSETS

Current Assets:
Cash	$1,087,102	$-
Inventories	36,573	15,736
Total current assets	1,123,675	15,736

Non-Current Assets:
Property and equipment, net	2,343,524	1,585,574
Operating lease right-of-use asset, net	2,209,967	1,360,896
Other assets	157,949	52,217
Total non-current assets	4,711,440	2,998,687

Total assets	$5,835,115	$3,014,423

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current Liabilities:
Bank overdrafts	$-	$29,060
Accounts payable and accrued expenses	1,598,334	169,813
Current portion of operating lease liabilities	214,994	188,690
Current portion of bank notes payables	235,662	162,031
Current portion of loan payable, PPP	100,334	212,567
Current portion of loan payable, EIDL	24,138	8,621
Due to related party	1,383,213	911,411
Other payables	88,437	22,737

Total current liabilities	3,645,112	1,704,930
Operating lease liabilities, less current portion	2,094,751	1,255,388
Bank notes payables, less current portion	1,002,010	923,373
Restaurant revitalization fund	700,454	-
Loan payable, EIDL, less current portion	425,862	441,379
Loan payable, PPP, less current portion	285,566	60,733
Total liabilities	8,153,755	4,385,803

Commitments and contingencies

Stockholders’ Deficit
Class A Common Stock - $0.0001 par value; 49,000,000 authorized shares; 9,450,900 and 3,205,000 shares issued and outstanding at December 31, 2021 and December 31, 2020, respectively	946	-
Class B Common Stock - $0.0001 par value; 1,000,000 authorized shares; no shares issued and outstanding at December 31, 2021 and December 31, 2020, respectively	-	-
Additional paid-in-capital	553,456	(188,823)
Stock subscriptions receivable	(60,000)	-
Accumulated deficit	(2,813,042)	(1,182,557)
Total stockholders’ deficit	(2,318,640)	(1,371,380)

Total liabilities and stockholders’ deficit	$5,835,115	$3,014,423

See Notes to the Consolidated Financial Statements

F-3

Yoshiharu Global Co. and Subsidiaries

Consolidated Statements of Operations

	Year ended December 31,
	2021	2020

Revenue:
Food and beverage	$6,536,859	$3,170,925
Total revenue	6,536,859	3,170,925

Restaurant operating expenses:
Food, beverages and supplies	1,998,831	880,040
Labor	2,969,426	1,542,796
Rent and utilities	689,709	437,972
Delivery and service fees	525,638	222,723
Depreciation	138,665	114,478
Total restaurant operating expenses	6,322,269	3,198,009

Net operating restaurant operating income (loss)	214,590	(27,084)

Operating expenses:
General and administrative	2,042,623	378,599
Advertising and marketing	31,952	30,054
Total operating expenses	2,074,575	408,653

Loss from operations	(1,859,985)	(435,737)

Other income (expense):
PPP loan forgiveness	269,887	-
Other income	26,486	49,556
Interest	(52,224)	(51,590)
Total other income (expense)	244,149	(2,034)

Loss before	(1,615,836)	(437,771)

Income tax provision	14,649	12,357

Net loss	$(1,630,485)	$(450,128)

Loss per share:
Basic and diluted	$(0.34)	$(0.14)

Weighted average number of common shares outstanding:
Basic and diluted	4,771,706	3,205,000

See Notes to the Consolidated Financial Statements

F-4

Yoshiharu Global Co. and Subsidiaries

Consolidated Statements of Stockholders’ Equity

						Stock	Total	Total
	Class A Shares		Class B Shares		Additional	Subscription	Accumulated	Stockholder’s
	Shares	Amount	Shares	Amount	Paid-In Capital	Receivable	Deficit	Equity (Deficit)

Balance at December 31, 2019	-	$-	-	$-	$416,371	$-	$(732,429)	$(316,058)

Issuance of Common Stock A	-	-	-	-	-	-	-	-
Contributions	-	-	-	-	60,000	-	-	60,000
Distributions	-	-	-	-	(665,194)	-	-	(665,194)
Net loss	-	-	-	-	-	-	(450,128)	(450,128)

Balance at December 31, 2020	-	$-	-	$-	$(188,823)	$-	$(1,182,557)	$(1,371,380)

Combination of entities under common control	3,205,000	321	-	-	(321)	-	-	-
Issuance of Common Stock A for Intellectual Property Transfer from Shareholder	6,245,900	625	-	-	(625)	-	-	-
Redemption of Common Stock A	(670,000)	(67)	-	-	67	-	-	-
Issuance of Common Stock A	670,000	67	-	-	1,339,933	(60,000)	-	1,280,000
Contributions	-	-	-	-	99,800	-	-	99,800
Distributions	-	-	-	-	(696,575)	-	-	(696,575)
Net loss	-	-	-	-	-	-	(1,630,485)	(1,630,485)

Balance at December 31, 2021	9,450,900	$946	-	$-	$553,456	$(60,000)	$(2,813,042)	$(2,318,640)

See Notes to the Consolidated Financial Statements

F-5

Yoshiharu Global Co. and Subsidiaries

Consolidated Statements of Cash Flows

	Year ended December 31,
	2021	2020

Cash flows from operating activities:
Net loss	$(1,630,485)	$(450,128)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	138,665	114,478
PPP loan forgiveness	(269,887)	-
Non-cash professional expense	1,248,000	-
Changes in assets and liabilities:
Inventories	(20,837)	(1,661)
Other assets	(105,732)	(20,199)
Accounts payable and accrued expenses	296,917	(43,330)
Due to related party	471,802	535,265
Other payables	65,700	(481)
Net cash provided by operating activities	194,143	133,944

Cash flows from investing activities:
Purchases of property and equipment	(896,615)	(545,235)
Net cash used in investing activities	(896,615)	(545,235)

Cash flows from financing activities:
Bank overdrafts	(29,060)	29,060
Proceeds from borrowings	1,402,354	978,300
Repayments on bank notes payables	(167,145)	(68,992)
Proceeds from sale of common shares	1,280,000	-
Shareholders’ distribution	(396,903)	-
Shareholder’s contribution	-	(605,194)
Net cash provided by financing activities	2,089,246	333,174

Net increase in cash	1,386,774	(78,117)

Cash – beginning of period	-	78,117

Cash – end of period	$1,386,774	$-

Supplemental disclosures of cash flow information
Cash paid during the periods for:
Interest	$52,224	$51,590
Income taxes	$14,649	$12,357

See Notes to the Consolidated Financial Statements

F-6

Yoshiharu Global Co. and Subsidiaries

Notes to Consolidated Financial Statements

1.	NATURE OF OPERATIONS

Yoshiharu Global Co. (“Yoshiharu”) was incorporated in the State of Delaware on December 9, 2021. Yoshiharu did not have significant transactions since formation. Yoshiharu has the following wholly owned subsidiaries:

The Company owns several restaurants specializing in Japanese ramen and other Japanese cuisines. The Company offers a variety of Japanese ramens, rice bowls, and appetizers. Yoshiharu Global Co. and Subsidiaries will be collectively referred as the “Company”.

Prior to September 30, 2021, the Yoshiharu business (the “Business”) consisted of the seven separate entities listed above (collectively, the “Entities”), each wholly owned by James Chae (“Mr. Chae”), and each holding one (1) store, except for JJ, which held two stores and the Business’s intellectual property (“IP”). Effective October 2021, JJ transferred the IP to Mr. Chae. Effective October 2021, Mr. Chae contributed 100% of the equity interests in each of the Entities to Yoshiharu Holdings Co., a California corporation (“Holdings”) for purposes of consolidating the Business operations into a single entity. Mr. Chae was issued an aggregate 3,205,000 shares in Holdings, which reflected the aggregate number of shares originally issued to Mr. Chae by the Entities, in exchange for 100% of each Entity (on a 1 for 1 share exchange basis). In addition, effective October 2021, Mr. Chae transferred the IP to Holdings in exchange for the issuance of 6,245,900 shares in Holdings in order to bring his total shareholdings in Holdings up to an aggregate 9,450,900 shares.

On December 9, 2021, Yoshiharu completed a share exchange agreement, whereby, the sole shareholder of Holdings received 9,450,900 shares of Yoshiharu, representing 100% of issued shares at that time, and Yoshiharu received all of the shares of Holdings. This recapitalization was accounted for in accordance with the “Transactions Between Entities Under Common Control” subsections of Accounting Standards Codification (“ASC”) 805-50, Business Combinations, which requires that the receiving entity recognize the net assets received at their historical carrying amounts. A common-control transaction has no effect on the parent’s consolidated financial statements. No value was ascribed to the shares issued for the transfer of the IP since the only relevance of the aggregate number of shares issued to Mr. Chae in Holdings was to effect the 1 for 1 share exchange with Yoshiharu upon its incorporation in Delaware. ASC 805-50 also prescribes that, if the recognition of the net assets results in a “change in the reporting entity,” the receiving entity presents the transfer in its separate financial statements retrospectively. Accordingly, the assets and liabilities and the historical operations that are reflected in these consolidated financial statements are those of the subsidiaries and are recorded at the historical cost basis of the subsidiaries.

F-7

Yoshiharu Global Co. and Subsidiaries

Notes to Consolidated Financial Statements

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Reporting

The consolidated financial statements include legal entities listed above as of and for the years ended December 31, 2021 and 2020.

Basis of Presentation and Consolidation

The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) as promulgated in the United States of America. The consolidated financial statements include Yoshiharu Global Co. and its wholly owned subsidiaries. All intercompany accounts, transactions, and profits have been eliminated upon consolidation.

Going Concern

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business. The Company had an accumulated deficit of $2,813,042 at December 31, 2021 and had a net loss of $1,630,485 for the year ended December 31, 2021. These matters raise substantial doubt about the Company’s ability to continue as a going concern.

While the Company is attempting to expand operations and increase revenues, the Company’s cash position may not be significant enough to support the Company’s daily operations. Management intends to raise additional funds by way of a public or private offering. Management believes that the actions presently being taken to further implement its business plan and generate revenues provide the opportunity for the Company to continue as a going concern. While management believes in the viability of its strategy to generate revenues and in its ability to raise additional funds, there can be no assurances to that effect or if available, on terms acceptable to the Company. The ability of the Company to continue as a going concern is dependent upon the Company’s ability to further implement its business plan and generate additional revenue. Compared to the revenue for the year ended December 31, 2020, however, that of December 31, 2021 has increased from $3,170,925 to $6,536,859, and the Company expects consistent increase in sales with the opening of more stores.

The consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Use of Estimates and Assumptions

The preparation of Consolidated financial statements in conformity with the GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Marketing

Marketing costs are charged to expense as incurred. Marketing costs were approximately $31,952 and $30,054 for the years ended December 31, 2021 and 2020, respectively, and are included in operating expenses in the accompanying Consolidated statements of income.

Delivery Fees Charged by Delivery Service Providers

The Company’s customers may order online through third party service providers such as Uber Eats, Door Dash, and others. These third-party service providers charge delivery and order fees to the Company. Such fees are expensed when incurred. Delivery fees are included in delivery and service fees in the accompanying combined statements of operations.

Revenue Recognition

The Company recognizes revenue in accordance with Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers. The Company’s net revenue primarily consists of revenues from food and beverage sales. Revenues from the sale of food items by Company-owned restaurants are recognized as Company sales when a customer receives the food that they purchased, which is when our obligation to perform is satisfied. The timing and amount of revenue recognized related to Company sales was not impacted by the adoption of Topic 606.

Inventories

Inventories, which are stated at the lower of cost or net realizable value, consist primarily of perishable food items and supplies. Cost is determined using the first-in, first out method.

F-8

Yoshiharu Global Co. and Subsidiaries

Notes to Consolidated Financial Statements

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Segment Reporting

Accounting Standards Codification (“ASC”) 280, “Segment Reporting,” requires public companies to report financial and descriptive information about their reportable operating segments. The Company identifies its operating segments based on how executive decision makers internally evaluates separate financial information, business activities and management responsibility. Accordingly, the Company has one reportable segment, consisting of operating its stores.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. Major improvements are capitalized, and minor replacements, maintenance and repairs are charged to expense as incurred. Depreciation and amortization are calculated on the straight-line basis over the estimated useful lives of the assets. Leasehold improvements are amortized over the shorter of the estimated useful life or the lease term of the related asset. The estimated useful lives are as follows:

Furniture and equipment	5 to 7 years
Leasehold improvements	Shorter of estimated useful life or term of lease
Vehicle	5 years

Income Taxes

The accounting standard on accounting for uncertainty in income taxes addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under that guidance, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by taxing authorities based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. The Company had no unrecognized tax benefits identified or recorded as liabilities as of December 31, 2021 and 2020.

Impairment of Long-Lived Assets

When circumstances, such as adverse market conditions, indicate that the carrying value of a long-lived asset may be impaired, the Company performs an analysis to review the recoverability of the asset’s carrying value, which includes estimating the undiscounted cash flows (excluding interest charges) from the expected future operations of the asset. These estimates consider factors such as expected future operating income, operating trends and prospects, as well as the effects of demand, competition and other factors. If the analysis indicates that the carrying value is not recoverable from future cash flows, an impairment loss is recognized to the extent that the carrying value exceeds the estimated fair value. Any impairment losses are recorded as operating expenses, which reduce net income.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk are accounts receivable and other receivables arising from its normal business activities. The Company has a diversified customer base. The Company controls credit risk related to accounts receivable through credit approvals, credit limits and monitoring procedures. The Company routinely assesses the financial strength of its customers and, based upon factors surrounding the credit risk, establishes an allowance, if required, for un-collectible accounts and, as a consequence, believes that its accounts receivable related credit risk exposure beyond such allowance is limited.

F-9

Yoshiharu Global Co. and Subsidiaries

Notes to Consolidated Financial Statements

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Fair Value of Financial Instruments

The Company utilizes ASC 820-10, Fair Value Measurement and Disclosure, for valuing financial assets and liabilities measured on a recurring basis. Fair value is defined as the exit price, or the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants as of the measurement date. The guidance also establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs market participants would use in valuing the asset or liability and are developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the factors market participants would use in valuing the asset or liability. The guidance establishes three levels of inputs that may be used to measure fair value:

Level 1. Observable inputs such as quoted prices in active markets;

Level 2. Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and

Level 3. Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

The Company’s financial instruments consisted of cash, operating lease right-of-use assets, net, accounts payable and accrued expenses, notes payables, and operating lease liabilities. The estimated fair value of cash, operating lease right-of-use assets, net, and notes payables approximate its carrying amount due to the short maturity of these instruments.

Leases

In accordance with ASC 842, Leases, the Company determines whether an arrangement contains a lease at inception. A lease is a contract that provides the right to control an identified asset for a period of time in exchange for consideration. For identified leases, the Company determines whether it should be classified as an operating or finance lease. Operating leases are recorded in the balance sheet as: right-of-use asset (“ROU asset”) and operating lease liability. ROU asset represents the Company’s right to use an underlying asset for the lease term and lease liability represents the Company’s obligation to make lease payments arising from the lease. ROU assets and operating lease liabilities are recognized at the commencement date of the lease and measured based on the present value of lease payments over the lease term. The ROU asset also includes deferred rent liabilities. The Company’s lease arrangement generally do not provide an implicit interest rate. As a result, in such situations the Company uses its incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. The Company includes options to extend or terminate the lease when it is reasonably certain that it will exercise that option in the measurement of its ROU asset and liability. Lease expense for the operating lease is recognized on a straight-line basis over the lease term. The Company has a lease agreement with lease and non-lease components, which are accounted for as a single lease component.

Recent Accounting Pronouncements

In February 2016, the FASB issued ASU No. 2016-02, “Leases (Topic 842)” (“ASU 2016-02”). ASU 2016-02 requires an entity to recognize assets and liabilities arising from a lease for both financing and operating leases. ASU 2016-02 will also require new qualitative and quantitative disclosures to help investors and other financial statement users better understand the amount, timing, and uncertainty of cash flows arising from leases. ASU 2016-02 is effective for fiscal years beginning after December 15, 2020, with early adoption permitted. The Company evaluated ASU 2016-02 and adopted this guidance as of January 1, 2019.

F-10

Yoshiharu Global Co. and Subsidiaries

Notes to Consolidated Financial Statements

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

In July 2018, the FASB issued ASU No. 2018-10, “Codification Improvements to Topic 842, Leases” (“ASU 2018-10”). The amendments in ASU 2018-10 provide additional clarification and implementation guidance on certain aspects of the previously issued ASU No. 2016-02, Leases (Topic 842) (“ASU 2016-02”) and have the same effective and transition requirements as ASU 2016-02. Upon the effective date, ASU 2018-10 will supersede the current lease guidance in ASC Topic 840, Leases. Under the new guidance, lessees will be required to recognize for all leases, with the exception of short-term leases, a lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis. Concurrently, lessees will be required to recognize a right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. ASU 2018-10 is effective for emerging growth companies for interim and annual reporting periods beginning after December 15, 2019, with early adoption permitted. The guidance is required to be applied using a modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest comparative periods presented in the financial statements. The Company adopted this guidance as of January 1, 2019.

In July 2018, the FASB issued ASU No. 2018-11, “Leases (Topic 842): Targeted Improvements,” (“ASU 2018-11”). The amendments in ASU 2018-11 related to transition relief on comparative reporting at adoption affect all entities with lease contracts that choose the additional transition method and separating components of a contract affect only lessors whose lease contracts qualify for the practical expedient. The amendments in ASU 2018-11 are effective for emerging growth companies for fiscal years beginning after December 15, 2020, and interim periods within those fiscal years. The Company adopted this guidance as of January 1, 2019.

In March 2019, the FASB issued ASU 2019-01, “Leases (Topic 842): Codification Improvements” (“Topic 842”) (“ASU 2019-01”). These amendments align the guidance for fair value of the underlying asset by lessors that are not manufacturers or dealers in Topic 842 with that of existing guidance. As a result, the fair value of the underlying asset at lease commencement is its cost, reflecting any volume or trade discounts that may apply. However, if there has been a significant lapse of time between when the underlying asset is acquired and when the lease commences, the definition of fair value (in Topic 820, Fair Value Measurement) should be applied. (Issue 1). The ASU also requires lessors within the scope of Topic 942, Financial Services—Depository and Lending, to present all “principal payments received under leases” within investing activities. (Issue 2). Finally, the ASU exempts both lessees and lessors from having to provide certain interim disclosures in the fiscal year in which a company adopts the new leases standard. (Issue 3). The transition and effective date provisions apply to Issue 1 and Issue 2. They do not apply to Issue 3 because the amendments for that Issue are to the original transition requirements in Topic 842. This amendment will be effective for fiscal years beginning after December 15, 2020 and interim periods within fiscal years beginning after December 15, 2020. Early adoption is permitted. The Company evaluated ASU 2019-01 and adopted this guidance as of January 1, 2019.

COVID-19 Impact on Concentration of Risk

The novel coronavirus (“COVID-19”) pandemic has significantly impacted health and economic conditions throughout the United States and globally, as public concern about becoming ill with the virus has led to the issuance of recommendations and/or mandates from federal, state and local authorities to practice social distancing or self-quarantine. The Company is continually monitoring the outbreak of COVID-19 and the related business and travel restrictions and changes to behavior intended to reduce its spread, and its impact on operations, financial position, cash flows, inventory, supply chains, purchasing trends, customer payments, and the industry in general, in addition to the impact on its employees. We have experienced significant disruptions to our business due to the COVID-19 pandemic and related suggested and mandated social distancing and shelter-in-place orders.

F-11

Yoshiharu Global Co. and Subsidiaries

Notes to Consolidated Financial Statements

3.	PROPERTY AND EQUIPMENT, NET

Total depreciation was $138,665 and $114,478 and for the years ended December 31, 2021 and 2020, respectively.

4.	BANK NOTES PAYABLES

December 31	
	2021	2020
September 22, 2017 ($250,000) - AA	$ 165,875	$ 189,185
November 27, 2018 ($780,000) - JJ	543,339	656,593
February 13, 2020 ($255,000) - CC	218,602	239,626
September 14, 2021 ($197,000) - CC	153,881	-
September 15, 2021 ($199,000) - DD	155,975	-
Total bank notes payables	1,237,672	1,085,404
Less - current portion	(235,662)	(162,031)
Total bank notes payables, less current portion	**$ 1,002,010**	**$ 923,373**

The following table provides future minimum payments as of December 31, 2021:

For the years ended	*Amount*
2022	$ 235,662
2023	235,662
2024	235,662
2025	224,102
2026	96,937
Thereafter	209,647
Total	**$ 1,237,672**

September 22, 2017 – $250,000 – Global AA Group, Inc.

On September 22, 2017, Global AA Group, Inc. (the “AA”) executed the standard loan documents required for securing a loan of $250,000 from the U.S. Small Business Administration (the “SBA”). As of December 31, 2021 and December 31, 2020, the balance is $165.875 and $189,185, respectively.

F-12

Yoshiharu Global Co. and Subsidiaries

Notes to Consolidated Financial Statements

4.	BANK NOTES PAYABLES (Continued)

Pursuant to that certain Loan Authorization and Agreement, AA borrowed an aggregate principal amount of $250,000, with proceeds to be used for working capital purposes. Interest accrues at a variable rate that is subject to change from time to time based on changes in an independent index which is the Prime Rate as published in the Wall Street Journal per annum and will accrue only on funds actually advanced from the date of each advance. The loan requires a payment of $2,888 per month which includes principal and interest with an initial interest rate of 6.75% per year. The balance of principal and interest is payable on September 22, 2027.

November 27, 2018 – $780,000 – Global JJ Group, Inc.

On November 27, 2018, Global JJ Group, Inc. (the “JJ”) executed the standard loan documents required for securing a loan of $780,000 from the U.S. Small Business Administration (the “SBA”). As of December 31, 2021 and December 31, 2020, the balance is $543,339 and $656,593, respectively.

Pursuant to that certain Loan Authorization and Agreement, JJ borrowed an aggregate principal amount of $780,000, with proceeds to be used for working capital purposes. Interest accrues at a variable rate that is subject to change from time to time based on changes in an independent index which is the Prime Rate as published in the Wall Street Journal per annum and will accrue only on funds actually advanced from the date of each advance. Installment payments of $11,818.08 for a total of 83 payments, including principal and interest, are due monthly beginning on January 1, 2019. The balance of principal and interest is payable on December 1, 2025.

February 13, 2020 – $255,000 – Global CC Group, Inc.

On February 13, 2020, Global CC Group, Inc. (the “CC”) executed the standard loan documents required for securing a loan of $255,000 from the U.S. Small Business Administration (the “SBA”). As of December 31, 2021 and December 31, 2020, the balance is $218,602 and $239,626, respectively.

Pursuant to that certain Loan Authorization and Agreement, CC borrowed an aggregate principal amount of $255,000, with proceeds to be used for working capital purposes. Interest accrues at a variable rate that is subject to change from time to time based on changes in an independent index which is the Prime Rate as published in the Wall Street Journal per annum and will accrue only on funds actually advanced from the date of each advance. The loan requires a payment of $2,913 per month which includes principal and interest with an initial interest rate of 6.50%. The balance of principal and interest is payable on February 13, 2030.

September 14, 2021 – $197,000 – Global CC Group, Inc.

On September 14, 2021, Global CC Group, Inc. (the “CC”) executed the standard loan documents required for securing a loan of $197,000 from the U.S. Small Business Administration (the “SBA”). As of December 31, 2021 and December 31, 2020, the balance is $153,881 and $0, respectively.

Pursuant to that certain Loan Authorization and Agreement, CC borrowed an aggregate principal amount of $197,000, with proceeds to be used for working capital purposes. Interest accrues at a variable rate that is subject to change from time to time based on changes in an independent index which is the Prime Rate as published in the Wall Street Journal per annum and will accrue only on funds actually advanced from the date of each advance. The loan requires a payment of $2,128 per month which includes principal and interest with an initial interest rate of 5.25%. The balance of principal and interest is payable on September 14, 2031.

As of December 31, 2021, the CC has received $159,000 of the $197,000.

F-13

Yoshiharu Global Co. and Subsidiaries

Notes to Consolidated Financial Statements

4.	BANK NOTES PAYABLES (Continued)

September 15, 2021– $199,000 – Global DD Group, Inc.

On September 15, 2021, Global DD Group, Inc. (the “DD”) executed the standard loan documents required for securing a loan of $199,000 from the U.S. Small Business Administration (the “SBA”). As of December 31, 2021 and December 31, 2020, the balance is $155,975 and $0, respectively.

Pursuant to that certain Loan Authorization and Agreement, DD borrowed an aggregate principal amount of $199,000, with proceeds to be used for working capital purposes. Interest accrues at a variable rate that is subject to change from time to time based on changes in an independent index which is the Prime Rate as published in the Wall Street Journal per annum and will accrue only on funds actually advanced from the date of each advance. The loan requires a payment of $2,419 per month which includes principal and interest with an initial interest rate of 5.25%. The balance of principal and interest is payable on September 15, 2031.

As of December 31, 2021, DD has received $157,000 of the $199,000.

5.	LOAN PAYABLES, PPP

April 22, 2020 – $102,000 – Global JJ Group, Inc.

On April 22, 2020, Global JJ Group, Inc. (the “JJ”) executed the standard loan documents required for securing a Paycheck Protection Program Loan (the “PPP Loan”) of $102,000 from the U.S. Small Business Administration (the “SBA”) under its Paycheck Protection Program in light of the impact of the COVID-19 pandemic on the JJ’s business.

F-14

Yoshiharu Global Co. and Subsidiaries

Notes to Consolidated Financial Statements

5.	LOAN PAYABLES, PPP (Continued)

The PPP loan is administered by the SBA. The interest rate of the loan is 1.00% per annum and accrues on the unpaid principal balance computed on the basis of the actual number of days elapsed in a year of 360 days. Commencing seven months after the effective date of the PPP Loan, the Company is required to pay the Lender equal monthly payments of principal and interest as required to fully amortize any unforgiven principal balance of the loan by the two-year anniversary of the effective date of the PPP Loan (the “Maturity Date”). The PPP Loan contains customary events of default relating to, among other things, payment defaults, making materially false or misleading representations to the SBA or the Lender, or breaching the terms of the PPP Loan. The occurrence of an event of default may result in the repayment of all amounts outstanding under the PPP Loan, collection of all amounts owing from the Company, or filing suit and obtaining judgment against the Company. Under the terms of the CARES Act, PPP loan recipients can apply for and be granted forgiveness for all or a portion of the loan granted under the PPP. Such forgiveness will be determined, subject to limitations, based on the use of loan proceeds for payment of payroll costs and any payments of mortgage interest, rent, and utilities. Recent modifications to the PPP by the U.S. Treasury and Congress have extended the time period for loan forgiveness beyond the original eight-week period, making it possible for the Company to apply for forgiveness of its PPP loan.

On July 23, 2021, $102,000 in principal and $1,277 in interest was forgiven by the SBA.

April 22, 2020 – $129,300 – Global AA Group, Inc.

On April 22, 2020, Global AA Group, Inc. (the “AA”) executed the standard loan documents required for securing a Paycheck Protection Program Loan (the “PPP Loan”) of $129,300 from the U.S. Small Business Administration (the “SBA”) under its Paycheck Protection Program in light of the impact of the COVID-19 pandemic on the AA’s business.

The PPP loan is administered by the SBA. The interest rate of the loan is 1.00% per annum and accrues on the unpaid principal balance computed on the basis of the actual number of days elapsed in a year of 360 days. Commencing seven months after the effective date of the PPP Loan, the Company is required to pay the Lender equal monthly payments of principal and interest as required to fully amortize any unforgiven principal balance of the loan by the two-year anniversary of the effective date of the PPP Loan (the “Maturity Date”). The PPP Loan contains customary events of default relating to, among other things, payment defaults, making materially false or misleading representations to the SBA or the Lender, or breaching the terms of the PPP Loan. The occurrence of an event of default may result in the repayment of all amounts outstanding under the PPP Loan, collection of all amounts owing from the Company, or filing suit and obtaining judgment against the Company. Under the terms of the CARES Act, PPP loan recipients can apply for and be granted forgiveness for all or a portion of the loan granted under the PPP. Such forgiveness will be determined, subject to limitations, based on the use of loan proceeds for payment of payroll costs and any payments of mortgage interest, rent, and utilities. Recent modifications to the PPP by the U.S. Treasury and Congress have extended the time period for loan forgiveness beyond the original eight-week period, making it possible for the Company to apply for forgiveness of its PPP loan.

On July 21, 2021, $129,300 in principal and $1,612 in interest was forgiven by the SBA.

April 22, 2020 – $42,000 – Global BB Group, Inc.

On April 22, 2020, Global BB Group, Inc. (the “BB”) executed the standard loan documents required for securing a Paycheck Protection Program Loan (the “PPP Loan”) of $42,000 from the U.S. Small Business Administration (the “SBA”) under its Paycheck Protection Program in light of the impact of the COVID-19 pandemic on the BB’s business.

F-15

Yoshiharu Global Co. and Subsidiaries

Notes to Consolidated Financial Statements

5.	LOAN PAYABLES, PPP (Continued)

The PPP loan is administered by the SBA. The interest rate of the loan is 1.00% per annum and accrues on the unpaid principal balance computed on the basis of the actual number of days elapsed in a year of 360 days. Commencing seven months after the effective date of the PPP Loan, the Company is required to pay the Lender equal monthly payments of principal and interest as required to fully amortize any unforgiven principal balance of the loan by the two-year anniversary of the effective date of the PPP Loan (the “Maturity Date”). The PPP Loan contains customary events of default relating to, among other things, payment defaults, making materially false or misleading representations to the SBA or the Lender, or breaching the terms of the PPP Loan. The occurrence of an event of default may result in the repayment of all amounts outstanding under the PPP Loan, collection of all amounts owing from the Company, or filing suit and obtaining judgment against the Company. Under the terms of the CARES Act, PPP loan recipients can apply for and be granted forgiveness for all or a portion of the loan granted under the PPP. Such forgiveness will be determined, subject to limitations, based on the use of loan proceeds for payment of payroll costs and any payments of mortgage interest, rent, and utilities. Recent modifications to the PPP by the U.S. Treasury and Congress have extended the time period for loan forgiveness beyond the original eight-week period, making it possible for the Company to apply for forgiveness of its PPP loan.

On July 21, 2021, $42,000 in principal and $524 in interest was forgiven by the SBA.

February 16, 2021 – $131,600 – Global AA Group, Inc.

On February 16, 2021, Global AA Group, Inc. (the “AA”) executed the standard loan documents required for securing a Paycheck Protection Program Loan (the “PPP Loan”) of $131,600 from the U.S. Small Business Administration (the “SBA”) under its Paycheck Protection Program in light of the impact of the COVID-19 pandemic on the AA’s business.

The PPP loan is administered by the SBA. The interest rate of the loan is 1.00% per annum and accrues on the unpaid principal balance computed on the basis of the actual number of days elapsed in a year of 365 days. Commencing ten months after the effective date of the PPP Loan, the Company is required to pay the Lender equal monthly payments of principal and interest as required to fully amortize any unforgiven principal balance of the loan by the five-year anniversary of the effective date of the PPP Loan (the “Maturity Date”). The PPP Loan contains customary events of default relating to, among other things, payment defaults, making materially false or misleading representations to the SBA or the Lender, or breaching the terms of the PPP Loan. The occurrence of an event of default may result in the repayment of all amounts outstanding under the PPP Loan, collection of all amounts owing from the Company, or filing suit and obtaining judgment against the Company. Under the terms of the CARES Act, PPP loan recipients can apply for and be granted forgiveness for all or a portion of the loan granted under the PPP. Such forgiveness will be determined, subject to limitations, based on the use of loan proceeds for payment of payroll costs and any payments of mortgage interest, rent, and utilities. Recent modifications to the PPP by the U.S. Treasury and Congress have extended the time period for loan forgiveness beyond the original eight-week period, making it possible for the Company to apply for forgiveness of its PPP loan.

February 16, 2021 – $166,700 – Global JJ Group, Inc.

On February 16, 2021, Global JJ Group, Inc. (the “JJ”) executed the standard loan documents required for securing a Paycheck Protection Program Loan (the “PPP Loan”) of $166,700 from the U.S. Small Business Administration (the “SBA”) under its Paycheck Protection Program in light of the impact of the COVID-19 pandemic on the JJ’s business.

F-16

Yoshiharu Global Co. and Subsidiaries

Notes to Consolidated Financial Statements

5.	LOAN PAYABLES, PPP (Continued)

The PPP loan is administered by the SBA. The interest rate of the loan is 1.00% per annum and accrues on the unpaid principal balance computed on the basis of the actual number of days elapsed in a year of 365 days. Commencing ten months after the effective date of the PPP Loan, the Company is required to pay the Lender equal monthly payments of principal and interest as required to fully amortize any unforgiven principal balance of the loan by the five-year anniversary of the effective date of the PPP Loan (the “Maturity Date”). The PPP Loan contains customary events of default relating to, among other things, payment defaults, making materially false or misleading representations to the SBA or the Lender, or breaching the terms of the PPP Loan. The occurrence of an event of default may result in the repayment of all amounts outstanding under the PPP Loan, collection of all amounts owing from the Company, or filing suit and obtaining judgment against the Company. Under the terms of the CARES Act, PPP loan recipients can apply for and be granted forgiveness for all or a portion of the loan granted under the PPP. Such forgiveness will be determined, subject to limitations, based on the use of loan proceeds for payment of payroll costs and any payments of mortgage interest, rent, and utilities. Recent modifications to the PPP by the U.S. Treasury and Congress have extended the time period for loan forgiveness beyond the original eight-week period, making it possible for the Company to apply for forgiveness of its PPP loan.

February 16, 2021 – $87,600 – Global BB Group, Inc.

On February 16, 2021, Global BB Group, Inc. (the “BB”) executed the standard loan documents required for securing a Paycheck Protection Program Loan (the “PPP Loan”) of $87,600 from the U.S. Small Business Administration (the “SBA”) under its Paycheck Protection Program in light of the impact of the COVID-19 pandemic on the BB’s business.

The PPP loan is administered by the SBA. The interest rate of the loan is 1.00% per annum and accrues on the unpaid principal balance computed on the basis of the actual number of days elapsed in a year of 365 days. Commencing ten months after the effective date of the PPP Loan, the Company is required to pay the Lender equal monthly payments of principal and interest as required to fully amortize any unforgiven principal balance of the loan by the five-year anniversary of the effective date of the PPP Loan (the “Maturity Date”). The PPP Loan contains customary events of default relating to, among other things, payment defaults, making materially false or misleading representations to the SBA or the Lender, or breaching the terms of the PPP Loan. The occurrence of an event of default may result in the repayment of all amounts outstanding under the PPP Loan, collection of all amounts owing from the Company, or filing suit and obtaining judgment against the Company. Under the terms of the CARES Act, PPP loan recipients can apply for and be granted forgiveness for all or a portion of the loan granted under the PPP. Such forgiveness will be determined, subject to limitations, based on the use of loan proceeds for payment of payroll costs and any payments of mortgage interest, rent, and utilities. Recent modifications to the PPP by the U.S. Treasury and Congress have extended the time period for loan forgiveness beyond the original eight-week period, making it possible for the Company to apply for forgiveness of its PPP loan.

F-17

Yoshiharu Global Co. and Subsidiaries

Notes to Consolidated Financial Statements

6.	LOAN PAYABLES, EIDL

December 31	
	2021	2020
June 13, 2020 ($150,000 - EIDL) - AA	$ 150,000	$ 150,000
June 13, 2020 ($150,000 - EIDL) - BB	150,000	150,000
July 15, 2020 ($150,000 - EIDL) - JJ	150,000	150,000
Total loans payables, EIDL	450,000	450,000
Less - current portion	(24,138)	(8,621)
Total loans payables, EIDL, less current portion	**$ 425,862**	**$ 441,379**

The following table provides future minimum payments as of December 31, 2021:

For the years ended	*Amount*
2022	$ 24,138
2023	15,517
2024	15,517
2025	15,517
2026	15,517
Thereafter	363,793
Total	**$ 450,000**

June 13, 2020 – $150,000 – Global AA Group, Inc.

On June 13, 2020, Global AA Group, Inc. (the “AA”) executed the standard loan documents required for securing a loan (the “EIDL Loan”) from the SBA under its Economic Injury Disaster Loan (“EIDL”) assistance program in light of the impact of the COVID-19 pandemic on the AA’s business.

Pursuant to that certain Loan Authorization and Agreement (the “SBA Loan Agreement”), AA borrowed an aggregate principal amount of the EIDL Loan of $150,000, with proceeds to be used for working capital purposes. Interest accrues at the rate of 3.75% per annum and will accrue only on funds actually advanced from the date of each advance. Installment payments, including principal and interest, are due monthly beginning May 14, 2021 (twelve months from the date of the SBA Loan) in the amount of $731. The balance of principal and interest is payable thirty years from the date of the SBA Loan. In connection therewith, AA also received a $10,000 grant, which does not have to be repaid. During the year ended December 31, 2020, $10,000 was recorded in other income in the Statements of Operations.

In connection therewith, AA executed (i) a loan for the benefit of the SBA (the “SBA Loan”), which contains customary events of default and (ii) a Security Agreement, granting the SBA a security interest in all tangible and intangible personal property of AA, which also contains customary events of default (the “SBA Security Agreement”).

June 13, 2020 – $150,000 – Global BB Group, Inc.

On June 13, 2020, Global BB Group, Inc. (the “BB”) executed the standard loan documents required for securing a loan (the “EIDL Loan”) from the SBA under its Economic Injury Disaster Loan (“EIDL”) assistance program in light of the impact of the COVID-19 pandemic on the BB’s business.

F-18

Yoshiharu Global Co. and Subsidiaries

Notes to Consolidated Financial Statements

6.	LOAN PAYABLES, EIDL (Continued)

Pursuant to that certain Loan Authorization and Agreement (the “SBA Loan Agreement”), BB borrowed an aggregate principal amount of the EIDL Loan of $150,000, with proceeds to be used for working capital purposes. Interest accrues at the rate of 3.75% per annum and will accrue only on funds actually advanced from the date of each advance. Installment payments, including principal and interest, are due monthly beginning May 14, 2021 (twelve months from the date of the SBA Loan) in the amount of $731. The balance of principal and interest is payable thirty years from the date of the SBA Loan. In connection therewith, BB also received a $10,000 grant, which does not have to be repaid. During the year ended December 31, 2020, $10,000 was recorded in other income in the Statements of Operations.

In connection therewith, BB executed (i) a loan for the benefit of the SBA (the “SBA Loan”), which contains customary events of default and (ii) a Security Agreement, granting the SBA a security interest in all tangible and intangible personal property of BB, which also contains customary events of default (the “SBA Security Agreement”).

July 15, 2020 – $150,000 – Global JJ Group, Inc.

On July 15, 2020, Global JJ Group, Inc. (the “JJ”) executed the standard loan documents required for securing a loan (the “EIDL Loan”) from the SBA under its Economic Injury Disaster Loan (“EIDL”) assistance program in light of the impact of the COVID-19 pandemic on the JJ’s business.

Pursuant to that certain Loan Authorization and Agreement (the “SBA Loan Agreement”), JJ borrowed an aggregate principal amount of the EIDL Loan of $150,000, with proceeds to be used for working capital purposes. Interest accrues at the rate of 3.75% per annum and will accrue only on funds actually advanced from the date of each advance. Installment payments, including principal and interest, are due monthly beginning May 14, 2021 (twelve months from the date of the SBA Loan) in the amount of $731. The balance of principal and interest is payable thirty years from the date of the SBA Loan.

7.	RESTAURANT REVITALIZATION FUND

December 31			
	2021		2020	
June 1, 2021 (700,454 - Restaurant Revitalization Fund) - JJ	$	700,454	$	-
Total restaurant revitalizaiton fund	$	700,454	$	-
Less - current portion		-		-
Total restaurant revititalization fund, less current portion	**$**	**700,454**	**$**	**-**

The following table provides future minimum payments as of December 31, 2021:

For the years ended		***Amount***
2022	$	-
2023		700,454
2024		-
2025		-
2026		-
Thereafter		-
Total	**$**	**700,454**

F-19

Yoshiharu Global Co. and Subsidiaries

Notes to Consolidated Financial Statements

7.	RESTAURANT REVITALIZATION FUND (Continued)

June 1, 2021 – $700,454 – Global JJ Group, Inc.

On June 1, 2021, Global JJ Group, Inc. (the “JJ”) executed the documents required for securing a Restaurant Revitalization Fund (the “RRF”) of $700,454 from the U.S. Small Business Administration (the “SBA”) under the American Rescue Plan Act in light of the impact of the COVID-19 pandemic on the JJ’s business.

The RRF is administered by the SBA. The interest rate of the loan is 0.00% per annum and accrues on the unpaid principal balance computed on the basis of the actual number of days elapsed in a year of 365 days. No later than March 11, 2023 (the “Maturity Date”), the Company is required to pay the Lender any unused funds as well as any funds used for non-eligible expenses. The RRF contains customary events of default relating to, among other things, payment defaults, making materially false or misleading representations to the SBA or the Lender, or breaching the terms of the RRF. The occurrence of an event of default may result in the repayment of all amounts outstanding under the RRF, collection of all amounts owing from the Company, or filing suit and obtaining judgment against the Company. Under the terms of the American Rescue Plan Act, RRF recipients can apply for and be granted forgiveness for all or a portion of the funds granted. Such forgiveness will be determined, subject to limitations, based on the use of the loan proceeds for payments of payroll costs, business mortgage obligation, rent, debt, utility, maintenance, construction of outdoor seating, supplies, food and beverage, supplier costs, and other business operating expenses.

As of December 31, 2021, none of the notes payables, loans payables, and restaurant revitalization fund noted above are in default.

8.	RELATED PARY TRANSACTIONS

The Company had the following related party transactions:

●	Due to related party – From time to time, the Company loaned money to APIIS Financial Group, a company owned by James Chae, also the majority shareholder of the Comapny. The balance is non-interest bearing and due on demand. As of December 31, 2021 and 2020, the balance was $1,383,213 and $911,411, respectively.

●	Distributions – From time to time, the Company made distributions to James Chae, the majority shareholder and CEO of the Company. For the year ended December 31, 2021 and 2020, the Mr. James Chae was distributed $696,575 and $665,194, respectively.

●	Combination of Entities Under Common Control - Effective October 2021, JJ transferred IP assets to James Chae, and then Mr. Chae contributed 100% of the equity interests in each of the Entities to Yoshiharu Holdings Co., a California corporation (“Holdings”) for purposes of consolidating the Business operations into a single entity. Mr. Chae was issued an aggregate 3,205,000 shares in Holdings, which reflected the aggregate number of shares originally issued to Mr. Chae by the Entities, in exchange for 100% of each Entity (on a 1 for 1 share exchange basis). In addition, effective October 2021, Mr. Chae transferred the IP to Holdings in exchange for the issuance of 6,245,900 shares in Holdings in order to bring his total shareholdings in Holdings up to an aggregate 9,450,900 shares. On December 9, 2021, the Company’s sole director at the time, James Chae, approved (a) a share exchange agreement, whereby, Mr. Chae, as the sole shareholder of Holdings received 9,450,900 shares of Yoshiharu, representing 100% of issued shares at that time, and Yoshiharu received all of the shares of Holdings, and (b) the redemption of 670,000 Class A shares from Mr. Chae whereby Yoshiharu would repurchase such shares from Mr. Chae at par value.

●	Private Placement - In December 2021, the Company received subscriptions for sale of 670,000 shares of Class A Common Stock to investors for $2.00 per share, for total expected proceeds of $1,340,000. Many of these investors are friends and family of James Chae, the Company’s majority shareholder.

F-20

Yoshiharu Global Co. and Subsidiaries

Notes to Consolidated Financial Statements

9.	COMMITMENTS AND CONTINGENCIES

Commitments

Operating lease right-of-use (“ROU”) assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. ROU assets represent our right to use an underlying asset for the lease term and lease liabilities represent our obligation to make lease payments arising from the lease. Generally, the implicit rate of interest in arrangements is not readily determinable and the Company utilizes its incremental borrowing rate in determining the present value of lease payments. The Company’s incremental borrowing rate is a hypothetical rate based on its understanding of what its credit rating would be. The operating lease ROU asset includes any lease payments made and excludes lease incentives. Our variable lease payments primarily consist of maintenance and other operating expenses from our real estate leases. Variable lease payments are excluded from the ROU assets and lease liabilities and are recognized in the period in which the obligation for those payments is incurred. Our lease terms may include options to extend or terminate the lease when it is reasonably certain that we will exercise that option. Lease expense for minimum lease payments is recognized on a straight-line basis over the lease term.

9.	COMMITMENTS AND CONTINGENCIES

The Company has lease agreements with lease and non-lease components. The Company has elected to account for these lease and non-lease components as a single lease component.

Contingencies

From time to time, the Company may be involved in certain legal actions and claims arising in the normal course of business. Management is of the opinion that such matters will be resolved without material effect on the Company’s financial condition or results of operations.

F-21

Yoshiharu Global Co. and Subsidiaries

Notes to Consolidated Financial Statements

10.	SHAREHOLDERS’ DEFICIT

Class A Common Stock

The Company has authorization to issue and have outstanding at any one time 49,000,000 shares of Class A common stock with a par value of $0.0001 value per share. Each share of Class A common stock will entitle its holder to one vote on all matters to be voted on by stockholders generally.

Prior to September 30, 2021, the Yoshiharu business (the “Business”) consisted of the seven separate entities listed above (collectively, the “Entities”), each wholly owned by James Chae (“Mr. Chae”), and each holding one (1) store, except for JJ, which held two stores and the Business’s intellectual property (“IP”). Effective October 2021, JJ transferred the IP to Mr. Chae. Effective October 2021, Mr. Chae contributed 100% of the equity interests in each of the Entities to Yoshiharu Holdings Co., a California corporation (“Holdings”) for purposes of consolidating the Business operations into a single entity. Mr. Chae was issued an aggregate 3,205,000 shares in Holdings, which reflected the aggregate number of shares originally issued to Mr. Chae by the Entities, in exchange for 100% of each Entity (on a 1 for 1 share exchange basis). In addition, effective October 2021, Mr. Chae transferred the IP to Holdings in exchange for the issuance of 6,245,900 shares in Holdings in order to bring his total shareholdings in Holdings up to an aggregate 9,450,900 shares.

On December 9, 2021, the Company’s sole director at the time, James Chae, approved (a) a share exchange agreement, whereby, Mr. Chae, as the sole shareholder of Holdings received 9,450,900 shares of Yoshiharu, representing 100% of issued shares at that time, and Yoshiharu received all of the shares of Holdings, and (b) the redemption of 670,000 Class A shares from Mr. Chae whereby Yoshiharu would repurchase such shares from Mr. Chae at par value.

In December 2021, the Company received subscriptions for sale of 670,000 shares of Class A Common Stock to investors for $2.00 per share, for total expected proceeds of $1,340,000. As of December 31, 2021, the Company had received $1,280,000 of the expected proceeds and recorded a Stock Subscription Receivable for the remaining $60,000. The remaining funds were received in January 2022.

Class B Common Stock

The Company has authorization to issue and have outstanding at any one time 1,000,000 shares of Class B common stock with a par value of $0.0001 per share. The shareholders of Class B common stock shall be entitled to 10 vote per share for each share of Class A common stock, and with respect to such vote, shall be entitled, notwithstanding any provision hereof, to notice of any shareholders’ meeting in accordance with the bylaws of this Company, and shall be entitled to vote together as a single class with holders of Class A common stock with respect to any question or matter upon which holders of Class A common stock have the right to vote, unless otherwise required by applicable law or our amended and restated certificate of incorporation. Class B common stock shall also entitle the holders thereof to vote as a separate class as set forth herein and as required by law.

The shareholders of Class B common stock shall be entitled to dividends as shall be declared by the Company’s Board of Directors from time to time at the same rate per share as the Class A common stock.

The shareholders of the Class B common stock shall have conversation rights with respect to the Class B common stock into shares of Class A common stock:

●	at such time as any shares of Class B common stock cease to be beneficially owned by James Chae, such shares of Class B common stock will be automatically converted into shares of Class A common stock on a one-for-one basis;
●	all of the Class B common stock will automatically convert into Class A common stock on a one-for-one basis on such date when the number of shares of Class A and Class B common stock beneficially owned by James Chae represents less than 25% of the total number of shares of Class A and Class B common stock outstanding as set forth in the Exchange Agreement; and
●	at the election of the holder of Class B common stock, any share of Class B common stock may be converted into one share of Class A common stock.

11.	EARNINGS PER SHARE

The Company calculates earnings per share in accordance with FASB ASC 260, Earnings Per Share, which requires a dual presentation of basic and diluted earnings per share. Basic earnings per share are computed using the weighted average number of shares outstanding during the fiscal year. The Company did not have any dilutive common shares for the years ended December 31, 2021 and 2020.

F-22

Yoshiharu Global Co. and Subsidiaries

Notes to Consolidated Financial Statements

12.	SUBSEQUENT EVENTS

The Company evaluated all events or transactions that occurred after December 31, 2021. During this period, the Company did not have any material recognizable subsequent events required to be disclosed other than the following:

●	January 2022 (PPP Loans) – The Company received the remaining $60,000 in proceeds from the 2021 sales of Class A Common Shares, in full satisfaction of the Share Subscription Receivable at December 31, 2021.

●	February 2022 (PPP Loans) – The Company received notification from the SBA that the balance of the PPP loans of $385,900 was fully forgiven.

●	April 2021 (SBA Loan) – The Company received approval from the SBA for an incremental loan through its Cerritos subsidiary. This loan is for $195,000 and bears interest at prime plus 2%, with an initial rate of 5.25%. The loan requires monthly payments of $2,106 and has a term of ten years from the date of initial loan disbursement.

●	February 2022 (Restaurant Opening) – The Company opened its La Mirada location in February 2022. Other locations located in Cerritos and Corona are under ongoing construction.

F-23

4,000,000 UNITS

Each Unit Consisting of One Share of Class A Common Stock and One Warrant to Purchase One Share of Class A Common Stock

PROSPECTUS

EF HUTTON

division of Benchmark Investments, LLC

          , 2022

Through and including             , 2022 (the 25th day after the date of the prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses, other than underwriting discounts and commissions, payable by the registrant in connection with the sale of units being registered. All of the amounts shown are estimated except the Securities and Exchange Commission registration fee and the FINRA filing fee.

Amount To Be Paid
SEC registration fee	$4,930.49
FINRA filing fee	8,478.13
Nasdaq listing fee	100,000.00
Printing and engraving expenses	10,000.00
Legal fees and expenses	575,000.00
Accounting fees and expenses	50,000.00
Transfer agent and registrar fees	10,500.00
Miscellaneous fees and expenses	66,091.38
Total	$825,000

Item 14.Indemnification of Directors and Officers.

Registrant is a Delaware corporation. Section 145(a) of the Delaware General Corporation Law (the “DGCL”) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorney fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Further subsections of DGCL Section 145 provide that:

(a) to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by such person in connection therewith;

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(b) the indemnification and advancement of expenses provided for pursuant to Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise; and

(c) the corporation shall have the power to purchase and maintain insurance of behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145.

As used in this Item 14, the term “proceeding” means any threatened, pending, or completed action, suit, or proceeding, whether or not by or in the right of registrant, and whether civil, criminal, administrative, investigative or otherwise.

Section 145 of the DGCL makes provision for the indemnification of officers and directors in terms sufficiently broad to indemnify officers and directors of registrant under certain circumstances from liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933. Registrant’s amended and restated certificate of incorporation provides, in effect, that, to the fullest extent and under the circumstances permitted by Section 145 of the DGCL, registrant will indemnify any and all of its officers and directors. Before the completion of this offering, registrant intends to enter into indemnification agreements with its officers and directors. These agreements will require registrant to indemnify these individuals to the fullest extent permitted under DGCL against liabilities that may arise by reason of their service, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. Registrant may, in its discretion, similarly indemnify its employees and agents. Registrant’s amended and restated certificate of incorporation also relieves its directors from monetary damages to registrant or its stockholders for breach of such director’s fiduciary duty as a director to the fullest extent permitted by the DGCL. Under Section 102(b)(7) of the DGCL, a corporation may relieve its directors from personal liability to such corporation or its stockholders for monetary damages for any breach of their fiduciary duty as directors except (i) for a breach of the duty of loyalty, (ii) for failure to act in good faith, (iii) for intentional misconduct or knowing violation of law, (iv) for willful or negligent violations of certain provisions in the DGCL imposing certain requirements with respect to stock repurchases, redemptions and dividends or (v) for any transactions from which the director derived an improper personal benefit.

Registrant has purchased insurance policies which, within the limits and subject to the terms and conditions thereof, cover certain expenses and liabilities that may be incurred by directors and officers in connection with proceedings that may be brought against them as a result of an act or omission committed or suffered while acting as a director or officer of registrant.

The form of Underwriting Agreement, to be entered into in connection with this offering and to be attached as Exhibit 1.1 hereto, provides for the indemnification by the Underwriters of us and our officers and directors for certain liabilities, including liabilities arising under the Securities Act, and affords certain rights of contribution with respect thereto.

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Item 15. Recent Sales of Unregistered Securities.

In each of these issuances the recipient represented that he or she was acquiring the shares for investment purposes only, and not with a view towards distribution or resale except in compliance with applicable securities laws. No general solicitation or advertising was used in connection with any transaction, and the certificate evidencing the securities that were issued contained a legend restricting their transferability absent registration under the Securities Act or the availability of an applicable exemption therefrom. Unless specifically set forth below, no underwriter participated in the transaction and no commissions were paid in connection with the transactions.

In September 2021, Yoshiharu Holdings was formed by James Chae as an S corporation for the purpose of acquiring all of the equity in each of the 7 restaurant store entities which were previously founded and wholly owned directly by James Chae and all of the intellectual property in the business held by James Chae in exchange for an issuance of 9,450,900 shares to James Chae, which constituted all of the issued and outstanding equity in Yoshiharu Holdings Co. Such transfers were completed in the fourth quarter of 2021.

Yoshiharu Global Co. was incorporated on December 9, 2021 in Delaware by James Chae for purposes of effecting this offering. On December 9, 2021, James Chae contributed 100% of the equity in Yoshiharu Holdings Co. to Yoshiharu Global Co. in exchange for the issuance by Yoshiharu Global Co. of 9,450,900 shares of Class A common stock to James Chae. On December 10, 2021, the Company redeemed 670,000 shares of Class A common stock from James Chae at par ($0.0001 per share). In December 2021, the Company conducted a private placement solely to accredited investors and sold 670,000 shares of Class A common stock at $2.00 per share, which the Company’s board of directors determined to reflect the then current fair market value of the Company’s Class A common stock.

The Company shall (a) issue 1,000,000 shares of Class B common stock to James Chae in exchange of 1,000,000 shares of Class A common stock currently held by James Chae, (b) issue 100,000 shares of Class A common stock to Jay Kim for services as a director and (c) issue 449,100 shares of Class A common stock to a consultant for services previously rendered to us, immediately prior to the execution of the underwriting agreement for our initial public offering.

All of the offers and sales set forth above by Yoshiharu Holdings and Yoshiharu Global Co. qualified for exemptions under Section 4(a)(2) of the Securities Act of 1933 since none of the issuances of shares involved a public offering as defined in Section 4(a)(2). We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, James Chae had necessary investment intent as required by Section 4(a)(2) since he agreed to receive share certificates bearing a legend stating that such shares are restricted pursuant to Rule 144 of the Securities Act of 1933 Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” James Chae is a “sophisticated investor”. Based on an analysis of the above factors, we believe we have met the requirements to qualify for exemption under section 4(a)(2) of the Securities Act of 1933 for these transactions.

Item 16. Exhibits and Financial Statement Schedules.

Exhibit No.	Description	Location
1.1	Form of Underwriting Agreement	Previously filed
2.1	Share Exchange Agreement, by and between James Chae and Registrant dated December 9, 2021	Filed herewith
3.1	Certificate of Incorporation of Registrant	Previously filed
3.2	Bylaws of Registrant	Previously filed
3.3	Form of Amended and Restated Certificate of Incorporation of Registrant	Previously filed
4.1	Specimen Unit Certificate	Previously filed
4.2	Specimen Class A Common Stock Certificate	Previously filed
4.3	Specimen Warrant Certificate	Previously filed
4.4	Form of Warrant Agreement	Filed herewith
4.5	Form of Representative’s Warrant	Previously filed
5.1	Opinion of K&L Gates LLP	Filed herewith
10.1	Form of IPO Lock-Up Agreement	Previously filed
10.2	Form of Director and Officer Indemnity Agreement	Previously filed
10.3	Commercial Lease by and between Daniel D. Lim and Global JJ Group, Inc. dated November 1, 2015	Previously filed
10.4	Retail Center Lease Agreement by between the Source at Beach, LLC and Global JJ Group, Inc. dated May 1, 2015	Previously filed
10.5	Commercial Lease Agreement by and between Juan Caamano and Global AA Group, Inc. dated September 6, 2016	Previously filed
10.6	Shopping Center Lease by and between La Miranda Center, Inc. and Global DD Group, Inc. dated July 1, 2020	Previously filed
10.7	Retail Lease by and between Irvine Orchard Hills Retail, LLC and Yoshiharu Irvine dated December 30, 2020	Previously filed
10.8	Lease between Tarpon Property Ownership 2 LLC and Global BB Group, Inc. dated August 22, 2019	Previously filed
10.9	Shopping Center Lease by and between the Price Reit, Inc. and Global CC Group, Inc. dated March 2, 2021	Previously filed
10.10	Lease Agreement by and between SY Ventures V, LLC and Global AA Group, Inc.	Previously filed
10.11	Lease by and between Cerritos West Covenant Group LLC and Yoshiharu Cerritos dated March 2, 2021	Previously filed
10.12	Consulting Agreement by and between Kevin Hartley and dated October 1, 2021	Previously filed
10.13	Contract Agreement by and between Life Construction Development, Inc. and Yoshiharu Ramen, dated March 23, 2021	Previously filed
10.14	Contract Agreement by and between Life Construction Development, Inc. and Yoshiharu Ramen, dated July 23, 2021	Previously filed
10.15	Contract Agreement by and between Life Construction Development, Inc. and Yoshiharu Ramen, dated March 5, 2021	Previously filed
10.16	Promissory Note, dated November 27, 2018, by and between Global AA Group, Inc., Global JJ Group, Inc. and Pacific City Bank.	Previously filed
10.17	Yoshiharu Global Co. 2022 Omnibus Equity Incentive Plan	Previously filed
21.1	Subsidiaries of the Registrant	Previously filed
23.1	Consent of Auditor	Filed herewith
23.2	Consent of K&L Gates LLP (included in Exhibit 5.1)	Filed herewith
24.1	Power of Attorney	Previously filed
107	Filing Fee Table	Previously filed

No financial statement schedules are provided because the information called for is not required or is shown in the financial statements or the notes thereto.

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Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes to provide to the underwriters, at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that   in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)	The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this registration statement as of the time it was declared effective.

(2)	For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Buena Park, State of California, on April 29, 2022.

YOSHIHARU GLOBAL CO.

By:	/s/ James Chae
Name:	James Chae
Title:	Chairman of the Board of Directors, President and Chief Executive Officer and Principal Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James Chae	Chairman of the Board of Directors, President, Chief
James Chae	Executive Officer and Principal Executive Officer	April 29, 2022

/s/ Kevin Hartley	Chief Financial Officer, Treasurer and Secretary,	April 29, 2022
Kevin Hartley	Principal Financial and Accounting Officer

/s/ Jay Kim	Director	April 29, 2022
Jay Kim

/s/ Helen Lee	Director	April 29, 2022
Helen Lee

/s/ Ho Suk Gang	Director	April 29, 2022
Ho Suk Gang

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